UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Charter Communications, Inc.

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount previously paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

**Connecting You When it Matters Most**

# Charter®
COMMUNICATIONS

Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Charter Communications, Inc. (the “Company” or “Charter”), which will be held by means of a virtual meeting on Tuesday, April 27, 2021 at 10:30 a.m. (Eastern Daylight Time).

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope that is provided, or you may vote via the Internet pursuant to the instructions on the proxy card. If you decide to attend the annual meeting, you will have the opportunity to vote in person.

On behalf of the board of directors, I would like to express our appreciation for your continued interest in Charter.

Sincerely,

Thomas M. Rutledge

Chairman and Chief Executive Officer

March 18, 2021

Charter Communications, Inc. 400 Atlantic Street Stamford, CT 06901

Notice of Annual Meeting of Stockholders

of Charter Communications, Inc.

Date:	Time:	Place:
April 27, 2021	10:30 a.m. (Eastern Daylight Time)	www.virtualshareholdermeeting.com/CHTR2021

How to Vote: By Mail By Phone By Internet At Virtual Meeting

Matters to be voted on:

1.  The election of thirteen directors, named in this proxy statement;

2.  The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2021;

3.  To vote on five stockholder proposals described in the proxy statement if properly presented at the meeting; and

4.  Any other matters properly brought before the stockholders at the meeting.

The proxy statement more fully describes these proposals.

All stockholders of record at the close of business on February 26, 2021 are invited to attend the meeting. The meeting will be held by means of a virtual meeting. You will not be able to attend the meeting in person. Instructions for how to attend the meeting are contained in the accompanying proxy statement.

By order of the Board of Directors,

Richard R. Dykhouse

Corporate Secretary

March 18, 2021

Charter Communications, Inc.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on April 27, 2021. The 2021 notice and proxy statement and the 2020 annual report to stockholders are available at www.proxyvote.com.

This proxy statement and the Notice of Internet Availability of Proxy Materials were first mailed to stockholders on or about March 18, 2021.

Questions and Answers about Voting and the Annual Meeting

What matters will be voted on at the annual meeting?

As a holder of Class A common stock, you are being asked to vote, on the following:

•	Proposal 1: To elect thirteen directors, nominated by our board of directors and named in this proxy statement;

•	Proposal 2: To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2021;

•	Proposal 3: To vote on a stockholder proposal regarding lobbying activities;

•	Proposal 4: To vote on a stockholder proposal regarding Chairman of the Board and CEO roles;

•	Proposal 5: To vote on a stockholder proposal regarding diversity and inclusion efforts;

•	Proposal 6: To vote on a stockholder proposal regarding disclosure of greenhouse gas emissions;

•	Proposal 7: To vote on a stockholder proposal regarding EEO-1 reports;

•	Proposal 8: To vote on any other matters properly brought before the stockholders at the meeting.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the thirteen directors, nominated by our board of directors and named in this proxy statement;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2021; and

•	AGAINST each of the stockholder proposals.

What if other matters come up at the annual meeting?

The items listed on the Notice of Annual Meeting of Stockholders are the only matters that we know will be voted on at the annual meeting. Your proxy gives discretionary authority to the persons named on the proxy card to vote on other matters. On such other business as may properly come before the meeting, your shares will be voted in the discretion and judgment of the proxy holder.

Who has been nominated for election as directors at the annual meeting?

The board of directors has nominated thirteen directors for election, all of whom are currently serving on our board of directors. The thirteen directors who have been nominated by the board of directors and agreed to serve as directors are Ms. Goodman and Messrs. Conn, Jacobson, Maffei, Markley, Merritt, Meyer, Miron, Newhouse, Nair, Ramos, Rutledge and Zinterhofer.

How can I participate in the annual meeting?

Due to public health and travel concerns caused by the COVID-19 pandemic, this year’s annual meeting will be accessible in a virtual-only meeting format to support the health and safety of our stockholders and employees. We have worked to offer the

Charter Communications        |    1    |        2021 Proxy Statement

same participation opportunities as if you attended the annual meeting in person. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/CHTR2021, you must enter the control number found on your proxy card, voting instruction form or notice you previously received. If you were a beneficial stockholder of Charter Class A common stock as of the Record Date (i.e., you hold your shares through a broker or other intermediary), you may submit your voting instructions only through your broker or other intermediary. Contact your broker or other intermediary if you no longer have your control number to access the meeting, which will also allow you to vote your shares at the meeting or change a prior vote. Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. There will not be guest access to the meeting. Accordingly, if you do not have your control number, you will not be able to attend the meeting. Online check-in will begin at 10:00 a.m. Eastern Daylight Time on April 27, 2021. The annual meeting will begin promptly at 10:30 a.m. Eastern Daylight Time on April 27, 2021. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted on the meeting website noted above for the annual meeting.

Stockholders will have an opportunity to submit written questions to management during the meeting. Rules of Conduct for the meeting as well as any specific requirements for questions will be posted on the website noted above for the annual meeting. Submitted questions should follow the Rules of Conduct in order to be addressed during or after the annual meeting. During the annual meeting, a list of stockholders entitled to vote at the annual meeting will also be available for inspection by stockholders for any legally valid purpose relating to the meeting.

Who can vote at the annual meeting?

As of the close of business on February 26, 2021 (the “Record Date”), a total of 215,273,098 shares of Class A common stock, including Charter Communications Holdings, LLC (“Charter Holdings”) common and preferred units on an as-if-converted or exchanged basis, are entitled to be voted by our stockholders at the annual meeting. Each holder of Class A common stock is entitled to one vote per share. Advance/Newhouse Partnership (“A/N”) holds one share of our Class B common stock, which is entitled to a number of votes equal to the number of shares of Class A common stock into which the Charter Holdings common and preferred held by A/N may be converted or exchanged. The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote. There are no other classes of common stock outstanding.

What is the difference between being a stockholder of record and a beneficial owner?

You are a stockholder of record if at the close of business on the Record Date your shares were registered in your name with Computershare Shareowner Services, our transfer agent and registrar.

You are a beneficial owner if at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not directly in your name, but are held in “street name.” As the beneficial owner of your shares, you have the right to direct your broker or other nominee how to vote your shares, i.e., for or against the proposals to be considered at the annual meeting. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. See, “What if I do not provide instructions on how to vote my shares?” below.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker or other nominee, you should return your proxy in the envelope provided by your broker or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.

What if I do not provide instructions on how to vote my shares?

If you are a stockholder of record and you submit a proxy, but do not provide voting instructions, your shares will be voted for the election of the Company’s director nominees, “FOR” the Company’s proposal as described above and “AGAINST” each of the stockholder proposals.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee has discretionary authority to vote for certain proposals, but not others pursuant to the rules of NASDAQ and the Securities and Exchange Commission (“SEC”). Brokers and other nominees have the discretion to vote on routine matters such as Proposal 2, but not on non-routine matters such as Proposals 1, or 3 through 7. Therefore, if

Charter Communications        |    2    |        2021 Proxy Statement

you do not provide voting instructions to the broker or nominee that holds your shares, the broker or nominee may only vote for Proposal 2 and any other routine matters properly presented for a vote at the annual meeting.

What is the quorum required for the meeting?

We will hold the annual meeting if holders of shares having a majority of the voting power of Charter’s capital stock as of the Record Date either sign and return their proxy cards, vote via the Internet or attend the meeting. If you sign and return your proxy card or vote via the Internet, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.

Abstentions and broker “non-votes” will be counted as present for purposes of determining whether a quorum exists at the annual meeting.

How are broker non-votes and abstentions treated?

If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker non-vote), such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters.

A stockholder may vote to “abstain” on any of the proposals. If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal.

With respect to each of the proposals, broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the annual meeting. In addition, because they do not count as votes cast, assuming a quorum is present, abstentions from voting, broker non-votes or a stockholder’s other failure to vote will have no effect on the applicable proposal.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Internet Availability of Proxy Materials.

What is the vote required for the proposals on the agenda?

The affirmative vote of the holders of a majority of the votes cast is required for approval of the matters in Proposals 1 through 7. Abstentions and broker non-votes are not considered votes cast. Accordingly, assuming a quorum is present, abstentions, broker non-votes and a stockholder’s other failure to vote will have no effect on the applicable proposal.

What are my choices in the proposals on the agenda?

On Proposal 1, for each of the director nominees you can vote your shares “FOR” a nominee, “AGAINST” a nominee or you can abstain from voting. On Proposals 2 through 7 you can vote “FOR” a proposal, vote “AGAINST” a proposal, or abstain from voting.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card. Sign and date the proxy card and mail it back to us in the enclosed envelope. If you receive more than one proxy card it may mean that you hold shares in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. The proxy holder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxy holder will vote on your behalf “FOR” each of the director nominees and the Company proposal as noted above and “AGAINST” each of the stockholder proposals and will also have discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. Stockholders may also vote their proxy by using the toll free number listed on the proxy card and following the instructions.

Charter Communications        |    3    |        2021 Proxy Statement

Can I vote via the Internet?

Stockholders with shares registered in their names with Computershare Shareowner Services, our transfer agent, may authorize a proxy via the Internet at the following address: www.proxyvote.com. A number of brokerage firms and banks participate in a program that permits Internet voting. If your shares are held in an account at a brokerage firm or bank that participates in such a program, you may direct the vote of those shares by following the instructions on the voting form enclosed with the proxy from the brokerage firm or bank.

Proxies submitted via the Internet must be received by 11:59 p.m. (EDT) on April 26, 2021. Please refer to your voting instruction form and/or your proxy card for specific voting instructions. If you vote this year’s proxy via the Internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. Making this election will save the Company the cost of producing and mailing these documents.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote at the annual meeting, you can change your vote either by giving our Corporate Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new later-dated proxy card via the Internet, by telephone or by mail. We will honor the latest dated proxy card which has been received prior to the closing of the voting. You may also attend the meeting and vote by following the instructions available on the meeting website during the meeting. If you wish to attend the annual meeting and vote your shares in person and you are the beneficial owner of your shares, you must obtain the documents required to vote your shares in person at the annual meeting from your broker or nominee. See, “How can I participate in the annual meeting?”.

Is my vote confidential?

We will maintain the confidentiality of proxy cards and other votes that identify individual stockholders unless disclosure is required by law.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been appointed to receive and tabulate stockholder votes and to act as the inspector of election and certify to the election results.

Who is soliciting my vote?

The board of directors is soliciting your vote. In addition, we retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with our 2021 annual meeting of stockholders at a total cost of approximately $20,000 plus expenses. Charter expects to solicit proxies primarily by mail, but directors, officers and other employees of Charter may also solicit in person or by internet, telephone or mail. Contact information for the proxy solicitor appears below.

Proxy Solicitor

Charter stockholders who need assistance in voting their shares or need a copy of this proxy statement should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York City, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833

Who pays for this proxy solicitation?

The Company pays for the proxy solicitation. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy material to the beneficial owners of the Class A common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses.

Charter Communications        |    4    |        2021 Proxy Statement

Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the date of the meeting and that we will post on our website promptly after it is filed.

Charter Communications        |    5    |        2021 Proxy Statement

Proposal No. 1: Election of Directors

(Item 1 on Proxy Card)

The size of our board of directors is thirteen, and we currently have thirteen members standing as nominees for election. Proxies cannot be voted for a greater number of persons than the number of nominees named. As set forth in more detail below, the Nominating and Corporate Governance Committee of the board of directors has determined that a majority of the thirteen current directors are independent.

Each of our directors is elected on an annual basis. The board of directors is soliciting your vote for the directors to be elected at the annual meeting of stockholders. Once elected, each of the directors will hold office until his or her successor is elected, or he or she resigns or is otherwise removed.

Under the Second Amended and Restated Stockholders Agreement, dated May 23, 2015, among Charter, Liberty Broadband Corporation (“Liberty Broadband”), A/N and the former Charter Communications, Inc. (the “Stockholders Agreement”), and Charter’s amended and restated certificate of incorporation, the number of Charter’s directors is fixed at thirteen. Pursuant to the Stockholders Agreement, Mr. Rutledge was also offered and accepted the role of Chairman and Chief Executive Officer (“CEO”) of the Company. Under the Stockholders Agreement, Liberty Broadband currently has the right to designate three directors as nominees for Charter’s board of directors and A/N currently has the right to designate two directors as nominees for Charter’s board of directors. Of our current directors, Messrs. Maffei, Meyer and Nair were designated by Liberty Broadband and Messrs. Miron and Newhouse were designated by A/N.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE DIRECTOR NOMINEES.

Information about the Director Nominees

The following information concerns the thirteen individuals who have been nominated by the board of directors for election by the stockholders. Each of the following individuals currently serves as a director.

Directors	Position(s)
Thomas M. Rutledge	Chairman and Chief Executive Officer
Eric L. Zinterhofer	Lead Independent Director
W. Lance Conn	Director
Kim C. Goodman	Director
Craig A. Jacobson	Director
Gregory B. Maffei	Director
John D. Markley, Jr.	Director
David C. Merritt	Director
James E. Meyer	Director
Steven A. Miron	Director
Balan Nair	Director
Michael Newhouse	Director
Mauricio Ramos	Director

Charter Communications        |    6    |        2021 Proxy Statement

Director Nominees

Thomas M. Rutledge Chairman and Chief Executive Officer Age: 67 Director Since: 2012 Committees: None

Biographical Information:

Mr. Rutledge has been the Chairman of the board of directors of Charter since May 2016 and Chief Executive Officer of the Company since February 2012. He previously also served as President of the Company from February 2012 to July 2016 and as a director since February 2012. Prior to joining Charter, Mr. Rutledge served as Chief Operating Officer of Cablevision Systems Corporation (currently part of Altice USA, “Cablevision”) from April 2004 until December 2011. A 43-year cable industry veteran, Mr. Rutledge began his career at American Television and Communications (ATC), a predecessor of Time Warner Cable Inc. (“Time Warner Cable”) where he served in many different capacities, eventually becoming President of Time Warner Cable. Mr. Rutledge currently serves on the boards of the National Cable and Telecommunications Association (“NCTA”), CableLabs and C-SPAN and formerly served as Chairman of the NCTA. In 2011, he received NCTA’s Vanguard Award for Distinguished Leadership, the cable industry’s highest honor. He is a member of the Cable Hall of Fame and was inducted into the Broadcasting and Cable Hall of Fame in 2011. He received a B.A. in economics from California University in California, Pennsylvania.

Skills and Qualifications:

Mr. Rutledge’s qualifications to sit on Charter’s board include his many years of experience as an executive in the telecommunications industry, including as our Chief Executive Officer since 2012. Mr. Rutledge is responsible for setting and executing the goals and strategies related to our business and provides the board not only with a knowledge of our day-to-day operations, but also with the essential experience, insight and expertise that can be provided only by a person who is intimately involved in running our business.

Eric L. Zinterhofer Lead Independent Director Age: 49 Director Since: 2009 Committees: Compensation and Benefits, Nominating and Corporate Governance, Section 162(m), Finance

Biographical Information:

Mr. Zinterhofer has been the Lead Independent Director of Charter’s board of directors since May 2016. He was elected to the board of Charter in November 2009 and served as non-executive Chairman of the board from December 2009 through May 2016. In 2010, Mr. Zinterhofer founded Searchlight Capital Partners, L.P., a private equity firm. Previously, he served as a senior partner at Apollo Management, L.P. and was with Apollo from 1998 until May 2010. Mr. Zinterhofer is a director of Univision Holdings, Inc., Global Eagle Entertainment, Inc., Hemisphere Media Group, and Liberty Latin America Ltd. Mr. Zinterhofer previously served as a director of Roots Corporation until 2020, TouchTunes Interactive until 2019, Liberty Cablevision of Puerto Rico until 2018, General Communication Inc. until 2018, 160 Over Ninety LLC until 2018, Hunter Boot Limited until 2015, Integra Telecom, Inc. until 2015, and Central European Media Enterprises Ltd. until 2013. Mr. Zinterhofer received B.A. degrees with Honors in Economics and European History from the University of Pennsylvania and received an M.B.A. from Harvard Business School.

Skills and Qualifications:

Mr. Zinterhofer’s qualifications to sit on Charter’s board include his extensive background in banking and investment industries and his particular knowledge and experience as a financial advisor and investor in the telecommunications industries. This knowledge and experience contributes to the board’s evaluation of financing opportunities and strategies and consideration of our capital structure, budgets and business plans, provide insight into other company board practices and strengthens the board’s collective qualifications, skills and attributes.

Charter Communications        |    7    |        2021 Proxy Statement

W. Lance Conn Independent Director Age: 52 Director Since: 2004 Committees: Compensation and Benefits (Chair), Section 162(m), Finance

Biographical Information:

Mr. Conn has served on the board of directors of Charter since September 2004. Mr. Conn is a businessman, investor and conservationist. From July 2004 to May 2009, Mr. Conn served as the President of Vulcan Capital, the investment arm of Vulcan, Inc. Prior to Vulcan, Mr. Conn was employed by America Online, Inc. from March 1996 to May 2003. From September 1994 to February 1996, Mr. Conn was an attorney with Shaw, Pittman, Potts & Trowbridge LLP in Washington, D.C. Mr. Conn was previously a director of Plains All American Pipeline, L.P. and Vulcan Energy Corporation, where he served as chairman. Mr. Conn also previously served as a director of the Seattle Seahawks, the Portland Trailblazers and Oxygen Media, and as an advisor to Makena Capital Management and Global Endowment Management. Mr. Conn holds a J.D. degree from the University of Virginia, a M.A. degree in history from the University of Mississippi and a B.A. degree in history from Princeton University.

Skills and Qualifications:

Mr. Conn’s qualifications to sit on Charter’s board include his extensive experience in the media and telecommunications industries, his experience in the investment industry and his knowledge of Charter gained from his long-term service as a director.

Kim C. Goodman Independent Director Age: 55 Director Since: 2016 Committees: Audit

Biographical Information:

Ms. Goodman was elected to the board of directors of Charter in July 2016. Ms. Goodman serves as President, Payments and Risk Solutions of Fiserv, Inc., a leading global provider of financial services and technology solutions. Ms. Goodman joined Fiserv in 2018 as Head of Card Services, and then served as Head of Merchant Joint Ventures and Acquirer Processing before assuming her current role. Prior to Fiserv, Ms. Goodman was Chief Executive Officer of Worldpay US, following seven years at American Express (AMEX), where she served as president of its Global Business Travel and Merchant Services Americas units. Prior to joining AMEX, she held executive leadership roles at Dell Inc. in Software and Peripherals, Marketing and Transactional Sales and Dell Networking. Ms. Goodman began her career in management consulting with Bain & Company, where she ascended to the role of partner. Ms. Goodman previously served as a director of Alcatel-Lucent SA, Brocade Communications Systems, and National Life Insurance Company. A graduate of Stanford University with a Master of Science in Industrial Engineering and Bachelor of Arts in Political Science, Ms. Goodman also earned a Master of Business Administration from Harvard Business School where she was a Baker Scholar.

Skills and Qualifications:

Ms. Goodman’s qualifications to sit on Charter’s board include her experience in software, networking, financial services and customer service, her experience serving on other public company boards, as well as her experience in executive leadership roles at Fiserv, Worldpay US and AMEX and previous senior leadership positions in both software and networking at Dell Inc.

Charter Communications        |    8    |        2021 Proxy Statement

Craig A. Jacobson Independent Director Age: 68 Director Since: 2010 Committees: Nominating and Corporate Governance

Biographical Information:

Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren, Richman, Rush, Kaller & Gellman, L.L.P., where he has practiced entertainment law for the past 32 years. Mr. Jacobson is a member of the board of directors of Expedia, Inc., Oaktree Strategic Income Corporation (OCSIC) and Oaktree Specialty Lending Corporation (OCSLC). Mr. Jacobson was a director of Ticketmaster from August 2008 until its merger with Live Nation Entertainment Company in January 2010 and a director of Tribune Media Company from December 2012 until its sale in 2019. Mr. Jacobson received a Bachelor of Arts degree from Brown University, where he was a member of Phi Beta Kappa, and his J.D. degree with Honors from George Washington University School of Law.

Skills and Qualifications:

Mr. Jacobson’s qualifications to sit on Charter’s board include his experience with the creative and business aspects of the cable television industry, his previous public and private company board experience, and his understanding of the media industry, including the motion picture, television and digital businesses. Mr. Jacobson also has extensive legal and business knowledge and experience in corporate governance matters as well as significant financial knowledge gained during his thirty years practicing law and advising media companies.

Gregory B. Maffei Independent Director Age: 60 Director Since: 2013 Committees: Compensation and Benefits, Finance

Biographical Information:

Mr. Maffei has served as a director and the President and Chief Executive Officer of Liberty Media Corporation (including its predecessor) since May 2007 and Liberty Broadband Corporation since June 2014 (a stockholder of Charter, since its spinoff from Liberty Media Corporation (“Liberty Media”) in November 2014). He has served as a director, the President and Chief Executive Officer of Liberty TripAdvisor Holdings, Inc. since July 2013 and as its Chairman of the Board since June 2015. Mr. Maffei also served as the President and Chief Executive Officer of Qurate Retail, Inc., which was formerly known as Liberty Interactive Corporation (including its predecessor), from February 2006 to March 2018, having served as CEO-Elect from November 2005 through February 2006, and a director and the President and Chief Executive Officer of GCI Liberty, Inc. from March 2018 to December 2020. Prior to his service with Liberty Media and its affiliates, Mr. Maffei served as the President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360networks Corporation, and Chief Financial Officer of Microsoft Corporation. Mr. Maffei has served as (i) Chairman of the Board of Qurate Retail, Inc. since March 2018 and a director since November 2005, (ii) the Chairman of the Board of Liberty TripAdvisor Holdings, Inc. since June 2015 and a director since July 2013, (iii) the Chairman of the Board of Live Nation Entertainment, Inc. since March 2013 and a director since February 2011, (iv) the Chairman of the Board of Tripadvisor, Inc. since February 2013, (v) the Chairman of the Board of Sirius XM Holdings Inc. since April 2013, and as a director since March 2009; and (vi) a director of Zillow Group, Inc. since February 2015, having previously served as a director of its predecessor, Zillow, Inc., from May 2005 to February 2015. He previously served as (i) a director of DIRECTV and its predecessors from February 2008 to June 2010; (ii) a director of Electronic Arts, Inc. from June 2003 to June 2013; (iii) a director of Barnes & Noble, Inc. from September 2011 to April 2014; (iv) Chairman of the Board of Starz from January 2013 until its acquisition by Lions Gate Entertainment Corp. in December 2016; and (v) Chairman of the Board of Pandora Media, Inc. from September 2017 to February 2019. Mr. Maffei is a member of the Board of Trustees of Dartmouth College and the Council on Foreign Relations. Mr. Maffei has an M.B.A. from Harvard Business School, where he was a Baker Scholar, and a B.A. from Dartmouth College.

Skills and Qualifications:

Mr. Maffei’s qualifications to sit on Charter’s board include his significant financial and operational experience based on his current senior policy making positions at the Liberty companies described above and his previous executive positions at Oracle Corporation, 360networks and Microsoft. In addition, Mr. Maffei has extensive public company board experience. He provides our board with an executive leadership perspective on the strategic planning for, and operations and management of, large public companies and risk management principles.

Charter Communications        |    9    |        2021 Proxy Statement

John D. Markley, Jr. Independent Director Age: 55 Director Since: 2009 Committees: Nominating and Governance (Chair), Audit

Biographical Information:

Mr. Markley is Managing Director of Bear Creek Capital, an investment firm focused on public and private companies in the communications, media and technology industries. Mr. Markley also is a partner at New Amsterdam Growth Capital. From 1996 to 2009, Mr. Markley was a partner at Columbia Capital, a venture capital firm, where he served on the board of numerous private companies. Mr. Markley is a director of Interdigital, Inc. where he serves as the Chair of its governance committee and member of its audit committee. Mr. Markley previously served as Chairman of the Board of BroadSoft, Inc. until its acquisition by Cisco Systems, Inc. in February 2018 where he also served on the compensation committee, and as a director of Millennial Media, Inc. from July 2006 to May 2014. Mr Markley also is currently a director of numerous private companies in the communications, media and technology industries. Mr. Markley received a B.A. degree from Washington & Lee University and an M.B.A degree from Harvard Business School.

Skills and Qualifications:

Mr. Markley’s qualifications to sit on Charter’s board include his private equity and operating experience and his extensive experience with communications, media and technology companies, which allow him to contribute guidance and advice relating to the development and execution of the company’s strategy and analysis of potential business opportunities.

David C. Merritt Independent Director Age: 66 Director Since: 2003 Committees: Audit (Chair), Finance

Biographical Information:

Mr. Merritt is a private investor and consultant. From March 2009 to December 2013, he served as the president of BC Partners, Inc., a financial advisory firm. From October 2007 to March 2009, Mr. Merritt served as Senior Vice President and Chief Financial Officer of iCRETE, LLC. From 1985 to 1999, Mr. Merritt was an audit and consulting partner of KPMG serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt sits on the board of directors and Audit Committee of Taylor Morrison Home Corporation. Mr. Merritt previously served as a director and as the Chairman of the Audit Committee of Calpine Corporation until March 2018. He was also a director of Buffet Restaurants Holdings, Inc. until August 2015 and he served as a director of Outdoor Holdings, Inc. until May 2013. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University — Northridge.

Skills and Qualifications:

Mr. Merritt’s qualifications to sit on Charter’s board include his many years of experience as an audit and consulting partner with a major accounting firm, as a director and audit committee member, and in the media industry. As a seasoned director and audit committee chair with extensive accounting, financial reporting and audit committee experience, Mr. Merritt brings a strong background in leadership, governance and corporate finance to our board.

Charter Communications        |    10    |        2021 Proxy Statement

James E. Meyer Independent Director Age: 66 Director Since: 2018 Committees: Nominating and Corporate Governance

Biographical Information:

Mr. Meyer served as Chief Executive Officer of Sirius XM Holdings Inc. (“Sirius XM”), an audio entertainment provider, from December 2012 until his retirement on December 31, 2020. Mr. Meyer has been a director of Sirius XM since 2013 and is currently serving as Vice Chairman of the Sirius XM board. Previously, Mr. Meyer was the President, Operations and Sales, of Sirius XM. Prior to joining Sirius XM in May 2004, Mr. Meyer was the President of Aegis Ventures, a general management consulting company. Before Aegis, he held a number of senior management positions in consumer electronics over a 25 year period, including as the Senior Executive Vice President of Digital Media Solutions of Thomson, a worldwide leader in consumer electronics. Prior to joining Thomson, Mr. Meyer held senior management positions at General Electric and RCA. Mr. Meyer served as Chairman of the Board of Directors and a director of TiVo Corporation (and Rovi Corporation prior to its merger with TiVo Corporation) until 2020 and served as a director of Pandora Media, Inc. until 2019.

Skills and Qualifications:

Mr. Meyer’s qualifications to sit on Charter’s board include his expertise in media and business and his extensive managerial experience. Mr. Meyer brings to our board demonstrated management ability at senior levels and critical industry, technology and operational insights.

Steven A. Miron Independent Director Age: 54 Director Since: 2016 Committees: Compensation and Benefits

Biographical Information:

Mr. Miron is the Chief Executive Officer of Advance/Newhouse Partnership, a privately held media company headquartered in Syracuse, New York and a senior executive officer at Advance, a private, family-held business that owns and invests in companies across media, entertainment, technology, communications, education and other promising growth sectors. Advance’s portfolio includes Condé Nast, which produces high quality content in a variety of media formats, including print, digital and video, for global audiences; Advance Local, one of America’s largest local digital media and marketing groups operating in 20 cities; Stage Entertainment, one of the world’s leading producers of musical theatre, operating a network of 17 premier theatres across continental Europe; The IRONMAN Group, the world’s largest mass participation sports platform; American City Business Journals, the largest publisher of local business news, information and events in the United States, covering 44 cities; Leaders Group, a global business intelligence platform for sports and gaming professionals; Turnitin, a leading provider of educational technology to promote academic integrity, streamline grading and feedback and improve educational outcomes; 1010data, a leading provider of cloud-based data analytics; and POP, a digital marketing agency. Advance holds an approximately 13% interest in Charter and is among the largest shareholders in Discovery, Inc., which provides cable television channels and programming in 220 countries and territories, and Reddit. Mr. Miron previously served as President of Bright House Networks from July 2002 to May 2008 and as Chief Executive Officer from May 2008 until May 2016, when Bright House Networks was acquired by Charter. Mr. Miron currently serves as a director of Discovery, Inc. and was previously a member of the board of directors of C-SPAN, the National Cable & Telecommunications Association and CableLabs. Mr. Miron also currently serves on the Crouse Health Foundation Board of Trustees and the Board of Directors for the Jewish Community Foundation of Central New York. He previously served for several years on the Board of Directors and executive committee for CTAM and the Board of Directors for Emma Bowen Foundation and CTAM Educational Foundation. Mr. Miron is a graduate of American University.

Skills and Qualifications:

Mr. Miron’s qualifications to sit on Charter’s board include his extensive experience as a cable television executive and his experience in the media and technology industries. Mr. Miron has developed a deep understanding of our industry and his expertise in the cable television industry makes him a valued presence on our board.

Charter Communications        |    11    |        2021 Proxy Statement

Balan Nair Independent Director Age: 54 Director Since: 2013 Committees: None

Biographical Information:

Mr. Nair is President and Chief Executive Officer and a director of Liberty Latin America Ltd., an integrated telecommunications company focused on the Caribbean Islands and Latin America. Mr. Nair is an experienced and proven business executive with more than 20 years in the telecommunications industry. He has been a part of the Liberty family of companies since 2007, when he joined Liberty Global as its Senior Vice President and Chief Technology Officer. He most recently served as Executive Vice President and Chief Technology and Innovation Officer. In this role, he was responsible for overseeing Liberty Global’s worldwide network, as well as Technology and Innovation operations, including Product Development, IT, Network Operations, Mobile Operations and Global Supply Chain functions. He was also responsible for Corporate Strategy and Venture investments. Mr. Nair was an executive officer of Liberty Global and sat on Liberty Global’s Executive Leadership Team and the Investment Committee. Prior to joining Liberty Global, from December 2006 to June 2007, Mr. Nair served as Chief Technology Officer and Executive Vice President for AOL LLC, a global web services company. Prior to his role at AOL, he spent more than 12 years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer. Mr. Nair sits on the board of directors and compensation committee of Adtran Corporation. Mr. Nair previously served as a director of Telenet Group Holding, N.V., which trades on EN Brussels. He holds a patent in systems development and is a Licensed Professional Engineer in Colorado. Mr. Nair holds an M.B.A. and a B.S. in electrical engineering, both from Iowa State University.

Skills and Qualifications:

Mr. Nair’s qualifications to sit on Charter’s board include his significant executive experience in building, integrating and managing technology businesses and his in-depth knowledge of all aspects of technology for delivering telecommunications systems.

Michael A. Newhouse Independent Director Age: 61 Director Since: 2016 Committees: Nominating and Corporate Governance, Finance

Biographical Information:

Mr. Newhouse is a co-president at Advance, a private, family-held business that owns and invests in companies across media, entertainment, technology, communications, education and other promising growth sectors. Advance’s portfolio includes Condé Nast, which produces high quality content in a variety of media formats, including print, digital and video, for global audiences; Advance Local, one of America’s largest local digital media and marketing groups operating in 20 cities; Stage Entertainment, one of the world’s leading producers of musical theatre, operating a network of 17 premier theatres across continental Europe; The IRONMAN Group, the world’s largest mass participation sports platform; American City Business Journals, the largest publisher of local business news, information and events in the United States, covering 44 cities; Leaders Group, a global business intelligence platform for sports and gaming professionals; Turnitin, a leading provider of educational technology to promote academic integrity, streamline grading and feedback and improve educational outcomes; 1010data, a leading provider of cloud-based data analytics; and POP, a digital marketing agency. Advance holds an approximately 13% interest in Charter and is among the largest shareholders in Discovery, Inc., which provides cable television channels and programming in 220 countries and territories, and Reddit. Mr. Newhouse is a graduate of Tufts University.

Skills and Qualifications:

Mr. Newhouse’s qualifications to sit on Charter’s board include his extensive experience in the cable television, media and technology industries. Mr. Newhouse has developed a deep understanding of our industry and his expertise in the cable television industry makes him a valued member of our board.

Charter Communications        |    12    |        2021 Proxy Statement

Mauricio Ramos Independent Director Age: 52 Director Since: 2016 Committees: Compensation and Benefits

Mr. Ramos has been the Chief Executive Officer of Millicom International Cellular S.A. (“Millicom”), a Luxembourg public liability company traded on the Stockholm and U.S. NASDAQ stock exchange since April 2015 and was elected as an Executive Director in June 2020. Millicom is a leading telecommunications and media company dedicated to emerging markets in Latin America and Africa. Before joining Millicom, he was President of Liberty Global’s Latin American division, a position he held from 2006 until February 2015. During his career at Liberty Global, Mr. Ramos held several leadership roles, including positions as Chairman and CEO of VTR in Chile and President of Liberty Puerto Rico. Throughout this period he has successfully developed both mobile and broadband businesses in Latin America, delivering solid operational improvement and outstanding financial results. Mr. Ramos previously served as Chairman of the Board of TEPAL, the Latin American Association of Cable Broadband Operators and he also previously served as member of the board of directors of the GSMA. He is a citizen of the United States and Colombia and received a degree in Economics, a degree in Law, and a postgraduate degree in Financial Law from Universidad de los Andes in Bogota.

Skills and Qualifications:

Mr. Ramos’ qualifications to sit on Charter’s board include his significant executive experience in the telecommunications and media industries. His experience in these areas as well as his experience developing both mobile and broadband businesses make him a valued member of our board.

Board of Directors and Committees of the Board of Directors

Our board of directors meets regularly throughout the year on an established schedule. The board also holds special meetings and executive sessions and acts by written consent from time to time as necessary. The Company held an annual stockholders’ meeting in 2020, which all of the directors attended. Members of the board of directors are encouraged to attend the annual meeting each year. In 2020, the full board of directors held thirteen meetings and acted two times by unanimous written consent. All directors attended 75% or more of the aggregate meetings of the board and of the board committees on which they served during 2020.

The board of directors delegates authority to act with respect to certain matters to board committees whose members are appointed by the board of directors. The current standing committees of the board of directors are the following: Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee, Section 162(m) Committee and Finance Committee. The Audit, Compensation and Benefits, Nominating and Governance and Finance Committees each have a charter that is available on the “Investor Relations” section of our website at ir.charter.com.

Charter’s Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, reviewing the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and reviewing our risk management program. During 2020, the Audit Committee members consisted of Messrs. Merritt and Markley and Ms. Goodman. Mr. Merritt is Chairman of the Audit Committee. Charter’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations. All members of the Audit Committee were determined by the board of directors in 2020 to be independent in accordance with the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee met four times in 2020.

The Compensation and Benefits Committee reviews and approves the compensation of the senior management of the Company. During 2020, Messrs. Conn, Maffei, Miron, Ramos and Zinterhofer served on the Compensation and Benefits Committee. Mr. Conn served as the Chairman of the Compensation and Benefits Committee during 2020. All members of the Compensation and Benefits Committee were determined by the board of directors in 2020 to be independent in accordance with the listing standards of NASDAQ and Rule 10C of the Securities Exchange Act of 1934, as amended. The Compensation and Benefits Committee met seven times and acted two times by unanimous written consent during 2020.

The Nominating and Corporate Governance Committee oversees corporate governance, including recommending board and committee nominations, overseeing the Corporate Governance Guidelines, reviewing and reporting to the board as to director

Charter Communications        |    13    |        2021 Proxy Statement

independence and overseeing environmental, social and governance matters. During 2020, Messrs. Markley, Meyer, Jacobson, Newhouse and Zinterhofer served on the Nominating and Corporate Governance Committee. Mr. Markley is the Chairman of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee were determined by the board in 2020 to be independent in accordance with the listing standards of NASDAQ. The Nominating and Corporate Governance Committee considers candidates proposed by stockholders if adequate information is submitted in a timely manner (see “Nomination and Qualifications of Directors” below). The Nominating and Corporate Governance Committee met four times in 2020.

The Section 162(m) Committee reviews the Company’s compensation for purposes of qualifying as performance-related compensation and thus meeting the provisions under Internal Revenue Code Section 162(m) for deductibility. In 2020, the Section 162(m) Committee was comprised of Messrs. Conn and Zinterhofer. In 2020, this committee acted four times by unanimous written consent.

The Finance Committee reviews the Company’s financing activities and approves the terms and conditions of certain financing transactions, in consultation with the Company’s legal and financial advisors. During 2020, Messrs. Conn, Maffei, Merritt, Newhouse and Zinterhofer served on the Finance Committee. The Finance Committee met once and acted eight times by unanimous written consent during 2020.

In addition to the standing committees described above, from time to time, the board of directors may create “ad hoc” committees for specific projects or transactions.

The Company’s Nominating and Corporate Governance Committee of the board of directors and the board of directors have determined that a majority of the thirteen current directors are independent. The Nominating and Corporate Governance Committee and the board of directors have specifically determined that Ms. Goodman and Messrs. Conn, Jacobson, Markley, Merritt, Ramos and Zinterhofer are independent directors under NASDAQ rules. The Nominating and Corporate Governance Committee and the board of directors also determined that Messrs. Maffei, Meyer and Nair are independent under the NASDAQ rules; however, due to their status or relationship with Liberty Broadband, a stockholder of the Company, they would not be considered independent under SEC rules for Audit Committee membership purposes. Similarly, the Nominating and Corporate Governance Committee and the board of directors determined that Messrs. Miron and Newhouse are independent under the NASDAQ rules; however, due to their status or relationship with A/N, a stockholder of the Company, they would not be considered independent under SEC rules for Audit Committee membership purposes. The Nominating and Corporate Governance Committee and the board of directors further determined that Messrs. Maffei, Meyer, Miron, Nair and Newhouse’s status or relationship with a stockholder of the Company does not prohibit a finding of independence under SEC rules and NASDAQ Rule 5605(d)(2) for Compensation and Benefits Committee membership purposes. Mr. Rutledge is the Chairman and CEO of the Company and is thus not independent.

Nomination and Qualifications of Directors

Candidates for director are nominated by the board of directors, based on the recommendation of the Nominating and Corporate Governance Committee and subject to certain requirements under the Stockholders Agreement. Charter’s Corporate Governance Guidelines provide that, among other things, candidates for new board membership to be considered by Charter’s board of directors should be individuals from diverse business and professional backgrounds with unquestioned high ethical standards and professional achievement, knowledge and experience. The Corporate Governance Guidelines provide that a candidate’s contribution of diversity to the board of directors (based on common factors associated with diversity such as gender, race/ethnicity and other background characteristics that enhance the diversity of the board) will be one of the many elements to be considered in evaluating candidates. Further, the board of directors and the Nominating and Corporate Governance Committee believe that it is important that board members represent diverse viewpoints. In considering candidates for the board of directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. In addition, director candidates must be individuals with the time and commitment necessary to perform the duties of a board member and other special skills that complement or supplement the skill sets of current directors.

We believe that the board of directors is comprised of an effective mix of experience, backgrounds, knowledge, and skills, including the following:

•	Nine directors have experience and demonstrated expertise in managing large, complex organizations, such as serving as CEOs or next-level executives of a significant company or organization;

Charter Communications        |    14    |        2021 Proxy Statement

•	Four directors have significant financial, accounting or other risk management expertise;

•	Two directors have significant technology and product development experience; and

•	Eleven directors have experience on one or more boards of other significant public or nonprofit organizations.

In addition, we believe that all of our directors have the following attributes that positively contribute to our board of directors:

•	Experience with video, internet, telephone, wireless or media businesses;

•	Experience with significant transactions, including financings, investments and acquisitions;

•	Judgment, skill, integrity and reputation; and

•	Diversity of life experiences and backgrounds, as well as gender and ethnic diversity.

In January 2016, Charter entered into a memorandum of understanding (the “MOU”) with leaders of several leading national civic organizations that took effect upon the closing of the Transactions (as defined below). The MOU identifies specific diversity initiatives and establishes a plan of action to guide the collaborative efforts of the Company and a wide array of diverse civic and leadership organizations. As part of the MOU, Charter committed to a number of concrete actions, including appointing at least one African American, one Asian American/Pacific Islander and one Latino American to its newly formed board of directors within two years of the close of the Transactions. Charter has met this commitment.

Stockholders may nominate persons to be directors by following the procedures set forth in our Bylaws. These procedures require the stockholder to deliver timely notice to the Corporate Secretary at our principal executive offices. That notice must contain the information required by the Bylaws about the stockholder proposing the nominee and about the nominee. No stockholder nominees have been proposed for this year’s meeting.

Stockholders also are free to suggest persons directly to the board of directors to consider as nominees. The board of directors will consider those individuals if adequate information is submitted in a timely manner (see “Stockholder Proposals for 2022 Annual Meeting” below for deadline requirements) in writing to the board of directors at the Company’s principal executive offices, in care of the General Counsel.

In July 2018, Dr. John C. Malone retired from the board of directors, but continues to serve as a director emeritus. As a director emeritus, Dr. Malone continues to attend board of director meetings, but does not have a vote on matters presented. Dr. Malone previously served on the board of directors as a designee of Liberty Broadband under the terms of the Stockholders Agreement.

Governance Impacts of TWC and Bright House Transactions

On May 23, 2015, the Company entered into an Agreement and Plan of Mergers (the “Merger Agreement”) with the company formerly known as Charter Communications, Inc. (“Legacy Charter”), Time Warner Cable Inc. (“Legacy TWC”), and certain other subsidiary entities, pursuant to which the parties engaged in a series of transactions that resulted in Legacy Charter and Legacy TWC becoming wholly owned subsidiaries of Charter (the “TWC Transaction”), on the terms and subject to the conditions set forth in the Merger Agreement. After giving effect to the TWC Transaction, Charter became the new public company parent that holds the operations of the combined companies.

On March 31, 2015, the Company entered into a definitive Contribution Agreement (the “Contribution Agreement”), which was amended on May 23, 2015 in connection with the execution of the Merger Agreement, with A/N, A/NPC Holdings LLC, Legacy Charter and Charter Communications Holdings, LLC (“Charter Holdings”), pursuant to which the Company became the owner of the membership interests in Bright House Networks, LLC (“Bright House”) and any other assets (other than certain excluded assets and liabilities and non-operating cash) primarily related to Bright House (the “Bright House Transaction,” and together with the TWC Transaction, the “Transactions”).

In connection with the Transactions on May 23, 2015, Charter entered into the Amended and Restated Stockholders Agreement with Liberty Broadband Corporation (“Liberty Broadband”), A/N and Legacy Charter and the Charter Holdings Limited Liability Operating Agreement (“LLC Agreement”) with Liberty Broadband and A/N. Under the Stockholders Agreement, Liberty Broadband has designated Messrs. Maffei, Meyer and Nair as director nominees and A/N has designated Messrs. Miron and Newhouse as director nominees.

Charter Communications        |    15    |        2021 Proxy Statement

Under the terms of the Stockholders Agreement and Charter’s amended and restated certificate of incorporation, the number of Charter’s directors is fixed at thirteen. Pursuant to the Stockholders Agreement, Mr. Rutledge was also offered and accepted the role of Chairman and CEO of the Company. Two designees selected by A/N are members of the board of directors of Charter and three designees selected by Liberty Broadband are members of the board of directors of Charter. The remaining eight directors are not affiliated with either A/N or Liberty Broadband. Each of A/N and Liberty Broadband is entitled to designate at least one director to each of the committees of Charter’s board of directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty Broadband, and provided that the Nominating and Corporate Governance Committee and the Compensation and Benefit Committee each have at least a majority of directors independent from A/N, Liberty Broadband and the Company (referred to as the “unaffiliated directors”). Each of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee is currently comprised of three unaffiliated directors and one designee of each of A/N and Liberty Broadband. Neither A/N nor Liberty Broadband has designated a director to serve on the Audit Committee that meets applicable stock exchange listing rules, but each has designated a director to serve in an observer role on the Audit Committee. A/N and Liberty Broadband also have certain other committee designation and other governance rights. Upon the closing of the Transactions, Mr. Rutledge, the Company’s CEO, became the Chairman of the board of Charter.

Under the Stockholders Agreement, Liberty Broadband and A/N are required to vote (subject to the applicable voting cap) their respective shares of Charter Class A common stock and Charter Class B common stock for the director nominees nominated by the nominating and corporate governance committee of the board of directors, including the respective designees of Liberty Broadband and A/N, and against any other nominees, except that, with respect to the unaffiliated directors, Liberty Broadband and A/N must instead vote in the same proportion as the voting securities are voted by stockholders other than A/N and Liberty Broadband or any group which includes any of them are voted, if doing so would cause a different outcome with respect to the unaffiliated directors.

Board Leadership Structure, Company Strategy and Risk Oversight

Mr. Rutledge is the Chairman of the board of directors and Mr. Zinterhofer is the Lead Independent Director. Although the Company previously separated the roles of CEO and Chairman of the board, in connection with the negotiation of the Transactions, the Company determined that it was in the best interest of the combined company to combine the roles. The Chairman and CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Lead Independent Director consults with the Chairman and CEO and presides over meetings of the board of directors when the Chairman and CEO is not present as well as providing leadership for the non- A/N and non- Liberty Broadband directors.

Every year, the Nominating and Corporate Governance Committee reviews and makes a recommendation on the appropriate governance framework for board leadership. The Committee takes into consideration governance best practices and the facts and circumstances of our board. In connection with this process, the Company determined that board leadership is best provided through the combination of a unified Chairman and CEO, a clearly defined and significant lead independent director role, active and strong committee chairs, and independent-minded, skilled, engaged, diverse and committed directors. The board believes that its current structure and governance allows it to provide effective challenge and oversight of management.

The Board regularly discusses with management the Company’s competitive positioning, strategic dynamics and business priorities. We are a leading broadband connectivity company and cable operator serving more than 31 million customers in 41 states through our Spectrum brand. Over an advanced high-capacity, two-way telecommunications network, we offer a full range of state-of-the-art residential and business services including Spectrum Internet, TV, Mobile and Voice. For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. We also distribute award-winning news coverage, sports and high-quality original programming to our customers through Spectrum Networks and Spectrum Originals.

The Board discusses and advises management with respect to the Company’s strategies to effectively operate within each of our service areas. These discussions support our core strategy, which is to use our network to deliver high quality products at competitive prices, combined with outstanding customer service. This strategy, combined with simple, easy to understand pricing and packaging, is central to our goal of growing our customer base while selling more of our core connectivity services, which include both fixed and mobile Internet, video and voice services, to each individual customer. We execute this strategy

Charter Communications        |    16    |        2021 Proxy Statement

by managing our operations in a consumer-friendly, efficient and cost-effective manner. Our operating strategy includes insourcing nearly all of our customer care and field operations workforces, which results in higher quality service delivery. While an insourced operating model can increase the field operations and customer care costs associated with individual service transactions, the higher quality nature of insourced labor service transactions significantly reduces the volume of service transactions per customer, more than offsetting the higher investment made in each insourced service transaction. As we reduce the number of service transactions and recurring costs per customer relationship, we continue to provide our customers with products and prices that we believe provide more value than what our competitors offer. The combination of offering high quality, competitively priced products and outstanding service, allows us to both increase the number of customers we serve over our fully deployed network, and to increase the number of products we sell to each customer. This combination also reduces the number of service transactions we perform per relationship, yielding higher customer satisfaction and lower customer churn, resulting in lower costs to acquire and serve customers and greater profitability.

In addition to discussions with management, our non-management directors meet regularly in executive sessions that are chaired by our Lead Independent Director with no member of management present. Non-management directors use these executive sessions to discuss matters of concern, as well as evaluations of the CEO and senior management, management and board successions, matters to be included on board agendas, and additional information the board would like management to provide to them.

The chairs and all members of the board committees are independent directors. These chairs shape the agenda and information presented to their committees. Oversight of critical issues within these committees is owned by the independent directors. All directors have full access to all members of management and all employees on a confidential basis.

The full board of directors oversees the various risks to the Company, delegating to the various committees specific responsibilities. The Audit Committee reviews our Enterprise Risk Management (“ERM”) Program on a regular basis, and the board of directors regularly reviews reports from management and the Audit Committee regarding the ERM Program. The Audit Committee meets regularly with members of management in executive session, as well as separately with each of the General Counsel, the Senior Vice President of Internal Audit Services and representatives of our independent registered public accounting firm. The Compensation and Benefits Committee oversees our succession planning and compensation policies and practices, including reviewing our incentive and equity-based compensation plans and benefits plans. The Nominating and Corporate Governance Committee oversees corporate governance, including recommending board and committee nominations and the Corporate Governance Guidelines and determining director independence.

Risk Assessment

An independent consultant was engaged to perform a risk assessment of the Company’s compensation programs and did not identify any material risks that might adversely impact the financial health or performance of the Company. After review of the work and conclusion of the independent consultant, the Compensation and Benefits Committee agreed with the conclusion reached by the independent consultant.

Stockholder Contact with Directors

Individuals may communicate directly with members of the board of directors or members of the board’s standing committees by writing to the following address:

Charter Communications, Inc.

400 Atlantic Street

Stamford, CT 06901

Attn: Corporate Secretary

The Corporate Secretary will summarize all correspondence received, subject to the standards below, and periodically forward summaries to the board of directors. Members of the board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the board of directors, a standing committee of the board of directors, or any individual member of the board of directors or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded. Communications including substantive accounting matters will be forwarded to the Chair of the Audit Committee.

Charter Communications        |    17    |        2021 Proxy Statement

2020 Director Compensation

The non-employee director compensation package for 2020 included an annual retainer of $120,000 in cash or equity. The non-employee director compensation package also included an annual award of $180,000 in restricted stock, except with respect to the Lead Independent Director, who received an annual award of $330,000 in restricted stock. In addition to these annual retainers, under the non-employee director compensation package, the Audit Committee chair receives $30,000 per year, the Compensation and Benefits Committee chair receives $25,000 per year, and the Nominating and Corporate Governance Committee chair receives $20,000 per year. Each Audit Committee member (including the chair) receives $30,000 per year, each Compensation and Benefits Committee member (including the chair) receives $25,000 per year, each Finance Committee member receives $20,000 per year and each Nominating and Corporate Governance Committee member (including the chair) receives $20,000 per year. Mr. Rutledge, Charter’s Chairman and CEO, was the only current director who was also an employee during 2020.

The following table sets forth information regarding the compensation paid or issued to those non-employee members of the board of directors listed below for services rendered for the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
W. Lance Conn	190,000	179,613	369,613
Kim C. Goodman	30,000	299,186	329,186
Craig Jacobson	20,000	299,186	319,186
Gregory B. Maffei	45,000	299,186	344,186
John D. Markley, Jr.	190,000	179,613	369,613
David Merritt	200,000	179,613	379,613
James E. Meyer	140,000	179,613	319,613
Steven A. Miron	25,000	299,186	324,186
Balan Nair	—	299,186	299,186
Michael Newhouse	160,000	179,613	339,613
Mauricio Ramos	145,000	179,613	324,613
Eric Zinterhofer	65,000	449,536	514,536

(1)

Cash compensation to the directors is paid in advance on a quarterly basis. In addition to the annual retainer, Mr. Conn received payments for his service as the Compensation and Benefits Committee chair, as a member of the Compensation and Benefits Committee and as a member of the Finance Committee. Ms. Goodman elected to receive her annual retainer in equity for 2020 and she received payments for her service as a member of the Audit Committee. Mr. Jacobson elected to receive his annual retainer in equity for 2020 and he received payments for his service as a member of the Nominating and Corporate Governance Committee. Mr. Maffei elected to receive his annual retainer in equity for 2020 and he received payments for his service as a member of the Compensation and Benefits Committee and as a member of the Finance Committee. In addition to the annual retainer, Mr. Markley received payments for his service on the Audit Committee, and as chair and as a member of the Nominating and Corporate Governance Committee. In addition to the annual retainer, Mr. Merritt received payments for his service as chair and as a member of the Audit Committee and for his service on the Finance Committee. In addition to the annual retainer, Mr. Meyer received payments for his service as a member of the Nominating and Corporate Governance Committee. Mr. Miron elected to receive his annual retainer in equity for 2020 and he received payments for his service on the Compensation and Benefits Committee. Mr. Nair elected to receive his annual retainer in equity for 2020 and did not serve on any committees during 2020. In addition to the annual retainer, Mr. Newhouse received payments for his service as a member of the Nominating and Corporate Governance Committee and as a member of the Finance Committee. In addition to the annual retainer, Mr. Ramos received payments for his service on the Compensation and Benefits Committee. Mr. Zinterhofer elected to receive his annual retainer in equity for 2020 and he received payments for his service as a member of the Compensation and Benefits Committee, the Finance Committee and the Nominating and Corporate Governance Committee.

Charter Communications        |    18    |        2021 Proxy Statement

(2)

Represents the grant date fair value of restricted stock grants for directors, which were granted on April 28, 2020 and vest one year after the date of grant (April 28, 2021). Amounts include the annual equity retainer granted to all directors with a grant date fair value of $179,613 (and $329,963 for Mr. Zinterhofer as the Lead Independent Director). For Ms. Goodman and Messrs. Jacobson, Maffei, Miron, Nair and Zinterhofer, amounts also include the annual retainer that they elected to receive in the form of equity and which had a grant date fair value of $119,573. The grant date fair value amount was calculated in accordance with accounting guidance related to share-based payment transactions. For more information, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

Executive Officers

Our executive officers for purposes of Section 16 of the Securities and Exchange Act and our other Executive Vice Presidents as of the date hereof, listed below, are elected by the board of directors annually, and each serves at the pleasure of the board of directors or until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Executive Officer Positions

Executive Officers	Position
Section 16 Executive Officers:
Thomas M. Rutledge	Chairman and Chief Executive Officer
John Bickham	President and Chief Operating Officer
Rich DiGeronimo	Chief Product and Technology Officer
Richard R. Dykhouse	Executive Vice President, General Counsel and Corporate Secretary
David G. Ellen	Senior Executive Vice President
Jonathan Hargis	Executive Vice President, Chief Marketing Officer
Kevin Howard	Executive Vice President, Chief Accounting Officer and Controller
Christopher L. Winfrey	Chief Financial Officer
Executive Vice Presidents:
Thomas E. Adams	Executive Vice President, Field Operations
Bill Archer	Executive Vice President, President of Spectrum Enterprise
Michael Bair	Executive Vice President, Spectrum Networks
Catherine C. Bohigian	Executive Vice President, Government Affairs
Jessica Fischer	Executive Vice President, Finance
Charles Fisher	Executive Vice President, Corporate Finance and Development
Cliff Hagan	Executive Vice President, Customer Operations
David Kline	Executive Vice President, President of Spectrum Reach
Paul Marchand	Executive Vice President, Chief Human Resources Officer
Stephanie Mitchko-Beale	Executive Vice President, Chief Technology Officer
Tom Montemagno	Executive Vice President, Programming Acquisition
James Nuzzo	Executive Vice President, Business Planning
Adam Ray	Executive Vice President, Multi-Dwelling Unit Markets
Magesh Srinivasan	Executive Vice President, Network Operations

Charter Communications        |    19    |        2021 Proxy Statement

Information regarding our executive officers and our other senior company leaders, other than Mr. Rutledge who also serves as a director, is set forth below.

John Bickham President and Chief Operating Officer Age: 71

Mr. Bickham joined Charter as Executive Vice President and COO in 2012. He was named President in July 2016. Mr. Bickham joined Charter from Cablevision, where he served as President of Cable and Communications. Earlier in his career, Mr. Bickham was Executive Vice President for Time Warner Cable with corporate responsibility for several large markets. Mr. Bickham was a founding executive of KBLCOM in 1986, a cable company that partnered with American Television and Communications, a predecessor company of Time Warner Cable. Mr. Bickham serves on the Cable Center Board and was honored with the industry’s Vanguard Award for Cable Operations Management in 2007. He received a B.S. in electrical engineering from Texas A&I, now known as Texas A&M-Kingsville.

Rich DiGeronimo Chief Product and Technology Officer Age: 43

Mr. DiGeronimo is Chief Product and Technology Officer at Charter Communications. Mr. DiGeronimo joined Charter in 2008 as Vice President of Product Management and has served in several leadership roles, including Senior Vice President of Product and Strategy, Executive Vice President of Product and Strategy, and Executive Vice President, Chief Product Officer. He was appointed to his current position in 2019 and leads Charter’s product, engineering, information technology, and business development organizations. In 2021, oversight of Charter’s advertising sales business, Spectrum Reach, was added to his responsibilities. Mr. DiGeronimo joined Charter from Level 3 Communications, where he served as Vice President and General Manager of the Cable Markets Group. He also held leadership roles in product management and corporate finance over his eight years at Level 3. Mr. DiGeronimo started his career at Bear Stearns where he focused on technology investment banking. Mr. DiGeronimo was named Women in Cable Telecommunications (WICT) Rocky Mountain Mentor of the Year in 2015 and serves on the board of Adaptive Spirit, the primary fundraiser for the United States Paralympics Ski and Snowboard Teams. He received a BBA from the Ross School of Business at the University of Michigan where he graduated with High Distinction.

Richard R. Dykhouse Executive Vice President, General Counsel and Corporate Secretary Age: 57

Mr. Dykhouse has served as Executive Vice President, General Counsel and Corporate Secretary since 2013 having previously been Senior Vice President, General Counsel since January 2011 and a Vice President of Charter from 2006 to 2011. Mr. Dykhouse received a bachelor’s degree in finance from Olivet Nazarene University, an M.B.A. from Indiana University and a J.D. degree from Indiana University Robert H. McKinney School of Law.

David G. Ellen Senior Executive Vice President Age: 56

Mr. Ellen joined Charter as Senior Executive Vice President in 2016. Mr. Ellen oversees several business and corporate functions including Programming, Spectrum Networks, Human Resources, Communications, Diversity, Security, regulatory policy support and compliance, and legal support for several of those areas. Mr. Ellen joined Charter from Cablevision, where he served as Executive Vice President and General Counsel. Before Cablevision, Mr. Ellen served as Deputy General Counsel at IAC, the multi-brand media and internet company. Earlier in his career, Mr. Ellen worked at the Federal Communications Commission and before that was a law clerk for now retired Justice Sandra Day O’Connor at the U.S. Supreme Court. He also clerked for Justices Stephen Breyer and Ruth Bader Ginsburg when they were each on the U.S. Court of Appeals. He received a B.A. from Harvard College, a law degree from Harvard Law School, where he was President of the Harvard Law Review, and a master’s degree from Cambridge University, where he was a Marshall Scholar.

Charter Communications        |    20    |        2021 Proxy Statement

Jonathan Hargis Executive Vice President, Chief Marketing Officer Age: 64

Mr. Hargis joined Charter as Executive Vice President and Chief Marketing Officer in 2012. Mr. Hargis oversees the company’s sales and marketing strategy and decisions. Mr. Hargis joined Charter from Cablevision, where he most recently served as Executive Vice President, Marketing. Earlier in his career, Mr. Hargis served in various leadership roles at AT&T. Mr. Hargis served on the board of the Cable & Telecommunications Association for Marketing Educational Foundation from April 2008 to March 2012 and chaired the board from September 2011 to March 2012. He received a B.A. from Otterbein College and an MBA from Wright State University.

Kevin Howard Executive Vice President, Chief Accounting Officer and Controller Age: 51

Mr. Howard was promoted to his current role as Executive Vice President, Chief Accounting Officer and Controller in July 2019. Prior to that he served as Senior Vice President — Finance, Controller and Chief Accounting Officer since December 2009. From August 1, 2010 through October 31, 2010, Mr. Howard served as Interim Chief Financial Officer. From April 2006 to December 2009, Mr. Howard served as Vice President, Controller and Chief Accounting Officer. Mr. Howard is responsible for Charter’s operational and technical accounting, financial reporting, payables, and enterprise resource planning operations. Prior to that, he served as Vice President of Finance from April 2003 until April 2006 and as Director of Financial Reporting since joining Charter in April 2002. Mr. Howard joined Charter from Arthur Andersen LLP, where he served as an auditor in the audit division for nearly a decade. Mr. Howard received a bachelor’s degree in finance and economics from the University of Missouri — Columbia and is a certified public accountant and certified managerial accountant.

Christopher L. Winfrey Chief Financial Officer Age: 45

Mr. Winfrey joined Charter as Chief Financial Officer in 2010. Mr. Winfrey is responsible for Charter’s accounting, financial planning and analysis, procurement, real estate, tax and treasury functions, as well as mergers and acquisitions, capital structure activities and investor relations. In addition, Charter added oversight of its fiber-based business services (“Spectrum Enterprise”) to his responsibilities in 2019, and operational leadership of the residential and SMB Sales and Marketing organization, and Spectrum Community Solutions in 2021. Mr. Winfrey joined Charter from Unitymedia GmbH, Germany’s second-largest cable operator, where he served as Chief Financial Officer, and as Managing Director for Unitymedia’s cable operations, broadcasting and satellite entities. Earlier in his career, Mr. Winfrey served as Senior Vice President, Corporate Finance and Development at Cablecom, GmbH. He was previously a Director of Financial Planning and Analysis and Director of Operations Services of NTL Incorporated’s continental European operations, and a senior associate in the private equity group at Communications Equity Associates. Mr. Winfrey has spent more than 20 years in the cable industry, and in 2015 received The Internet & Television Association’s (NCTA) Vanguard Award for Young Leadership. He currently serves on the board of directors for the Greenwich Center for Hope and Renewal. He received a B.S. in accounting and an MBA from the University of Florida.

Thomas E. Adams Executive Vice President, Field Operations Age: 65

Mr. Adams joined Charter as Executive Vice President, Field Operations in 2012. Mr. Adams has national oversight of Field Operations for the company. Mr. Adams joined Charter from Time Warner Cable, where he spent 17 years and served as Regional Vice President of Operations for Wisconsin and Regional Vice President of Operations for Eastern Carolina. Earlier in his career, Mr. Adams worked for NewChannels Corporation in various leadership roles including Vice President of New Business. He received an associate degree in applied science, engineering from State University of New York at Delhi, and a B.S. in engineering from Florida International University.

Charter Communications        |    21    |        2021 Proxy Statement

Bill Archer Executive Vice President, President of Spectrum Enterprise Age: 63

Mr. Archer joined Charter Communications in October 2019 as Executive Vice President and President of Spectrum Enterprise. Mr. Archer, an industry veteran with more than 35 years of experience in telecommunications most recently served as Managing Director of Business at eir Group, the principle provider of fixed-line and mobile communications services in Ireland. Prior to joining eir in 2012, Mr. Archer spent more than 30 years at AT&T where he held a range of senior leadership positions across AT&T Business including President of Advanced Solutions, Executive Vice President of Strategy and Transformation, President of EMEA (Europe, Middle East, and Africa), Senior Vice President of Product Management, and Chief Marketing Officer. Mr. Archer earned a Bachelor of Science in Business Administration from Providence College.

Michael Bair Executive Vice President, Spectrum Networks Age: 64

Mr. Bair joined Charter as Executive Vice President, Spectrum Networks in 2016. Mr. Bair oversees Spectrum Networks, a series of 24/7 local news, and regional sports networks owned and operated by Charter. Mr. Bair joined Charter from Bleachers Corp., where he served as Chief Executive Officer of the startup streaming media company. Earlier in his career, Mr. Bair served as President of Madison Square Garden’s Media Group where he led the strategic, operational and financial performance of MSG Networks, Fuse Music TV, MSG Interactive, MSG Radio and all sponsorship and ad sales for the parent company. Mr. Bair also previously served as President, Product Management and Marketing for the cable division at Cablevision, where he was responsible for product strategy, programming, marketing and advertising, as well as brand management for the company’s video, voice and internet services. Mr. Bair also oversaw Cablevision/Rainbow’s national and regional sports networks and held executive positions at HBO, Showtime Networks and Ogilvy and Mather Advertising. He received a B.A. in broadcast communications from Penn State University.

Catherine C. Bohigian Executive Vice President, Government Affairs Age: 48

Ms. Bohigian joined Charter as Executive Vice President, Government Affairs in 2013. Ms. Bohigian oversees all aspects of Charter’s federal, state and local government affairs activities including local and state franchising. She is responsible for developing the company’s public policy positions and directing its legislative and regulatory strategies in Washington, D.C. and in the 41 states Charter serves. Ms. Bohigian joined Charter from Cablevision, where she opened its Washington office and served as Senior Vice President, Federal Affairs. Earlier in her career, Ms. Bohigian served as Chief of the Office of Strategic Planning and Senior Advisor to the Chairman at the Federal Communications Commission. Before joining the FCC, she represented telecommunications clients as an attorney at Wiley Rein in Washington. She received a B.A. from Duke University and a Juris Doctor from Harvard Law School.

Jessica Fischer Executive Vice President, Finance Age: 35

Ms. Fischer is Executive Vice President, Finance, and oversees Tax and Risk Management, Procurement, Investor Relations, Internal Audit, and Corporate Planning. Ms. Fischer was the Senior Vice President, Corporate Treasurer and oversaw Charter’s Treasury and cash management activities from 2017 to early 2021. Prior to joining Charter, Ms. Fischer was a partner in the National Tax Department at EY where she advised clients on the tax structuring and implementation of partnership transactions primarily in the media and telecommunications space, including advising Charter on its transactions with Time Warner Cable and Bright House Networks in 2016. She is a graduate of Washington University in St. Louis, where she earned a B.S. in business administration in accounting and managerial economics, and a master of science in business administration with a concentration in accounting.

Charter Communications        |    22    |        2021 Proxy Statement

Charles Fisher Executive Vice President, Corporate Finance and Development Age: 51

Mr. Fisher is Executive Vice President, Corporate Finance & Development at Charter. He has managed Charter’s debt and equity capital markets strategy and execution, mergers and acquisitions, and corporate development including equity investments and joint ventures since he joined Charter in 2013. Mr. Fisher’s responsibilities expanded in 2019 to include providing more dedicated corporate development leadership for Spectrum Enterprise and Spectrum Reach, and were expanded again in 2021 to include oversight of all Treasury activities. From 2019 to 2021, Mr. Fisher also had responsibility for managing Charter’s investor relations and procurement functions. Mr. Fisher joined Charter in 2013 from Guggenheim Partners, where he was a Senior Managing Director for Telecoms & Media. Prior to joining Guggenheim Securities, he was at Nomura Securities where he headed the Media Investment Banking practice for the Americas. Earlier in his career, Mr. Fisher served as a Managing Director and led Lehman Brothers’ and Nomura’s European Cable Investment Banking business in London, and was a Managing Director for Lehman Brothers in both London and New York. He received a B.A. from Queen’s University in Ontario and an MBA from Columbia Business School.

Cliff Hagan Executive Vice President, Customer Operations Age: 60

Mr. Hagan serves as Charter’s Executive Vice President, Customer Operations. Mr. Hagan joined Charter in 2015 as Vice President, Business Integration and has served in several leadership roles, including Group Vice President of Technical Operations Support, and Senior Vice President of Shared Services for Customer Operations. He was appointed to his current position in 2019 and leads Charter’s Customer Operations, including customer service, billing operations and credit and collections. Prior to joining Charter, Mr. Hagan served as Senior Vice President, Enterprise IT, for Cablevision. He also held multiple leadership positions at GE Aerospace and in the U.S. Navy. He received a B.S. in engineering from the United States Naval Academy.

David Kline Executive Vice President, President of Spectrum Reach Age: 63

Mr. Kline serves as Charter’s Executive Vice President, and President of Spectrum Reach, the advertising sales division of Charter. Mr. Kline joined Charter in 2015 and provides strategic leadership to guide the company in both the traditional and advanced TV advertising space. Spectrum Reach is responsible for selling inventory on all Charter and affiliated cable systems as well as Spectrum news and sports networks. The company offers highly-targeted, integrated advertising solutions across a variety of media platforms including linear television, VOD, IP streaming, curated online display, video and social inventory. Mr. Kline joined Charter from Visible World (now FreeWheel), where he served as President and Chief Operating Officer, directing their household addressable sales and programmatic advertising efforts. Earlier in his career, Mr. Kline served as President and Chief Operating Officer of Cablevision Media Sales (now Altice Media Solutions) for more than 17 years. He oversaw the company’s advertising businesses and spearheaded many firsts for the cable industry including the launches of linear household addressability, successful interactive applications and data-infused media campaigns. Mr. Kline serves on the board of directors for the Video Advertising Bureau, NCC Media, Canoe and 605. He received a B.A. in a personalized study program focusing on marketing, finance, accounting and management from The Ohio State University.

Paul Marchand Executive Vice President, Chief Human Resources Officer Age: 51

Mr. Marchand joined Charter as Executive Vice President, Human Resources in 2015. Mr. Marchand is responsible for all human resources strategies, policies and practices for all employees. He oversees all aspects of HR including recruitment, training and development, HR operations including payroll, HR shared services and HR systems, as well as compensation and benefits. Mr. Marchand joined Charter from PepsiCo, most recently serving as Senior Vice President of Human Resources for the North America Beverages division. Earlier in his career he served in human resources roles at Merrill Lynch, JP Morgan and the May Department Stores. He received a B.A. in advertising from Syracuse University and a master’s degree in organizational psychology from Columbia University.

Charter Communications        |    23    |        2021 Proxy Statement

Stephanie Mitchko-Beale Executive Vice President, Chief Technology Officer Age: 55

Ms. Mitchko-Beale joined Charter Communications in 2019 as Executive Vice President, Chief Technology Officer. Ms. Mitchko-Beale oversees Charter’s Network, Mobile, Video and Software Engineering teams, as well as Network Architecture, Technology Policy, and Emerging Technology organizations. Ms. Mitchko-Beale joined Charter from Cadent, a provider of data-driven solutions for buying and selling TV advertising, where she served as joint Chief Technology Officer and Chief Operating Officer. Earlier in her career, she was Senior Vice President of Video Infrastructure Software at Cablevision where she was responsible for the software development of new consumer-facing technologies. She received a B.S. in electrical engineering from Polytechnic University in New York. She teaches as a guest lecturer at NYU Stern School of Business and is a member of the NYU Poly Enterprise Learning Board.

Tom Montemagno Executive Vice President, Programming Acquisition Age: 54

Mr. Montemagno joined Charter as Executive Vice President, Programming Acquisition in 2016. Mr. Montemagno leads Charter’s negotiations with a full range of content providers from major multichannel media companies and sports networks to local broadcasters. Those negotiations extend to all facets of programming offerings, including On Demand and streaming rights on multiple platforms. Mr. Montemagno joined Charter from Cablevision, where he most recently served as Executive Vice President of Programming. During his 27-year tenure at Cablevision, he held various leadership positions in the programming department including Senior Vice President of Programming Acquisition. He received a B.S. in marketing from St. John’s University.

James Nuzzo Executive Vice President, Business Planning Age: 59

Mr. Nuzzo serves as Charter’s Executive Vice President, Business Planning at Charter. Mr. Nuzzo joined the company in 2014 to oversee business planning for Cable Operations, working closely with Field Operations, Customer Service, Marketing, Network Operations, Technology and the Product teams. His areas of oversight expanded in 2019 to include Charter’s Corporate Financial Planning & Analysis and Business Planning, Business Intelligence, Revenue Assurance and Corporate Services Functions. Mr. Nuzzo joined Charter from Cablevision where he served as Senior Executive Vice President, Operations and Business Planning. He spent 27 years at Cablevision in several business planning positions at the executive level. Earlier in his career, Mr. Nuzzo was a finance executive at Rainbow Advertising Sales Corporation, the advertising sales division of Rainbow Media, now AMC Networks. He received a BBA with an emphasis on accounting from Hofstra University.

Adam Ray Executive Vice President, Spectrum Community Solutions Age: 45

Mr. Ray serves as Charter’s Executive Vice President, Spectrum Community Solutions. He oversees Charter’s Spectrum Community Solutions business, which provides residential TV, internet and voice services to apartments, condos, and gated single-family community developments. Mr. Ray joined Charter from Comcast in 2005 and has held several leadership positions, most recently serving as Regional Vice President of Field Operations for the Florida Region. Prior to that he served as Group Vice President, Residential Direct Sales, and earlier in his career at Charter he served as Senior Director, Sales Operations in Los Angeles. He received a B.A. from Maryville College, a master’s degree from Austin Peay State University, and an MBA from the University of Tennessee-Knoxville. In addition, he is a graduate of the Cable Executive Management program at Harvard Business School.

Charter Communications        |    24    |        2021 Proxy Statement

Magesh Srinivasan Executive Vice President, Network Operations Age: 50

Mr. Srinivasan serves as Executive Vice President, Network Operations for Charter. In his current role, Mr. Srinivasan is responsible for network operations across Charter’s 41-state footprint. He joined Charter in 2016, and most recently served as Senior Vice President in Network Operations, first in Core and Backbone Operations and most recently in Video Operations. Prior to that, he served in several senior engineering roles at Time Warner Cable, including as Group Vice President of Commercial Engineering and Operations, Vice President of Commercial Engineering for Time Warner Cable’s West Region, and Director in the Texas Region. Mr. Srinivasan began his career at Sprint in a series of engineering roles with increased responsibility. He received a B.S. from Anna University, a master’s degree and doctorate in materials science from Kansas State University, and a master’s degree in business administration from the Graduate School of Business at the University of Kansas.

Charter Communications        |    25    |        2021 Proxy Statement

Compensation Committee Interlocks

and Insider Participation

During 2020, no member of Charter’s Compensation and Benefits Committee was an officer or employee of Charter or any of its subsidiaries. During 2020, Mr. Zinterhofer served as Lead Independent Director and Mr. Rutledge served as Chairman and CEO.

During 2020: (1) none of Charter’s executive officers served on the compensation committee of any other company that has an executive officer currently serving on Charter’s board of directors or Compensation and Benefits Committee; and (2) none of Charter’s executive officers served as a director of another entity in circumstances where an executive officer of that entity served on the Compensation and Benefits Committee of Charter’s board of directors.

Report of the Compensation and Benefits Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically state otherwise.

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below including the accompanying tables and recommended to the board of directors that it be included in this proxy statement.

W. LANCE CONN, Chairman

GREGORY B. MAFFEI

STEVEN A. MIRON

MAURICIO RAMOS

ERIC L. ZINTERHOFER

Charter Communications        |    26    |        2021 Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes important elements of our executive compensation program and compensation decisions for our named executive officers (“NEOs”) in fiscal year 2020. The Compensation and Benefits Committee of our Board of Directors (the “Committee”), working with management and with input from its independent compensation consultant, oversees these programs and determines compensation for our NEOs. This CD&A should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.

Fiscal Year 2020 Named Executive Officers

•	Thomas M. Rutledge, Chairman and Chief Executive Officer

•	John Bickham, President and Chief Operating Officer

•	Rich DiGeronimo, Chief Product & Technology Officer

•	David G. Ellen, Senior Executive Vice President

•	Christopher L. Winfrey, Chief Financial Officer

Executive Summary

Fiscal 2020 Operational and Financial Highlights

Despite the significant challenges posed by the COVID-19 pandemic over the course of 2020, Charter continued to successfully serve its customers and operate its business as a provider of connectivity services. In response to the pandemic, Charter took a number of significant actions during the year:

•	Offered customers a Remote Education Offer pursuant to which new customers with students or educators in the household were eligible to receive Charter’s Internet service for free for 60 days;

•

Offered customers the Keep Americans Connected (“KAC”) pledge which paused collection efforts and related disconnects for residential and small and medium business (“SMB”) customers with COVID-19 related payment challenges;

•	Opened WiFi access points across Charter’s footprint for public use and offered public access to Spectrum News websites to ensure people have access to high-quality local news and information;

•	Donated significant airtime to run public service announcements to our entire footprint; and

•	Prioritized requests from government, healthcare and educational institutions for new fiber connections, bandwidth upgrades and new services.

In addition, Charter took a number of steps to support its employees, providing additional paid sick time for COVID-19-related illnesses, a flex time program to address other COVID-19-related issues, and a $1.50 per hour wage increase for hourly field operations and customer service call center employees. This wage increase was also part of Charter’s commitment to raise its minimum starting wage for hourly employees to $20 an hour over the next two years.

While taking these key actions in response to the pandemic, Charter’s operating and investment strategy enabled robust customer relationship growth and strong financial results. These results were driven in particular by continued investments in systems integrations and automation — including the self-installation program — and in Charter’s network, which provided bandwidth to withstand surging use, particularly among residential customers. For the fiscal year ended December 31, 2020:

•	Total customer relationships grew by 1,895,000, or 6.5%

•	Mobile lines grew by 1,293,000, 345,000 more than in the prior year

•	Revenue grew by 5.1% to $48.1 billion

•	Adjusted EBITDA grew by 9.9% to $18.5 billion

•	Free cash flow grew by $2.5 billion or 53.4%

Charter Communications        |    27    |        2021 Proxy Statement

Charter also purchased approximately 21.1 million shares of Charter Class A common stock and Charter Holdings common units for approximately $12.1 billion in 2020 at an average price per share of $574.00.

The graph below tracks Charter’s 5-year total shareholder return (TSR) against the S&P 500 and peer group companies. Since Charter’s peer group was changed in 2020, both current and prior peer group companies are tracked on the graph. The changes to peer group companies are discussed further in this Compensation Discussion & Analysis.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Charter Communications, Inc., the S&P 500 Index,

2019 Peer Group and 2020 Peer Group

Pay for Performance Alignment

Charter’s compensation programs are designed to create a strong linkage between the actual compensation earned by our NEOs and Company performance, rewarding both growth-oriented annual operating results as well as sustainable long-term shareholder returns. The following table summarizes the performance-focused nature of Charter’s incentive designs in 2020 and the key outcomes demonstrating the alignment between compensation realized by our NEOs and results achieved by the Company.

2020 Performance-Oriented Incentive Design Features

Annual Incentive Plan

•

Formulaic plan design with financial metrics that are key indicators of Charter’s success and measures of long-term value creation in a subscription business — metrics reward top and bottom-line performance and the achievement of key strategic objectives for the business, weighted as follows: cable revenue (20% weighting), cable Adjusted EBITDA (60% weighting), and Strategic Objectives (20% weighting) with the weighting for our CEO set at 12.5% for revenue, 37.5% for Adjusted EBITDA and 50% for Strategic Objectives.

•	Growth-based performance objectives — threshold, target and maximum performance levels all correspond to positive year-over-year growth in cable revenue and cable Adjusted EBITDA.

•	Maximum bonus payout level set at 150% of target incentives — provides upside potential to incentivize long-term, sustainable performance through Charter’s growth-oriented strategy.

Charter Communications        |    28    |        2021 Proxy Statement

2016 Performance-based Program (Messrs. Rutledge, Bickham, Ellen and Winfrey*)

•	Five-year long-term incentive program (the “2016 Performance-based Program”) — awards to participants were granted in 2016 and designed to provide value for the five-year period of the grants.

•	Award mix that emphasizes stock price appreciation — grants were delivered in a mix of 90% stock options and 10% RSUs.

•	Multi-year time-based vesting period — eligibility for vesting ranges from 3 to 5 years after grant.

•

Performance-based vesting criteria tied to significant levels of stock price appreciation — in addition to time-based criteria, the vesting of all awards is further contingent upon the attainment of stock price hurdles that represent price appreciation of approximately 30% to 155% from Charter’s stock price at the commencement of the program; vesting of each tranche does not occur until both the applicable time-based and performance-based vesting criteria have been met; vesting may occur up to six years after grant and, if a given price hurdle is not met within that timeframe, the associated tranche of the award is forfeited.

•	No pay realizable by participants for non-performance — no value would have been received by executives if stock price growth had not exceeded 30% within six years after grant.

•

Competitive award opportunities — individual grant sizes are calibrated such that, over the program’s duration, a minimum of 70% stock price appreciation was required for participants to realize value at the median of Charter’s peer group.

•

2016 Performance-based Program drives shareholder value — Charter adopted the program in 2016 to drive performance in connection with the integration and implementation of Charter’s business strategies following the Transactions.

•	The day after the completion of the Transactions, Charter’s stock price was $227.41 per share with a total market capitalization of $70.2 billion.

•

As of December 31, 2020, the closing price of Charter’s Class A common stock was $661.55 with a total market capitalization of $143.1 billion representing a stock price increase of 191% and a total market capitalization increase of 104% or $72.9 billion.

*

Mr. DiGeronimo participates in Charter’s standard annual equity program that provides grants annually in a mix of restricted stock units and stock options, with all awards vesting in full upon the third anniversary of the date of grant. The Committee determined that this program continues to appropriately link Mr. DiGeronimo’s compensation to Charter’s long-term success.

Compensation Actions in 2020

The Committee’s 2020 compensation actions for the NEOs were established in accordance with the section below regarding the process for determining executive compensation. Compensation decisions are made within the framework of the Committee’s compensation philosophy — benchmarking compensation levels against industry and size-appropriate peer group companies, designing pay for performance incentive programs, linking a significant majority of pay to sustained stock price growth, and ensuring that outstanding incentive value appropriately motivates and retains NEOs. Through this approach, the Committee entered into or amended employment agreements, determined any appropriate changes to NEO compensation levels, and established annual and long-term incentive designs for the 2020 fiscal year.

For all NEOs, the Committee approved a formulaic annual incentive plan design for the full 2020 fiscal year, tied to the achievement of cable revenue, cable Adjusted EBITDA, and strategic objectives relating to Capital and Cash Flow Management and Charter’s Spectrum Mobile business. Mr. Rutledge’s annual incentive was also tied to additional strategic objectives relating to talent planning and the management of the Company’s operational and strategic response to the COVID-19 pandemic. The annual incentive plan provides each NEO the opportunity to earn a cash incentive between 0% to 150% of their target annual incentive opportunity, which is established as a percentage of their annual base salary, based on actual performance achievement against the plan’s financial metrics and strategic objectives.

Charter Communications        |    29    |        2021 Proxy Statement

For Mr. Rutledge, in advance of the expiration of his current employment agreement on May 17, 2021, the Company entered into an amended employment agreement with him effective October 27, 2020 and extending his term through December 31, 2024. The agreement provides for a transition negotiation period between August 15, 2022 and February 15, 2023, wherein Mr. Rutledge and the Company may mutually agree upon him transitioning to a new role or remaining in his current position as CEO through the end of the term. The agreement increases Mr. Rutledge’s base salary to $2.5 million as of the effective date, retains his current annual incentive opportunity of 300% of base salary, and provides for a grant of stock options on November 3, 2020 with a grant date fair value of $30 million and additional annual grants of stock options over 2021 through 2024, each also with a grant date fair value of $30 million and generally subject to his continued service as CEO through each date of grant. All stock option grants made under the agreement vest in full on the third anniversary of the date of grant and have a 10-year term to exercise, and the number of stock options granted is based on the Black-Scholes value of the stock options at grant.

For Mr. Bickham, in advance of the expiration of his current employment agreement on May 18, 2021, the Company entered into an amended employment agreement with him effective December 23, 2020. The amended agreement extends his term through December 31, 2022, during which he will continue to serve as President and Chief Operating Officer until assuming the role of Vice Chairman at a time between July 1, 2021 and December 31, 2021, with the specific date determined at the request of the CEO. For the period from January 1, 2022 through December 31, 2022 (the “Transition Period”) Mr. Bickham will devote fifty percent of his business time and efforts to the business and affairs of the Company. The agreement provides Mr. Bickham with a base salary of $1,875,000 for the period from January 1, 2021 through December 31, 2021 and a base salary of $937,500 during the Transition Period, retains his current annual incentive opportunity of 200% of base salary through December 31, 2022, and provides for a grant of stock options on December 23, 2020 with a grant date fair value of $31.5 million. The stock options vest in full on December 31, 2022 and have a 10-year term to exercise, and the number of stock options granted is based on the Black-Scholes value of the stock options at grant. See the “Employment Agreements” section below for additional information on the employment agreements for Messrs. Rutledge and Bickham.

For Messrs. Ellen and Winfrey, no changes were made to their base salary, annual incentive or long-term incentive opportunities. As participants in the 2016 Performance-based Program described above, Messrs. Ellen and Winfrey did not receive awards under the 2020 annual equity program in which most other senior executives, including Mr. DiGeronimo, participated. However, at the time the 2020 annual equity program was approved, the Committee also approved equity awards of $7.5 million and $9 million for Messrs. Ellen and Winfrey, respectively. These awards were granted at the same time annual grants occurred on January 15, 2020 and were otherwise structured the same as for other senior executives who participated in the annual equity program, with awards delivered in a mix of 90% stock options and 10% RSUs (with the number of awards granted being based on the Black-Scholes value of stock options at grant and the grant price of RSUs) and vesting in full on the third anniversary of the date of grant with a 10-year term to exercise stock options.

The Committee determined to make these 2020 equity awards for Messrs. Ellen and Winfrey based on several factors. First, the Committee considered the strong performance achievement to-date under the 2016 Performance-based Program in which Messrs. Ellen and Winfrey participated — over the period from May 18, 2016 through December 31, 2019, Charter’s stock price increased 113% yielding incremental market capitalization of $43.9 billion. Second, the Committee assessed the outstanding, unvested equity value that Messrs. Ellen and Winfrey were projected to realize under the 2016 Performance-based Program and the anticipated timing of when such value would vest. If Messrs. Ellen and Winfrey did not receive grants in 2020 with the 3-year cliff vesting schedule used in the annual equity program, they would not have any long-term equity awards eligible for vesting upon the 2022 expiration of the grants made under the 2016 Performance-based Program. In particular, at the time 2020 equity awards were approved for Messrs. Ellen and Winfrey, four of the five price hurdles under the 2016 Performance-based Program ($289.76, $364.97, $455.66, and $496.58) had already been achieved, and in September 2020 the fifth price hurdle ($564.04) was achieved. Based on Charter’s December 31, 2020 closing stock price of $661.55, which remains above the fifth price hurdle, there is the possibility that the remaining unvested awards under the program will be fully vested by mid-2021. The 2020 grants, along with subsequent awards under the annual equity program anticipated to occur in 2021 and 2022, therefore ensure that Messrs. Ellen and Winfrey have an appropriate amount of unvested equity value to motivate performance and provide continued alignment with shareholders as well as retention following the conclusion of the 2016 Performance-based Program.

For Mr. DiGeronimo, no changes were made to his base salary, annual incentive or long-term incentive opportunity, which have been in effect since the Company entered into an amended and restated employment agreement with him effective July 1, 2019 in connection with his promotion to Chief Product & Technology Officer. Since Mr. DiGeronimo participates in the Company’s annual equity program, the Committee approved an equity award of $4 million for him, which was granted on January 15, 2020 at the time annual equity awards were granted to all eligible employees. This award was delivered in a mix of

Charter Communications        |    30    |        2021 Proxy Statement

90% stock options and 10% RSUs (with the number of awards granted being based on the Black-Scholes value of stock options at grant and the grant price of RSUs) and vests in full on the third anniversary of the date of grant with a 10-year term to exercise the stock options.

Compensation Actions in 2021

In addition to the above, in December 2020 the Committee approved the Company’s annual equity program for 2021, with awards under this program granted on January 15, 2021 to all eligible employees and including all NEOs except for Mr. Bickham. Pursuant to the terms of their respective employment agreements, Mr. Rutledge received a grant of $30 million in stock options and Mr. Bickham did not receive an equity award as his grant for 2021 was included in the award made upon the execution of his amended employment agreement on December 23, 2020. Messrs. Ellen and Winfrey received grants of $5 million and $6 million, respectively, and these represented their first awards under the annual equity program since the commencement of the 2016 Performance-based Program (in which they participated in lieu of participation in the annual equity program for the period from 2016 through 2020). Mr. DiGeronimo received a grant of $4 million, the same value as he received in 2020. With the exception of Mr. Rutledge, whose grant was comprised entirely of stock options, grants to the NEOs under the annual equity program were delivered in a mix of 90% stock options and 10% RSUs (with the number of awards granted being based on the Black-Scholes value of stock options and the grant price of RSUs). All grants to the NEOs vest in full on the third anniversary of the date of grant with a 10-year term to exercise stock options.

Process for Determining Executive Compensation

Role of the CEO and Compensation and Benefits Committee

The Compensation and Benefits Committee of our Board of Directors is responsible for overseeing our overall compensation structure, policies and programs and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management.

Pay levels for our NEOs are determined by the Committee within the framework of the Company’s compensation philosophy, as described below, and in consideration of a number of factors, including each individual’s roles and responsibilities within Charter, the individual’s experience and expertise, pay levels for comparable peer positions both within Charter and in the competitive marketplace, and performance of the individual and Charter as a whole. In determining these pay levels, the Compensation and Benefits Committee considers all forms of compensation and benefits.

Each year, the CEO reviews the performance of each of the other NEOs and recommends both compensation adjustments based on overall competitiveness and effectiveness of the compensation program as well as actual bonus payouts under the annual incentive plan in light of performance against the objectives approved by the Committee. The Committee regularly meets in executive session to consider these matters, and while the Committee considers the CEO’s recommendations along with analysis provided by the Committee’s compensation consultant, it retains full discretion to set all compensation for our NEOs other than the CEO. With respect to the CEO, the Committee recommends the CEO’s compensation to Charter’s full Board of Directors, with non-employee directors voting on the approval of any recommendations, subject to any employment agreements.

Role of the Independent Compensation Consultant

The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to serve as its independent compensation consultant and assist in fulfilling its responsibilities. Semler Brossy is engaged by and reports directly to the Committee, providing recommendations and advice related to all aspects of Charter’s executive compensation program. As necessary, Semler Brossy works with management to obtain information necessary to develop their recommendations.

During the year ended December 31, 2020, Semler Brossy provided no services to Charter other than those provided directly to or for the benefit of the Committee including: attending meetings; providing information, research and analysis pertaining to executive compensation programs; conducting a comprehensive assessment of our annual executive compensation program relative to our peer groups and broader industry data; updating the Committee on market trends and changing practices; and advising on the design of the executive compensation program and the reasonableness of individual compensation targets and awards. The Committee has determined that there was no conflict of interest between its compensation consultant and the Committee during the year ended December 31, 2020.

Charter Communications        |    31    |        2021 Proxy Statement

Compensation Philosophy and Competitive Positioning

The Committee applies the following pay philosophy for purposes of setting NEO compensation and designing annual and long-term incentive programs that motivate performance and retention of our NEOs:

1.	Base salary and target annual incentive opportunities are generally positioned between the corresponding 50th and 75th percentile levels of the peer group

2.	Annual incentive design that rewards the achievement of meaningful year-over-year growth in revenue and Adjusted EBITDA and the execution of key strategic objectives for the business

3.

Long-term equity compensation design that creates a strong linkage between pay and sustained stock price performance, tailored depending on the level and role of the applicable NEO and generally positioned between the corresponding 50th and 75th percentile levels of the peer group:

a.

For the Chairman & CEO, President & COO, Sr. Executive Vice President, and Chief Financial Officer roles (Messrs. Rutledge, Bickham, Ellen and Winfrey, respectively) which participate in the 2016 Performance-based Program:

Structured to not deliver any value for performance below 30% stock price growth over a six-year period

Potential value realizable by participants targeted at the median of the compensation peer group when stock price growth reaches approximately 70% over a six-year period

Potential value realizable by participants targeted to reach or exceed the 75th percentile of the compensation peer group when stock price growth is at or above approximately 125% over a six-year period

b.	For the Chief Product & Technology Officer (Mr. DiGeronimo) and for Messrs. Rutledge, Ellen and Winfrey for awards granted since the 2016 Performance-based Program awards:

Long-term incentive grant value targeted at or above the median of the peer group, delivered in a mix of RSUs and stock options (with Mr. Rutledge’s award being 100% stock options), vesting 100% after a three-year period

c.	For Mr. Bickham’s 2020 equity award:

Long-term incentive grant value targeted at or above the median of the peer group, delivered 100% in stock options, vesting 100% on December 31, 2022

Compensation Peer Group

The Committee examines Charter’s peer group on an annual basis. The Committee uses the following criteria to identify peers:

•	North American publicly traded companies, in particular internet providers and organizations in the video programming distribution, wireless communication or advertising spaces

•	Size: Approximately $11 billion to $183 billion in annual revenue (0.25x to 4.0x the combined Company’s revenue)

•	Relevant Industries: Cable & Satellite, Integrated Telecommunication Services and Wireless Telecommunications, Movies & Entertainment and Broadcast

In 2020, the Committee reviewed the composition of the peer group and approved four changes to the peer group: the removal of 21st Century Fox following its acquisition by The Walt Disney Company, the addition of Fox Corporation, the inclusion of ViacomCBS following the merger of Viacom Inc. and CBS Corporation, and the removal of Sprint following its merger with T-Mobile US, Inc..

Peer Group
AT&T Inc.	DISH Network Corp.	Netflix, Inc.	ViacomCBS
Cisco Systems, Inc.	Fox Corp.	The Walt Disney Company
Comcast Corporation	Liberty Global Plc	T-Mobile US, Inc.
Discovery, Inc.	Lumen Technologies, Inc. (formerly CenturyLink, Inc.)	Verizon Communications Inc.

Charter Communications        |    32    |        2021 Proxy Statement

In addition to the peer group, the Committee also examines the executive compensation practices of other larger publicly traded, consumer-oriented companies, which compose the secondary peer group. Based upon a review of the secondary peer group, which has not been changed since 2016, the Committee approved the removal of FedEx and Macy’s — which have had their ratio of market capitalization to revenue fall below a targeted range for such peers — and the addition of IBM and Raytheon – which met the financial and other qualitative criteria considered for secondary peers.

Secondary Peer Group
American Express Co.	IBM	NIKE, Inc.	Raytheon Technologies
Bristol-Myers Squibb Co.	Johnson & Johnson	Omnicom Group, Inc.	The Coca-Cola Co.
Colgate-Palmolive Co.	Kimberly-Clark Corp.	PepsiCo, Inc.	The Kraft Heinz Co.
General Mills, Inc.	Marriott International, Inc.	Pfizer Inc.
Gilead Sciences, Inc.	Merck & Co., Inc.	Philip Morris International, Inc.
Honeywell International, Inc.	Mondelez International, Inc.	Procter & Gamble Co.

Elements of Compensation

Base Salary

We set base salaries with regard to the level of the individual’s position with Charter and the individual’s current and sustained performance results. The Committee annually reviews base salary levels for the NEOs and determines any necessary changes in those salary levels. Adjustments to base salary levels may be based on factors such as new roles and responsibilities assumed by the executive or the executive’s impact on our then-current goals and business objectives. Salary adjustments may also be based on changes in market pay levels for comparable positions in the competitive market for executive talent.

Charter does not apply specific weighting to any one factor in setting the level of salary, and the process ultimately relies on the Committee’s judgment. Although we generally target salaries at market median compared to an industry peer group and other compensation survey data for experienced executives, the Committee may also take into account historical compensation, potential as a key contributor, and special recruiting or retention situations when deciding to set salaries for individual executives relative to market median pay levels. Consistent with our pay philosophy and taking into consideration the factors set forth above, salary increases are neither automatic nor the same for each individual.

The Committee reviewed base salaries for our NEOs over the course of 2020, approving an increase in Mr. Rutledge’s salary from $2,000,000 to $2,500,000 in connection with the amendment of his employment agreement and with such increase effective October 27, 2020 (the effective date of his amended employment agreement). Mr. Rutledge’s base salary had been at the $2,000,000 level since he joined the Company in 2012. The Committee also approved an increase in Mr. Bickham’s salary from $1,500,000 to $1,875,000, effective January 1, 2021 and therefore not reflected in the table below. For both Mr. Rutledge and Mr. Bickham, these salary increases were in consideration of their contributions as key leaders of the Company, compensation levels for comparable roles among peer companies, the exceptional performance delivered over their respective tenures at Charter, and the desire by the Company to extend the terms of their employment. For our other NEOs, the Committee determined that no adjustments were necessary at this time.

Executive Officer	2020 Base Salary		Change from Prior Year
Thomas M. Rutledge	$2,500,000	*	25.0% increase (from $2,000,000)
John Bickham	$1,500,000	**	None
Rich DiGeronimo	$1,000,000		None
David G. Ellen	$1,250,000		None
Christopher L. Winfrey	$1,000,000		None
*	Base salary increase was effective October 27, 2020.
**	Base salary was increased to $1,875,000 effective January 1, 2021.

Charter Communications        |    33    |        2021 Proxy Statement

Annual Incentive Plan

Charter has established the Annual Incentive Plan for the NEOs to provide a cash-based incentive which rewards the achievement of strong annual operational and financial results. Each year, the actual amount of compensation earned by participants under the plan is dependent upon performance against pre-established objectives which are set and approved by the Committee. The particular performance metrics under the plan are selected based on what the Committee believes to be the best annual financial and operational metrics that support long-term success and are most closely tied to the creation of shareholder value. When establishing the particular threshold, target and maximum performance objectives for each plan metric, the Committee seeks to set goals that represent challenging but attainable year-over-year improvement in Company performance.

For fiscal year 2020, the Annual Incentive Plan for our NEOs was based on both key financial measures of top and bottom-line performance as well strategic objectives that represent operating priorities important to the success of Charter’s business. The financial metrics under the plan were cable revenue (weighted 12.5% for Mr. Rutledge and 20% for the other NEOs) and cable Adjusted EBITDA (weighted 37.5% for Mr. Rutledge and 60% for the other NEOs). Mr. Rutledge’s strategic objectives related to Talent Planning, the management of the COVID-19 pandemic, the Company’s Mobile product, and Capital and Free Cash Flow Management (collectively weighted 50%). For the other NEOs, the strategic objectives related to the Company’s Mobile product (weighted 10%) and Capital and Free Cash Flow Management (weighted 10%). Payouts under the Annual Incentive Plan were set to range from 60% to 150% of each NEO’s target annual incentive opportunity based on the actual performance achieved against the Committee-approved goals for each metric. The Committee also has the discretion to increase or decrease payouts under the Annual Incentive Plan based on organizational considerations, such as acquisitions or significant transactions and performance considerations, such as changes in products or markets and other unusual, unforeseen or exogenous situations.

Charter’s 2020 cable revenue and cable Adjusted EBITDA results represented strong year-over-year growth, especially in light of the COVID-19 pandemic. The Committee considered the financial impact to the Company from COVID-19 by reviewing the financial impacts disclosed to the Company’s investors since the beginning of the pandemic. Given the extraordinary efforts of management and the approximately 15,700 employees receiving bonuses based entirely or in part on the achievement of the performance metrics, the net gains in the number of customers resulting from these efforts, and the strong performance of the Company while facing the pandemic and the multitude of adjustments required in the operations of the Company, the Committee determined to adjust the achievement of the cable revenue and cable Adjusted EBITDA performance metrics for the COVID-19 impacts, with adjustments capped such that adjusted results could not exceed 100% of target for either metric. Factoring in these adjusted results, cable revenue achievement fell between threshold and target performance levels,

Charter Communications        |    34    |        2021 Proxy Statement

resulting in a payout of 91.78% of target, and cable Adjusted EBITDA achievement was at target, resulting in a payout of 100% of target. The Committee considered the below COVID-19 impacts to the Company’s cable revenue and cable Adjusted EBITDA:

$ Millions	YTD*
Residential	$(315)	• Residential – Customer credits related to canceled sporting events, revenue write-offs for KAC and state mandated non disconnect rules and lower PPV/VOD
SMB	(36)	• SMB – Lost revenue for incremental customers put on seasonal and hospitality plans and SMB revenue write-off for KAC
Enterprise	(18)	• Enterprise – Lost revenue for hospitality customers that were allowed to reduce or suspend service for up to 90 days when combined with contract extension
Advertising Sales	(288)	• Advertising Sales – Canceled advertising from local and SMB client mix

Cable Revenue Impact	(657)
Programming	$163	• Programming – Eliminates benefit recognized for estimated rebates from sports networks
Reg., Connect. and Prod. Cont.	217	• Regulatory, Connectivity and Produced Content – Eliminates benefit for Dodgers for canceled portion of MLB season, fewer Lakers games due to canceled 2020 games and deferred start to 2020 – 2021 season, lower franchises fees and other content rebates
Cost to Svc. Cust. – Bad Debt	163	• Cost to Service Customers – Bad Debt – Lower expense from better collections and recoveries and revenue write-offs versus the company’s pre-COVID-19 forecast
Cost to Svc. Cust. – Labor	(247)	• Cost to Service Customers – Labor – Includes the impact of wage rate increase and associated benefits for Field Ops, Care and Network Ops, COVID-19 flex time benefit, and incremental contractors
Marketing	15	• Marketing – Eliminates labor benefit (primarily payroll tax credits less COVID-19 flex) and deferred marketing
Other	89	• Other Impacts – Eliminates benefits from lower Ad Sales Cost of Sales fees, lower travel expense and programming savings (from COVID-19 revenue impacts), partially offset by higher COVID-19-related office cleaning and PP&E

Expense Impact	$400
Cable Adjusted EBITDA Impact	$(257)

*

Cable only financials, used for the bonus calculation, does not include the KAC Mobile revenue write-off of $3M and increased mobile expense impact of $5M, resulting in additional negative Adjusted EBITDA of $8M in the publicly disclosed COVID-19 impacts.

The capping of the cable Adjusted EBITDA payout at 100% of target resulted in a COVID-19 adjustment of $67 million to the cable Adjusted EBITDA metric rather than the full $257 million of COVID-19 impacts. Cable revenue was adjusted for the full amount of the $657 million of COVID-19 impacts.

The Committee also evaluated the Company’s 2020 performance achievement with respect to the strategic objectives for the NEOs, considering the following:

•

Mobile operational objectives were exceeded in spite of a difficult environment. Key achievements included growing to nearly 2.4 million mobile lines, becoming the fastest growing mobile provider in the United States, completing a new mobile virtual network operator (“MVNO”) amendment, added new or upgraded mobile store openings, and participating in the FCC CBRS spectrum auction.

Charter Communications        |    35    |        2021 Proxy Statement

•

The effective management of capital expenditure in light of accelerated growth (492,000 customers above plan) and additional investments necessary in order to support higher network demand and costs from supply chain and environment disruptions.

•	Free cash flow that was favorable to budget and that was $2.5 billion greater than 2019, representing a 53.4% increase year-over-year.

•

For Mr. Rutledge, the management of the Company’s talent over the course of the year and achievements associated with managing business operations and implementing strategies in response to the COVID-19 pandemic, including acceleration of the self-installation program, adoption of self-help tools by customers, implementation of remote working strategies, and the successful response to and engagement with various government agencies and officials throughout the pandemic.

For NEOs other than the CEO, a payout of 110.00% was approved with respect to the Mobile product strategic objective and a payout of 115.00% was approved with respect to the Capital and Free Cash Flow Management strategic objective. For Mr. Rutledge’s strategic objectives, which included additional objectives relating to talent planning and the management of the Company’s response to the COVID-19 pandemic, the Committee determined that a payout of 103.00% was appropriate. The resulting overall annual incentive payouts were 100.47% of Mr. Rutledge’s target annual incentive and 100.86% of the target annual incentive for the other NEOs; without the COVID-19 adjustments and assuming the Committee would not have made a different determination on the performance of the strategic objectives, the payouts would have been 96.24% of target and 94.09% of target, respectively. The annual incentive calculations for Mr. Rutledge and the other NEOs are detailed in the tables below.

2020 Annual Incentive Payout – CEO

Metric	Target ($ million)	Performance ($ million)	Payout %	Weighting	Weighted Payout %
Cable Revenue	$47,625	$47,390	91.78%	12.5%	11.47%
Cable Adjusted EBITDA	$18,986	$18,986	100.00%	37.5%	37.50%
CEO Objectives	Discretionary Assessment		103.00%	50.0%	51.50%
Total				100.0%	100.47%

2020 Annual Incentive Payout – All Other NEOs

Metric	Target ($ million)	Performance ($ million)	Payout %	Weighting	Weighted Payout %
Cable Revenue	$47,625	$47,390	91.78%	20.0%	18.36%
Cable Adjusted EBITDA	$18,986	$18,986	100.00%	60.0%	60.00%
Strategic Objectives	Discretionary Assessment		112.50%	20.0%	22.50%
Total				100.0%	100.86%

Note: Cable revenue and Cable Adjusted EBITDA were adjusted as described above for purposes of calculating bonus attainments. Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to non-controlling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, net, other pension (benefits) costs, net, other (income) expense, net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. Capital Management is an after-the-fact, objective evaluation of our capital spend by the Committee.

Target annual incentive opportunities are set as a percentage of each NEO’s base salary. In setting opportunities for our NEOs each year, the Committee reviews current opportunities relative to those among peer group companies and also evaluates criteria with respect to each NEO’s particular role, including changes in scope and complexity, impact on Company strategy,

Charter Communications        |    36    |        2021 Proxy Statement

and degree of enterprise-wide influence. For 2020, the Committee determined that no annual incentive adjustments were necessary for our NEOs as current opportunities continued to be competitive and appropriate for their roles. Target annual incentive opportunities and actual incentive payouts, based on the performance achievement detailed above, are summarized below for each of our NEOs.

		Target Annual Incentive			Annual Incentive
Executive Officer	Base Salary	% of Base Salary	$ Value		% of Target	$ Value
Thomas M. Rutledge	$2,500,000	300%	$6,270,492	*	100.47%	$6,299,963
John Bickham	$1,500,000	200%	$3,000,000		100.86%	$3,025,800
Richard J. DiGeronimo	$1,000,000	160%	$1,600,000		100.86%	$1,613,760
David G. Ellen	$1,250,000	160%	$2,000,000		100.86%	$2,017,200
Christopher L. Winfrey	$1,000,000	160%	$1,600,000		100.86%	$1,613,760

*

Mr. Rutledge’s target annual incentive amount is prorated with his prior base salary of $2,000,000 and target annual incentive of 300% of base salary in effect from January 1, 2020 through October 26, 2020 and his new base salary of $2,500,000 and target annual incentive of 300% of base salary in effect as of October 27, 2020.

The CEO is also authorized by the Committee to make discretionary bonus awards of up to 5% of the total projected Annual Incentive Plan payout based on actual achievement against the approved performance objectives. Discretionary bonus awards are recommended by management based upon management’s judgment of a participant’s performance and contribution to the Company, and are in addition to payments made under the Annual Incentive Plan. For 2020, none of the NEOs received any portion of this 5% discretionary bonus allocation.

Long-Term Incentives

Charter’s long-term incentive awards are designed to align the interests of the NEOs with those of our stockholders by linking a significant portion of NEO compensation to sustained growth in the Company’s stock price over multi-year periods. Long-term incentive designs and opportunities are established by the Committee in consideration of each NEO’s level within the organization, the nature of their particular role and job responsibilities, and their line-of-sight to our stock price performance. Since 2016, the Committee has administered two long-term incentive program designs for our NEOs, based upon their corresponding level within Charter.

Messrs. Rutledge, Bickham, Ellen and Winfrey participate in the 2016 Performance-based Program. The Committee approved equity awards under this program in 2016, delivered in a mix of 90% stock options and 10% restricted stock units. These awards vest subject to the achievement of pre-established stock price hurdles with additional time-based vesting applying over a minimum of 3 to 5 years after grant; if a stock price hurdle is not met within 6 years after grant, the associated award tranche is forfeited. As discussed above in the section on compensation actions for 2020, Messrs. Rutledge and Bickham received equity awards in 2020 relating to the amendment of their employment agreements and Messrs. Ellen and Winfrey received equity awards in 2020 in consideration of performance achieved to-date under the 2016 Performance-based Program and the need to create ongoing incentives and retention by ensuring that they had sufficient outstanding unvested equity value as awards under the program vest.

For Mr. DiGeronimo, the Committee determined that he should continue to participate in the Company’s annual equity program for 2020, commensurate with other executives at the same level. This program provides participants an annual long-term incentive award, the value and mix of which is based on the executive’s level, delivered in a mix of stock options and restricted stock units that vest fully on the third anniversary of the date of grant.

Charter Communications        |    37    |        2021 Proxy Statement

Details regarding 2020 equity awards to the NEOs are provided below.

Executive Officer	Grant Date	Target Award Value	Equity Award Mix	Grant / Strike Price	# of Stock Options Granted	# of RSUs Granted
Thomas M. Rutledge	November 3, 2020	$30,000,000	100% Stock Options	$597.16	195,022	—
John Bickham	December 23, 2020	$31,500,000	100% Stock Options	$646.31	188,909	—
Rich DiGeronimo	January 15, 2020	$4,000,000	90% Stock Options / 10% RSUs	$512.06	24,781	781
David G. Ellen	January 15, 2020	$7,500,000	90% Stock Options / 10% RSUs	$512.06	46,465	1,465
Christopher L. Winfrey	January 15, 2020	$9,000,000	90% Stock Options / 10% RSUs	$512.06	55,758	1,758

Summary of 2016 Performance-based Program

Targeted grant values under the 2016 Performance-based Program were determined by the Committee using an analysis of potential realizable compensation (i.e., actual value realized from awards upon vesting or exercise) from achieving certain levels of stock price appreciation over the duration of the program. The actual number of stock options and restricted stock units granted to participants were calculated based on (i) the target realizable compensation for the participant, (ii) stock price hurdles established for the program and (iii) a targeted mix of 90% stock options and 10% restricted stock units. The number of stock options and restricted stock units to be granted were then divided into a number of tranches, each with a combination of time-based and stock price performance vesting criteria. If the stock price vesting criteria are not achieved within six years after grant, the unvested awards will be forfeited, and the determination of whether a stock price hurdle is achieved is based on Charter’s 60-day average closing stock price. The tranche-level vesting schedules for stock options and restricted stock units are provided in the exhibits below.

Under the 2016-Performance-based Program, price targets (based on the 60-day average closing stock price) at $289.76, $364.97, $455.66, $496.58, and $564.04 have been achieved as of February 26, 2021. As a result, two-thirds of the stock options and RSUs granted under the program have vested. Based on the achievement of these price targets, and assuming that the stock price continues to remain at or above these targets, additional vesting eligibility will occur in April 2021 for the Chairman and CEO and in June 2021 for the other NEOs in the 2016 Performance-based Program. The Committee believes that the 2016 Performance-based Program has created significant value for Charter’s stockholders by further incenting Charter’s management to achieve sustained growth in Charter’s stock price following the Transactions. The day after completion of the Transactions, the closing price of Charter’s Class A common stock was $227.41 per share with a total market capitalization of $70.2 billion. As of February 26, 2021, the closing price of Charter’s Class A common stock was $613.42 with a total market capitalization of $130.8 billion. Over this period, Charter stockholders have seen an increase in Charter’s stock price of 170% and an increase in total market capitalization of 86% or $60.6 billion.

Proportion of Stock Options Vesting by Stock Price Hurdle and Time-Based Vesting Period

Stock Price Growth Hurdle (Approximate % Increase from Grant Price)	Time-Based Vesting Period (from 2016 grant date)					Total
	3 Years		4 Years		5 Years
30%	1/15	*	1/15	*	1/15	1/5
65%	1/15	*	1/15	*	1/15	1/5
105%	1/15	*	1/15	*	1/15	1/5
125%	1/15	*	1/15	*	1/15	1/5
155%	1/15	*	1/15	*	1/15	1/5
Total	1/3	*	1/3	*	1/3

*	Award has vested.

Charter Communications        |    38    |        2021 Proxy Statement

Proportion of Restricted Stock Units Vesting by Stock Price Hurdle and Time-Based Vesting Period

Stock Price Growth Hurdle (Approximate % Increase from Grant Price)	Time-Based Vesting Period (from 2016 grant date)					Total
	3 Years		4 Years		5 Years
105%	1/9	*	1/9	*	1/9	1/3
125%	1/9	*	1/9	*	1/9	1/3
155%	1/9	*	1/9	*	1/9	1/3
Total	1/3	*	1/3	*	1/3

*	Award has vested.

2009 Stock Incentive Plan and 2019 Stock Incentive Plan

Our long-term incentive awards made prior to April 23, 2019 are granted under the 2009 Stock Incentive Plan (the “2009 Plan”), and awards made after this date are granted under the 2019 Stock Incentive Plan (the “2019 Plan” and, collectively, the “Stock Incentive Plans”), each of which is an omnibus plan that provides for a range of compensation programs including the potential grant of non-qualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock, restricted stock units and restricted stock as each term is defined in the Stock Incentive Plans and in the discretion of the Committee. The 2019 Plan was approved by the Board of Directors in January 2019 and approved by shareholders at the annual meeting on April 23, 2019. Under the terms of the 2019 Plan, after its approval no additional awards were subsequently permitted under the 2009 Plan, which terminated on November 30, 2019. Unless terminated sooner, the 2019 Plan will terminate on January 29, 2029, and no option or award can be granted thereafter under that plan.

As of December 31, 2020, 13,840,616 shares remained available for future grants under the 2019 Plan. As of December 31, 2020, there were 3,778 participants in the 2019 Plan and there remained 2,976 participants with awards outstanding under the 2009 Plan.

The 2009 Plan authorized the repricing of options. No repricing occurred under the 2009 Plan through its termination. While the 2019 Plan also initially authorized the repricing of options, on January 28, 2020 the Board approved an amendment to the 2019 Plan prohibiting the repricing of stock options without shareholder approval.

Other Elements of Compensation

The NEOs are eligible to participate in all other benefit programs offered to all employees generally.

Employment Agreements

The Company entered into amended employment agreements with Mr. Rutledge, effective October 27, 2020 and extending his term through December 31, 2024, and Mr. Bickham, effective December 23, 2020 and extending his term through December 31, 2022. Messrs. Ellen and Winfrey continue to be covered by the employment agreements that they entered into with the Company in 2016, at the time awards were made under the 2016 Performance-based Program. A more detailed description of employment arrangements with our NEOs is set forth below under the section titled “Employment Agreements.”

Tax and Accounting

Prior to the Tax Cuts and Jobs Act, Section 162(m) of the Internal Revenue Code placed a $1 million limit on the amount of non-performance-based compensation the Company can deduct in any year for certain NEOs. The Committee had designed the compensation programs with the intention to qualify a majority of compensation as performance-based compensation under Section 162(m). Effective January 1, 2018, performance-based compensation potentially no longer qualifies for exemption from the Section 162(m) limitation. Certain awards under the existing plans may be deductible, but future awards would be analyzed under the new laws and may not create a tax deduction. Once an individual has become an NEO, these

Charter Communications        |    39    |        2021 Proxy Statement

individuals will remain subject to the limitation under Section 162(m) for all current and future compensation. These tax effects are only one factor considered by the Committee when entering into compensation arrangements, and the Committee maintains flexibility in compensating executive officers in a manner designed to promote varying corporate goals, which may not be deductible under Section 162(m).

We account for stock-based compensation in accordance with United States generally accepted accounting principles (“GAAP”). Restricted stock, restricted stock units, stock options as well as equity awards with market conditions are measured at the grant date fair value and amortized to stock compensation expense over the requisite service period. The fair value of options is estimated on the date of grant using the Black-Scholes option-pricing model and the fair value of equity awards with market conditions is estimated on the date of grant using Monte Carlo simulations.

Additional Compensation Governance Policies

Stock Ownership Guidelines

The stock ownership guidelines are based on achievement of a certain specified multiple of the applicable officer’s base salary or outside director’s cash retainer. The guidelines do not apply to officers, directors or affiliates of any stockholder of the Company beneficially holding 10% or greater of the outstanding shares of the Company’s stock.

Executive Officer	Ownership Multiple of Salary (for employees) or Cash Retainer (for directors)
CEO	5x
President and COO	3x
Executive Vice President	2x
Other Covered Individuals	1x
Outside Director	3x

In determining whether a covered individual has met the applicable stock ownership level, management evaluates annually stock beneficially owned outright and 25% of the value of time-based restricted stock and restricted stock units that are only subject to time-based vesting (the performance-based restricted stock unit awards do not count toward the ownership guidelines). There is no time requirement to meet the guidelines. However, until the minimum level is reached, a covered individual is required to retain a minimum of 25% of the shares received when options to purchase stock are exercised or restricted stock vests (unless an exemption is granted). As of December 31, 2020 all covered directors and the NEOs met the applicable stock ownership guidelines (except for individuals appointed or hired after the closing of the Transactions who have had limited or no vesting events).

Compensation Recovery Policy

The Compensation Recovery Policy provides that all executive officers, including the NEOs, may, under certain circumstances, be required to repay or forfeit annual incentive or other performance-based compensation, including payments under our Executive Bonus Plan, received in the event of a restatement of Charter’s financial statements filed with the SEC. Under this policy, there is a three-year look back period for compensation recovery and it applies regardless of whether or not the individual was at fault in the circumstances leading to the restatement. However, the Committee has been granted greater authority to recover any outstanding equity based awards, vested and unvested, if it determines that a covered executive was engaged in any fraud or intentional misconduct with regard to the circumstances leading to the restatement.

Hedging

The Company prohibits Restricted Employees from hedging transactions or similar arrangements with respect to Company securities without the prior approval of the Company’s Legal department. Specific transactions prohibited are sales of Company securities of the same class for at least six months after the purchase, short sales of Company securities, buying or selling puts or calls or other derivative securities on the Company’s securities, and entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

Charter Communications        |    40    |        2021 Proxy Statement

Restricted Employees include any employee with the title of Vice President or equivalent and above; all persons employed in the Finance, Investor Relations, Legal and Stock Administration departments; members of corporate executive staff; members of the Board of Directors; and any other designated employee identified by senior management as a “Restricted Employee” (e.g., key consultants, executive staff support, compensation personnel, senior Marketing staff).

Stockholder Vote on Say on Pay

At the Company’s 2017 annual stockholders’ meeting, the stockholders considered an advisory proposal on the frequency of holding a vote on executive compensation and, as the Board of Directors recommended, voted to hold an advisory vote on executive compensation every three (3) years with approximately 57% of the votes cast in favor of the frequency proposal. The most recent advisory vote on executive compensation was held at the 2020 annual stockholders’ meeting. As the Board of Directors recommended, the stockholders approved the 2020 executive compensation program with approximately 91% of the votes cast voting in favor of the proposal. At the annual stockholder’s meeting in 2023, stockholders will be asked to consider two advisory votes relative to executive compensation. One will address the frequency of advisory votes on the Company’s executive compensation and the other will address executive compensation as described in the Compensation Discussion and Analysis.

Charter’s executive compensation program is designed to ensure management’s interests are aligned with our investors’ interests to support long-term value creation, while also maintaining the consistency over time that is imperative for motivating and retaining employees. After considering the stockholders’ advisory votes, including the level of support received for each proposal, the Committee continues to believe that the Company’s executive compensation structure — including the 2016 Performance-based Program — best achieves the desired alignment. In addition, the Committee views a three-year period between advisory votes on executive compensation as the most effective approach, providing investors sufficient time to evaluate the effectiveness of both short and long-term compensation strategies and corresponding business outcomes of the Company. Although the Committee will continue to monitor the frequency of the vote, the Committee considers a triennial vote on executive pay to be the appropriate frequency to provide time to thoughtfully consider and implement appropriate changes to our executive compensation program.

Proactive Stockholder Engagement

Charter values and carefully considers the feedback we receive from our stockholders. In 2020, we engaged in constructive dialogue with our leading institutional stockholders. We reached out to and offered to have discussions with stockholders holding approximately 69.6% of the shares of our outstanding stock. We engaged with each stockholder who accepted our offer, making our Executive Vice President, General Counsel and Corporate Secretary, our Senior Vice President, Investor Relations and our Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary available. Stockholder feedback, including through direct discussions and prior stockholder votes, is reported to our Nominating and Corporate Governance Committee periodically throughout the year. In addition, the Nominating and Corporate Governance Committee was provided an overview of governance positions of institutional investors that are more proactive on governance matters. We also review our practices against guidelines published by stockholders and proxy advisory firms, among others.

The engagements covered a variety of topics. The topics most often raised and the Company’s response to these discussions are summarized below.

ESG Reporting. Last year the Company posted its “2019 Corporate Responsibility Report” on its website at ir.charter.com/corporate-responsibility-report. In addition, in response to further discussion with stockholders regarding the importance of environmental, social and governance (“ESG”) oversight and reporting to stockholders, the Company is in the process of preparing an ESG report describing the Company’s policies, performance and improvement targets related to ESG. As part of this process, the Company’s Chairman and CEO has committed the Company to adopt a performance target related to greenhouse gas emissions, although the specific target continues to be developed. The Company expects to issue the report before the date of the 2021 annual stockholders’ meeting, and the report will include the greenhouse gas target. We will continue to engage internal and external stakeholders in ESG discussions, reviewing the initiatives of other companies, and reviewing the means and opportunities for further carbon emission reductions in the future. The Company also expects to respond to the CDP (formerly the Carbon Disclosure Project) questionnaire for a private score in 2021, the Company’s first year of participation in CDP.

Charter Communications        |    41    |        2021 Proxy Statement

Board Diversity. Our Governance Guidelines reflect our commitment to diversity and provide that a candidate’s contribution of diversity to the board of directors (based on common factors associated with diversity such as gender, race/ethnicity and other background characteristics that enhance the diversity of the board) will be one of the many elements to be considered in evaluating candidates. At this time, our Board includes a female African American, an Asian American/Pacific Islander and a Latino American. Also, the Nominating and Corporate Governance Committee has undertaken to begin identifying diverse director candidates so a pipe-line is developed in case an opening occurs on the Board of Directors.

We take seriously the views of our stockholders and took into consideration all the various input we received, and intend to continue our stockholder engagement efforts in 2021.

Charter Communications        |    42    |        2021 Proxy Statement

Summary Compensation Table

The following table sets forth compensation information for our named executive officers (“NEOs”) that were identified as such as of December 31, 2020.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in pension value and nonqualified deferred compensation earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Thomas M. Rutledge Chairman and Chief Executive Officer	2020	2,073,077	—	30,005,695	6,299,963	176,085	291,885	38,846,705
	2019	2,000,000	—	—	6,082,080	205,079	456,442	8,743,601
	2018	2,000,000	—	—	5,738,112	—	419,152	8,157,264
John Bickham President and Chief Operating Officer	2020	1,500,000	—	31,495,475	3,025,800	134,620	300,052	36,455,947
	2019	1,500,000	—	—	3,041,040	182,720	313,645	5,037,405
	2018	1,500,000	—	—	2,869,056	1,859	358,239	4,729,154
Rich DiGeronimo Chief Product & Technology Officer	2020	1,000,000	399,917	3,600,060	1,613,760	—	20,598	6,634,335

David G. Ellen Senior Executive Vice President	2020	1,250,000	750,165	6,750,203	2,017,200	—	20,000	10,787,568
	2019	1,250,000	—	—	2,027,360	—	22,349	3,299,709
	2018	1,250,000	—	—	1,912,704	—	78,610	3,241,314
Christopher L. Winfrey Chief Financial Officer	2020	1,000,000	900,198	8,100,243	1,613,760	—	123,209	11,737,410
	2019	928,454	—	—	1,458,519	—	85,790	2,472,763
	2018	850,000	—	—	1,219,349	—	61,919	2,131,268

(1)	Mr. Rutledge’s salary calculation is prorated based on the adjustment to his base salary effective October 27, 2020.

(2)

Amounts reported in this column reflect the aggregate grant date fair value of restricted stock unit grants, if any, to each NEO during the applicable fiscal years set forth above. Amounts reported represent the aggregate grant date fair value based on the average of the high and low stock prices on the applicable grant date. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(3)

Amounts reported in this column were calculated in accordance with GAAP and reflect the aggregate grant date fair value of options granted to each NEO during the applicable fiscal years set forth above. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion & Analysis.

(4)

The amounts reported under this column for 2020 are executive bonus plan payments made in 2021 for each NEO under the 2020 Executive Bonus Plan. Mr. Rutledge’s bonus calculation is prorated based on the adjustment to his base salary effective October 27, 2020.

(5)

Although the plan was frozen in 2016 and no benefits accrued after that date, these amounts represent the aggregate change in the actuarial present value of Mr. Rutledge’s and Mr. Bickham’s accumulated pension benefits under the Time Warner Cable Pension Plan, and the Time Warner Cable Excess Benefit Pension Plan. See the Pension Benefits Table and “Legacy TWC Pension Benefits” for additional information regarding these benefits.

Charter Communications        |    43    |        2021 Proxy Statement

(6)	The following table identifies the perquisites and personal benefits received by the NEOs, identified below, that exceeded $10,000 in the aggregate for the year ended December 31, 2020:

Name	Personal Use of Corporate Airplane ($)(a)	401(k) Matching Contributions ($)	Group Term Life Premiums ($)	Executive Long- Term Disability Premiums ($)	Gross-up for Executive Long Term Disability ($)	Other ($)(b)
Thomas M. Rutledge	259,209	—	29,718	1,029	1,929	—
John Bickham	285,970	—	11,124	1,029	1,929	—
Rich DiGeronimo	—	17,100	540	1,029	1,929	—
David Ellen	—	14,692	2,322	1,029	1,929	28
Christopher L. Winfrey	102,269	17,100	810	1,029	1,929	72

(a)

As set forth in more detail below under the section titled “Employment Agreements”, Messrs. Rutledge and Bickham are allowed to use the Company’s aircraft for a certain amount of hours of discretionary personal use every year in accordance with their respective employment agreements. Mr. Rutledge also has the authority to allow other executives to use the Company’s aircraft for personal use. Amounts reported above for Messrs. Rutledge, Bickham and Winfrey are calculated as the aggregate incremental cost to the Company using a method that takes into account variable costs such as aircraft fuel and oil expenses per hour of flight; crew travel expenses; landing and parking fees; and trip-related inspections, repairs and maintenance. The aggregate incremental costs reported above also take into account costs associated with private aircraft for hire services. Because the Company’s aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew or purchase or lease costs of aircraft. For purposes of determining an executive’s taxable income, personal use of our aircraft is valued using a method based on Standard Industry Fare Level (“SIFL”) rates, as published by the Internal Revenue Service. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method.

(b)	Amounts reported for 2020 represent gross-ups for 2020 service awards.

Charter Communications        |    44    |        2021 Proxy Statement

2020 Grants of Plan Based Awards

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
		Threshold – 0% ($)	Target – 100% ($)(3)	Maximum – 150% ($)(3)
Thomas M. Rutledge	—	—	6,270,492	9,405,738	—	—	—	—
	11/3/2020	—	—	—	—	195,022	597.16	30,005,695
John Bickham	—	—	3,000,000	4,500,000	—	—	—	—
	12/23/2020	—			—	188,909	646.31	31,495,475
Rich DiGeronimo	—	—	1,600,000	2,400,000	—	—	—	—
	1/15/2020	—	—	—	781	—	—	399,917
	1/15/2020	—	—	—	—	24,781	512.06	3,600,060
David G. Ellen	—	—	2,000,000	3,000,000	—	—	—	—
	1/15/2020	—	—	—	1,465	—	—	750,165
	1/15/2020	—	—	—	—	46,465	512.06	6,750,203
Christopher L. Winfrey	—	—	1,600,000	2,400,000	—	—	—	—
	1/15/2020	—	—	—	1,758	—	—	900,198
	1/15/2020	—	—	—	—	55,758	512.06	8,100,243

(1)

Mr. Rutledge received a grant on November 3, 2020 in connection with the execution of his new employment agreement. Mr. Bickham received a grant on December 23, 2020 in connection with the execution of his new employment agreement. Messrs. Ellen and Winfrey received grants on January 15, 2020 as described in the section titled “Compensation Actions in 2020” in the Compensation Discussion & Analysis. Mr. DiGeronimo received grants on January 15, 2020 as part of the Company’s annual equity grant program.

(2)

These columns show the range of payouts under the 2020 Executive Bonus Plan based on the applicable 2020 performance criteria. Related payments were made in 2021 for 2020 performance based on the metrics described in the section titled “2020 Executive Bonus Plan” in the Compensation Discussion & Analysis. These payments are reflected in the Non-Equity Incentive Plan column in the Summary Compensation Table.

(3)

Mr. Rutledge’s target annual incentive amount and maximum annual incentive amount is prorated with his prior base salary of $2,000,000 and target annual incentive of 300% of base salary in effect from January 1, 2020 through October 26, 2020 and his new base salary of $2,500,000 and target annual incentive of 300% of base salary in effect as of October 27, 2020.

(4)	Awards under this column were granted as restricted stock units under the 2020 LTIP and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(5)	These option awards were granted as options under the 2020 LTIP and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(6)	The exercise prices of the option awards were determined using the average of high and low stock prices on the date of grant.

(7)

Amounts were calculated in accordance with accounting guidance related to share-based payment transactions and represent the aggregate grant date fair value. For more information, see “Impact of Tax and Accounting” under Compensation Discussion & Analysis.

Charter Communications        |    45    |        2021 Proxy Statement

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and unvested restricted stock and restricted stock units for each of our NEOs that remained outstanding as of December 31, 2020. In connection with the closing of the Transactions the merger exchange ratio of .9042 was applied to the exercise price and performance targets (divided by .9042) and the number of restricted stock units and stock options (multiplied by .9042) for all equity awards outstanding on May 18, 2016.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas M. Rutledge	147,905	(2)	—		—		150.88	1/15/2024	—		—	—		—
	136,188	(3)	—		—		175.76	1/15/2025	—		—	—		—
	602,800	(4)	—		301,400	(4)	222.92	4/25/2026	—		—	—		—
	482,240	(4)	—		241,120	(4)	232.34	4/26/2026	—		—	—		—
	—		—		195,022	(5)	597.16	11/3/2030	—		—	—		—
	—		—		—		—	—	—		—	60,282	(6)	$39,879,557
John Bickham	78,364	(4)	—		195,910	(4)	221.25	6/17/2026	—		—	—		—
	18,084	(4)	—		45,210	(4)	242.30	7/25/2026	—		—	—		—
	—		188,909	(7)	—		646.31	12/23/2030	—		—	—		—
	—		—		—		—	—	—		—	26,793	(6)	$17,724,909
Rich DiGeronimo	—		23,620	(8)	—		353.20	1/16/2028	—		—	—		—
	—		27,151	(9)	—		292.31	1/15/2029	—		—	—		—
	—		6,760	(10)	—		378.67	8/15/2029	—		—	—		—
	—		24,781	(11)	—		512.06	1/15/2030	—		—	—		—
	—		—		—		—	—	2,542	(12)	$1,681,660	—		—
David G. Ellen	164,370	(4)	—		135,630	(4)	221.25	6/17/2026	—		—	—		—
	—		46,465	(11)	—		512.06	1/15/2030	—		—	—		—
	—		—		—		—	—	—		—	15,072	(6)	$9,970,882
	—		—		—		—	—	1,465	(13)	$969,171	—		—
Christopher L. Winfrey	36,976	(2)	—		—		150.88	1/15/2024	—		—	—		—
	34,046	(3)	—		—		175.76	1/15/2025	—		—	—		—
	24,064	(14)	—		—		183.87	1/15/2026	—		—	—		—
	331,539	(4)	—		165,770	(4)	221.25	6/17/2026	—		—	—		—
	—		55,758	(11)	—		512.06	1/15/2030	—		—	—		—
	—		—		—		—	—	—		—	18,420	(6)	$12,185,751
	—		—		—		—	—	1,758	(13)	$1,163,005	—		—

(1)	Based on the closing stock price at December 31, 2020 of $661.55 per share.

(2)	Amounts shown reflect time-vesting stock options granted on January 15, 2014 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(3)	Amounts shown reflect time-vesting stock options granted on January 15, 2015 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

(4)

Amounts shown reflect grants of performance-vesting stock options that vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. For Mr. Rutledge, represents the awards that were granted on April 25, 2016 and April 26, 2016, respectively. For Mr. Bickham, represents the awards that were granted on June 17, 2016 and July 25, 2016, respectively. For Messrs. Ellen and Winfrey, represents the awards of stock options that were granted on June 17, 2016.

(5)	Amounts shown reflect time-vesting stock options granted on November 3, 2020 that fully vest and become exercisable on the third anniversary of the grant date.

Charter Communications        |    46    |        2021 Proxy Statement

(6)

Amounts shown reflect grants of performance-vesting restricted stock units (RSUs) that vest subject to achievement of certain price per share thresholds measured based on the average of the per share closing price of the Company’s Class A common stock on the NASDAQ Global Select for sixty (60) consecutive trading days. For Mr. Rutledge, represents the award that was granted on April 25, 2016. For Mr. Bickham, represents the awards that were granted on June 17, 2016 and July 25, 2016, respectively, and are shown as a combined amount in the table. For Messrs. Ellen and Winfrey, represents the awards that were granted on June 17, 2016.

(7)	Amounts shown reflect time-vesting stock options granted on December 23, 2020 under the 2019 Stock Incentive Plan that fully vest and become exercisable on December 31, 2022.

(8)	Amounts shown reflect time-vesting stock options granted on January 16, 2018 under the 2009 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(9)	Amounts shown reflect time-vesting stock options granted on January 15, 2019 under the 2009 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(10)	Amounts shown reflect time-vesting stock options granted on August 15, 2019 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(11)	Amounts shown reflect time-vesting stock options granted on January 15, 2020 under the 2019 Stock Incentive Plan that fully vest and become exercisable on the third anniversary of the grant date.

(12)

Amounts shown reflect time-vesting RSUs granted on January 16, 2018 and January 15, 2019, under the 2009 Stock Incentive Plan and on August 15, 2019 and January 15, 2020 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.

(13)	Amounts shown reflect time-vesting RSUs granted on January 15, 2020 under the 2019 Stock Incentive Plan that fully vest on the third anniversary of the grant date.

(14)	Amounts shown reflect time-vesting stock options granted on January 15, 2016 under the 2009 Stock Incentive Plan that fully vested and became exercisable on the third anniversary of the grant date.

Charter Communications        |    47    |        2021 Proxy Statement

2020 Options Exercised and Stock Vested

The following table provides information on option awards exercised and restricted stock and stock unit awards that vested during 2020 for each of the Company’s NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting or Transfer for Value (#)	Value Realized on Vesting ($)(1)
Thomas M. Rutledge(2)	384,285	$224,451,827	100,465	$56,501,114
John Bickham(3)	575,967	$204,994,803	44,651	$25,419,508
Richard J. DiGeronimo(4)	12,009	$2,744,960	2,921	$1,480,012
David Ellen(5)	106,890	$36,495,368	25,115	$14,297,769
Christopher L. Winfrey(6)	314,962	$145,798,644	30,698	$17,476,110

(1)	Amount attributed to the average high and low market values of the stock on the day of vesting.

(2)

On November 16, 2020, Mr. Rutledge exercised, surrendered underlying shares for the exercise price and tax withholding and held the resulting shares from (i) 203,445 stock options at an exercise price of $59.28 per option at a market value of $643.06; and (ii) 180,840 stock options at an exercise price of $59.28 per option at a market value of $643.69. Mr. Rutledge had 20,093 performance-vesting RSUs vest on February 21, 2020 and 9,031 shares were withheld to cover taxes at a market value of $533.84 (the average of the high and low trading prices on that day). Mr. Rutledge also had 20,093 performance-vesting RSUs vest on April 24, 2020 and 9,312 shares were withheld to cover taxes at a market value of $501.49 (the average of the high and low trading prices on that day). Mr. Rutledge also had 20,093 performance-vesting RSUs vest on June 17, 2020 and 9,312 shares were withheld to cover taxes at a market value of $535.97 (the average of the high and low trading prices on that day). Mr. Rutledge also had 40,186 performance-vesting RSUs vest on September 2, 2020 and 18,623 shares were withheld to cover taxes at a market value of $620.34 (the average of the high and low trading prices on that day).

(3)

On May 6, 2020, Mr. Bickham exercised, surrendered underlying shares for the exercise price and tax withholding and sold the resulting shares from (i) 73,952 stock options at an exercise price of $150.88 per option; (ii) 68,094 stock options at an exercise price of $175.76 per option; and (iii) 48,129 stock options at an exercise price of $183.87 per option, all stock options were exercised at a market value of $516.56. On July 31, 2020, Mr. Bickham also exercised, surrendered underlying shares for the exercise price and tax withholding and sold the resulting shares from (i) 117,546 stock options at an exercise price of $221.25 per option at a market value of $590.00; (ii) 39,182 stock options at an exercise price of $221.25 per option at a market value of $582.35; (iii) 36,168 stock options at an exercise price of $242.30 per option at a market value of $590.00; (iv) 27,126 stock options at an exercise price of $242.30 per option at a market value of $586.80; and (v) 9,042 stock options at an exercise price of $242.30 per option at a market value of $580.37. On July 31, 2020, The Bickham Family 2016 Irrevocable Trust exercised and sold (i) 39,182 stock options at an exercise price of $221.25 per option at a market value of $580.16; (ii) 39,182 stock options at an exercise price of $221.25 per option at a market value of $580.22; (iii) 39,182 stock options at an exercise price of $221.25 per option at a market value of $580.26; and (iv) 39,182 stock options at an exercise price of $221.25 per option at a market value of $580.27. Mr. Bickham had 8,930 performance-vesting RSUs vest on February 21, 2020 and 3,858 shares were withheld to cover taxes at a market value of $533.84 (the average of the high and low trading prices on that day). Mr. Bickham also had 17,860 performance-vesting RSUs vest on June 17, 2020 and 8,277 shares were withheld to cover taxes at a market value of $535.97 (the average of the high and low trading prices on that day). Mr. Bickham also had 17,861 performance-vesting RSUs vest on September 2, 2020 and 8,277 shares were withheld to cover taxes at a market value of $620.34 (the average of the high and low trading prices on that day).

(4)

Mr. DiGeronimo exercised and sold 12,009 stock options at an exercise price of $299.61 per option, on February 4, 2020 at a market value of $528.18. Mr. DiGeronimo had 2,921 time vesting RSUs vest on January 17, 2020 and 998 shares were withheld to cover taxes at a market value of $506.68 (the average of the high and low trading prices on that day).

(5)

Mr. Ellen exercised, surrendered underlying shares for the exercise price and tax withholding and sold the resulting shares from 60,000 stock options at an exercise price of $221.25 per option, on May 11, 2020 at a market value of $513.33. Mr. Ellen also exercised, surrendered underlying shares for the exercise price and tax withholding and sold the resulting shares from 20,000 stock options at an exercise price of $221.25 per option, on August 7, 2020 at a market value

Charter Communications        |    48    |        2021 Proxy Statement

of $601.66. Mr. Ellen further exercised, surrendered underlying shares for the exercise price and tax withholding and sold the resulting shares from 26,890 stock options at an exercise price of $221.25 per option, on November 5, 2020 at a market value of $643.79. Mr. Ellen had 5,023 performance-vesting RSUs vest on February 21, 2020 and 2,393 shares were withheld to cover taxes at a market value of $533.84 (the average of the high and low trading prices on that day). Mr. Ellen also had 10,046 performance-vesting RSUs vest on June 17, 2020 and 5,347 shares were withheld to cover taxes at a market value of $535.97 (the average of the high and low trading prices on that day). Mr. Ellen also had 10,046 performance-vesting RSUs vest on September 2, 2020 and 5,347 shares were withheld to cover taxes at a market value of $620.34 (the average of the high and low trading prices on that day).

(6)

On February 4, 2020, Mr. Winfrey (i) exercised, surrendered underlying shares for the exercise price and tax withholding and held the resulting shares from 40,689 stock options at an exercise price of $36.17 per option at a market value of $528.85; and (ii) exercised, surrendered underlying shares for the exercise price and tax withholding and sold the resulting shares from 40,689 stock options at an exercise price of $36.17 per option at a market value of $528.64. On May 5, 2020, Mr. Winfrey further exercised, surrendered underlying shares for the exercise price and tax withholding and held the resulting shares from (i) 117,664 stock options at an exercise price of $60.96 per option at a market value of $516.90; and (ii) 50,428 stock options at an exercise price of $60.96 per option at a market value of $516.93. On May 6, 2020, The Christopher L. Winfrey GRAT II exercised, surrendered underlying shares for the exercise price and tax withholding and held the resulting shares from (i) 19,647 stock options at an exercise price of $60.96 per option at a market value of $504.917; and (ii) 45,845 stock options at an exercise price of $60.96 per option at a market value of $504.85. Mr. Winfrey had 6,139 performance-vesting RSUs vest on February 21, 2020 and 3,007 shares were withheld to cover taxes at a market value of $533.84 (the average of the high and low trading prices on that day). Mr. Winfrey also had 12,280 performance-vesting RSUs vest on June 17, 2020 and 6,014 shares were withheld to cover taxes at a market value of $535.97 (the average of the high and low trading prices on that day). Mr. Winfrey also had 12,279 performance-vesting RSUs vest on September 2, 2020 and 6,014 shares were withheld to cover taxes at a market value of $620.34 (the average of the high and low trading prices on that day).

Retirement Benefits

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our NEOs, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis.

Legacy TWC Pension Benefits

In connection with Mr. Rutledge’s and Mr. Bickham’s employment by a predecessor and/or affiliate of Legacy TWC, Mr. Rutledge and Mr. Bickham participated in the Time Warner Cable Pension Plan, a tax qualified defined benefit pension plan (the “Cable Plan”), and the Time Warner Cable Excess Benefit Pension Plan (the “Excess Benefit Plan”), a nonqualified defined benefit pension plan (collectively, the “Pension Plans”) offered by those employers and accrued a benefit as a result. No other NEO is entitled to benefits under the Pension Plans. As of the closing of the Transactions, Charter is the sponsor of the Pension Plans. As of December 31, 2020, the present value of Mr. Rutledge’s and Mr. Bickham’s accrued benefit under the Pension Plans was $1,624,327, and $1,481,437, respectively, reflecting the assumptions that (a) the benefits will be payable at the earliest retirement age at which unreduced benefits are assumed to be payable (which is age 65) under the plans, valued as if paid as a life annuity, (b) 28.58 and 8.75 years, respectively, of benefit service to Legacy TWC during their tenure there, and (c) are consistent with the assumptions used in the calculation of the Company’s benefit obligations as disclosed in Note 22 to the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Federal tax law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits that may be paid to participants under a tax-qualified plan, such as the Cable Plan. However, as permitted under Federal tax law, Legacy TWC designed the Excess Benefit Plan to provide for supplemental payments by Legacy TWC of an amount that eligible employees would have received under the Cable Plan if eligible compensation were subject to a higher limit and there were no payment restrictions. The amount of the payment under the Excess Benefit Plan is calculated based on the differences between (a) the annual benefit that would have been payable under the Cable Plan if the annual eligible compensation limit imposed by the tax laws was $350,000 (the maximum compensation limit imposed under the Excess Benefit Plan) and (b) the actual benefit payable under the Cable Plan.

Charter Communications        |    49    |        2021 Proxy Statement

Benefit payments under the Pension Plans are calculated using the highest consecutive five-year average annual compensation (subject to federal law limits and the $350,000 limit referred to above), which is referred to as “average compensation.” Compensation covered by the Pension Plans takes into account salary, bonus, some elective deferrals and other compensation paid, but excludes the payment of deferred or long-term incentive compensation and severance payments. The annual pension payment under the terms of the TWC Pension Plans, if the retired employee is vested, and if paid as a single life annuity, commencing at age 65, is an amount equal to the sum of:

•

1.25% of the portion of average compensation that does not exceed the average of the Social Security taxable wage base ending in the year the employee reaches the Social Security retirement age, referred to as “covered compensation,” multiplied by the number of years of benefit service up to 35 years, plus

•	1.67% of the portion of average compensation that exceeds covered compensation, multiplied by the number of years of benefit service up to 35 years, plus

•	0.5% of average compensation multiplied by the employee’s number of years of benefit service in excess of 35 years, plus

•	a supplemental benefit in the amount of $60 multiplied by the employee’s number of years of benefit service up to 30 years, with a maximum supplemental benefit of $1,800 per year.

Reduced benefits are available in the case of retirement before age 65 and in other optional forms of benefits payouts, as described below.

The benefits under the Pension Plan are payable as (i) a single life annuity, (ii) a 50%, 75% or 100% joint and survivor annuity, (iii) a life annuity that is guaranteed for 10 years, or (iv) as of January 1, 2015, a lump sum. Spousal consent is required in certain cases. The participant may elect the form of benefit payment at the time of retirement or termination of employment (in which case, benefits are payable as (i) a single life annuity, (ii) a 50% or 75% joint and survivor annuity or (iii) a lump sum). In the case of a single life annuity, the amount of the annuity is based on the applicable formulas described above. In the case of a joint and survivor annuity, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the ages of the participant and beneficiary at the time the annuity payments begin and the percentage elected by the participant. In the case of a life annuity that is guaranteed for a period of time, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the guaranteed period. Benefits under the Excess Benefit Plan are payable only as a lump sum, unless the participant elected to receive monthly installments over 10 years by the applicable deadline.

Pension Benefits Table

Set forth in the table below are the years of credited service and the present value of Mr. Rutledge’s and Mr. Bickham’s accumulated benefit under the Pension Plans computed as of December 31, 2020, the pension plan measurement date used for financial statement reporting purposes in the Company’s audited consolidated financial statements for the year ended December 31, 2020.

Pension Benefits for 2020

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)
Thomas M. Rutledge	Time Warner Cable Pension Plan	28.583	$1,624,327
	Excess Benefit Plan		—

	Total		$1,624,327
John Bickham	Time Warner Cable Pension Plan	8.75	$857,994
	Excess Benefit Plan		$623,443

	Total		$1,481,437

(1)	Consists of the number of years of service credited to the executive officers as of December 31, 2020 for the purpose of determining benefit service under the Pension Plans.

Charter Communications        |    50    |        2021 Proxy Statement

(2)

The present values of accumulated benefits for the Pension Plans as of December 31, 2020 were calculated using a discount rate of 2.70% for the Cable Plan and 2.47% for the Excess Plan. The mortality assumption is based on the Pri-2012 Sex-Distinct Annuitant Mortality projected forward using generational Scale MP-2020. Lump sums are based on 2021 417(e) mortality and September 2020 interest rates. The calculations are based on the assumptions used in the calculation of the Company’s benefit obligations as disclosed in Note 22 to the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 except that retirement is assumed to be at the earliest unreduced age and no pre-retirement mortality.

Employment Agreements

Thomas M. Rutledge

On October 27, 2020, Charter entered into an amended and restated employment agreement with Thomas Rutledge (the “Rutledge Agreement”). The Rutledge Agreement has a term ending December 31, 2024 and provides that Mr. Rutledge will serve as the Chairman of the Charter board of directors and Chief Executive Officer of Charter and will have duties commensurate with such positions. Under the Rutledge Agreement, Mr. Rutledge is to receive a current base salary of $2,500,000 during the term commencing October 27, 2020, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. Mr. Rutledge is eligible to participate in the Executive Bonus Plan with a target bonus equal to 300% of base salary. Mr. Rutledge is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Rutledge for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Rutledge is entitled to use Company aircraft for such travel and for commuting and up to 125 hours of discretionary personal use per calendar year (without carryover). The Rutledge Agreement contains a two-year non-compete provision and a two-year non-solicitation clause.

John Bickham

Effective as of January 1, 2021, Charter entered into an amended and restated employment agreement with John Bickham (the “Bickham Agreement”). The Bickham Agreement provides that Mr. Bickham will continue to serve as the President and Chief Operating Officer until he transitions to Vice Chairman at a time to be determined between July 1, 2021 and December 31, 2021 at the request of the CEO and will have duties commensurate with such positions. The Bickham Agreement further provides that he will devote substantially all of his business time and efforts to the business and affairs of the Company through December 31, 2021 and during the period from January 1, 2022 through December 31, 2022 (the “Transition Period”), Mr. Bickham will devote fifty percent of his business time and efforts to the business and affairs of the Company. Under the Bickham Agreement, commencing January 1, 2021, Mr. Bickham is to receive an annual base salary of at least $1,875,000 through December 31, 2021 and $937,500 during the Transition Period. Mr. Bickham is eligible to participate in the Executive Bonus Plan with a target bonus equal to 200% of base salary. Mr. Bickham is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Bickham for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Bickham is entitled to use Company aircraft for such travel and for up to 80 hours (40 hours during the Transition Period) of discretionary personal use per calendar year (without carryover). The Bickham Agreement contains a two-year non-compete provision and a two-year non-solicitation clause. Mr. Bickham plans to retire following the end of the term of the Bickham Agreement.

Rich DiGeronimo

Effective as of July 1, 2019, Charter and Mr. DiGeronimo entered into an amended and restated employment agreement (the “DiGeronimo Agreement”). The DiGeronimo Agreement provides that Mr. DiGeronimo shall be employed in an executive capacity as Chief Product and Technology Officer with such responsibilities, duties and authority as are customary for such role, at a base salary of $1,000,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. The DiGeronimo agreement provides that he is eligible to participate in the Executive Bonus Plan with a target bonus of 160% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. DiGeronimo for all reasonable and necessary expenses incurred in connection with the performance of his duties. The DiGeronimo Agreement has an initial term from the effective date through July 1, 2022 provided that the term can be extended by the Company for unlimited one-year periods. The DiGeronimo Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.

Charter Communications        |    51    |        2021 Proxy Statement

David G. Ellen

Effective as of July 1, 2016, Charter entered into an employment agreement with David G. Ellen (the “Ellen Agreement”). The Ellen Agreement provides that Mr. Ellen shall be employed in an executive capacity as Senior Executive Vice President with the authorities, duties and responsibilities for overseeing: (i) the following business and corporate functions: Programming, Policy (in partnership with Government Affairs), Spectrum Networks (including RSNs and the local news and sports networks), Human Resources (including Diversity and Labor Relations), Communications and Security; and (ii) the legal group (x) supporting the Programming, Policy, Spectrum Networks, Product and Labor Relations functions as well as (y) handling regulatory compliance for a term expiring on July 1, 2021. The Ellen Agreement provides that Mr. Ellen will receive a base salary of $1,250,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. Mr. Ellen is also eligible to participate in the Executive Bonus Plan with a target bonus of not less than 160% of his annual base salary. Mr. Ellen is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Ellen for all reasonable and necessary expenses incurred in connection with the performance of his duties, and Mr. Ellen is entitled to use Company aircraft for such travel and for up to 30 hours of discretionary personal use per calendar year (without carryover). The Ellen Agreement contains a two-year non-compete provision and a one-year non-solicitation clause.

Christopher L. Winfrey

Effective as of May 18, 2016, Charter and Mr. Winfrey entered into an employment agreement (the “Winfrey Agreement”). The Winfrey Agreement provides that Mr. Winfrey shall be employed in an executive capacity as Chief Financial Officer with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for Charter’s financial and accounting functions, at a base salary of $850,000 per year during the term, subject to annual review and, in its discretion, increase by the Compensation and Benefits Committee. Under the Winfrey Agreement, he is also eligible to participate in the Executive Bonus Plan with a target bonus of not less than 150% of his annual base salary. Mr. Winfrey received an annual base salary increase in 2019 to $1,000,000 and an increase in his target bonus to 160% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. In addition, Charter must reimburse Mr. Winfrey for all reasonable and necessary expenses incurred in connection with the performance of his duties. The Winfrey Agreement has an initial term from the effective date through May 18, 2021 provided that the term can be extended by the Company for unlimited one-year periods. The Winfrey Agreement contains a two-year non-compete provision and a one year non-solicitation clause.

Separation and Related Arrangements

Named Executive Officers

Unless otherwise noted, the stock price used in the separation tables that follow is based on $661.55 per share, the closing price of Charter’s Class A common stock on the NASDAQ Global Select Market on December 31, 2020. The paragraphs that follow describe the payments that each NEO would have received assuming the applicable termination event occurred on December 31, 2020. The descriptions that follow cover only information regarding benefits that are not generally available to other employees. Benefits generally available to other employees include:

•	Salary earned through date of termination;

•	Lump sum payment for COBRA coverage for the period of severance, if applicable; and

•	Lump sum payment of accrued and unused vacation.

As used in the following sections:

•

“Severance”: NEOs may be eligible for certain payments following the occurrence of certain termination events specified in their employment agreements. If eligible for severance: (1) Mr. Rutledge will receive severance equal to two and one-half times his applicable annual base salary and target bonus; (2) Mr. Bickham will receive severance equal to two and one-half times his applicable annual base salary and target bonus and, in certain cases, a cash payment equal to the fair market value of a pro rata portion of his unvested performance-vesting stock option and performance-vesting restricted stock unit awards; and (3) Messrs. Ellen, Winfrey and DiGeronimo will each receive severance equal to two times their applicable annual base salary and target bonus.

Charter Communications        |    52    |        2021 Proxy Statement

•

“Bonus”: As used in the tables below, “Bonus” is the target bonus set forth and defined in each NEO’s employment agreement, payable in accordance with the 2020 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables. If eligible for a bonus payment on a specific termination event: Mr. Rutledge will receive a target bonus of 300% of his annual base salary, with such annual base salary prorated to reflect the base salary increase that went into effect on October 27, 2020; Mr. Bickham will receive a target bonus of 200% of his annual base salary; Mr. Ellen will receive a target bonus of 160% of his annual base salary; Mr. Winfrey will receive a target bonus of 160% of his annual base salary; and Mr. DiGeronimo will receive a target bonus of 160% of his annual base salary. See the “Base Salary and Annual Bonus” section in the Compensation Discussion and Analysis for further details of the plan. See the “Summary Compensation Table” for actual 2020 Executive Bonus Plan payouts.

•

“Stock Options,” “Restricted Stock” and “Restricted Stock Units”: includes grants made under the Stock Incentive Plans. See “Long-Term Incentives” under the Compensation Discussion & Analysis section for further details on equity incentives offered by the Company.

Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason

Under the current employment agreements and Company policies applicable to our NEOs, we do not provide any severance in the event of a termination by the Company for cause or a voluntary termination by a NEO without good reason and all bonus awards and unvested equity, except for grants made in or after 2020 to Mr. Rutledge, will be forfeited and cancelled effective as of the date of termination. Under Mr. Rutledge’s amended employment agreement, stock option awards granted in or after 2020 pursuant to the employment agreement and outstanding at least one year at the time of termination will pro rata vest upon a voluntary resignation without good reason and continue to vest should such resignation occur after a transition negotiation period as defined in the employment agreement; in each case, such vested stock options will remain exercisable for the original 10-year term. As of December 31, 2020, Mr. Rutledge had no awards that were eligible for pro rata or continued vesting upon a voluntary resignation without good reason. Under the long-term incentive award agreements with our NEOs, vested stock options generally may be exercised for a period of time not to exceed six months from the effective date of a for cause/voluntary termination or the option expiration date, if sooner. The performance-vesting options granted to Mr. Bickham in 2016 provide that he may exercise the options for up to three years following a voluntary termination without good reason. “For cause” is generally defined under our NEOs’ employment agreements and applicable Company policies to include: willful breaches of material obligations, fiduciary duties, the Company’s code of conduct or other material Company policies; acts of fraud or willful and material misrepresentations or concealments from the Company or board of directors; misappropriation of a material amount of Company property; criminal convictions, guilty or no contest pleas to felonies, or any crime expected to have a material negative impact or crimes related to fraud, embezzlement, dishonesty, breach of trust or moral turpitude; admission or finding of liability for knowing or deliberate breach of any securities laws; illegal possession of a controlled substance; excessive alcohol use in connection with duties or otherwise on the Company’s premises or during a Company function; gross neglect of duty or willful misconduct related to duties; or willful or gross negligent commission of an act or failure to act which causes or is reasonably expected to cause substantial economic injury to the business reputation of the Company. Under our employment agreements with Messrs. Rutledge and Bickham, “for cause” includes the foregoing factors amended to read that breaches of material obligations and fiduciary duties, material misrepresentations and concealments and failure to adhere to Company policies must be willful and reasonably expected to cause substantial injury to the business or reputation of the Company. For a definition of “good reason”, see the section below, titled “Termination by the Company without Cause or by the Executive for Good Reason (other than for a Change in Control)”.

Termination due to Death or Disability

Under the employment agreements, equity award agreements and Company policies, as applicable, for each of our NEOs, we may be required to make certain payments to, or allow full equity vesting for, these executives or their estates or beneficiaries in the event that the executive is terminated as a result of death or “disability.”

An executive is deemed to have a “disability” if, due to illness or injury: the executive is unable to perform his or her duties without accommodation for a certain period of time; or the executive is considered disabled for the purposes of receiving long term disability benefits under a participating plan or policy. In the event there is a period of time during which a NEO is not being paid annual base salary and not receiving long-term disability insurance payments, the executive will receive interim payments equal to such unpaid disability insurance payments until commencement of disability insurance payments.

Charter Communications        |    53    |        2021 Proxy Statement

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	—	6,270,492	12,557,467	—	18,827,958
John Bickham	110,971,176	3,000,000	2,879,918	—	116,851,094
Rich DiGeronimo	—	1,600,000	22,925,196	1,681,660	26,206,856
David Ellen	—	2,000,000	6,946,169	969,171	9,915,340
Christopher L. Winfrey	—	1,600,000	8,335,403	1,163,005	11,098,408

(1)

No severance is payable in the event of a termination based on death or disability of any NEO other than Mr. Bickham who, pursuant to the terms of his employment agreement, is entitled to a cash payout equal to: (i) a pro rata amount of unvested performance-vesting stock options for which the applicable performance criteria have been achieved as of the termination date, multiplied by (ii) the average of the high and low stock prices on the termination date less the exercise price of the applicable stock options. For the purposes of calculating the amount set forth in the table, the Company assumed a value of $658.82, the average of the high and low stock prices of the Company’s Class A common stock on December 31, 2020. Mr. Bickham is also entitled to a comparable cash payout related to his unvested performance-vesting restricted stock unit awards.

(2)

Each NEO or his or her estate or beneficiaries will be entitled to receive a pro rata bonus for the performance period ending prior to the date of a death or disability termination event. “Bonus” is the target bonus set forth and defined in each NEO’s employment agreement or the 2020 Executive Bonus Plan as of December 31, 2020 payable in accordance with the 2020 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables.

(3)

All time-vesting option grants made to our NEOs are subject to full vesting of all unvested equity in the event of a termination due to death or disability. As to performance-vesting stock option awards granted in 2016, all of the unvested awards would be cancelled in the event of such a termination on December 31, 2020.

(4)

All time-vesting restricted stock unit grants made to our NEOs are subject to full vesting of all unvested equity in the event of a termination due to death or disability. As to performance-vesting restricted stock unit awards granted in 2016, all of the awards would be cancelled in the event of such a termination on December 31, 2020.

Termination due to Retirement by the Executive

In the event that an NEO terminates his or her employment with Charter due to retirement (i) no severance or bonus amounts are payable, (ii) time-vesting stock option grants are subject to pro rata vesting after the first anniversary of the respective award’s grant date, and (iii) time-vesting restricted stock unit grants are subject to pro rata vesting after the first anniversary of the respective award’s grant date. As to performance-vesting option awards and restricted stock unit awards granted in 2016, all of the unvested awards would be cancelled in the event of an executive’s retirement on December 31, 2020.

Charter generally defines “retirement” eligibility in its long-term incentive plan documents as the employee’s age (at least 55) plus years of service equal to 70. Of the NEOs only Mr. Rutledge and Mr. Bickham meet the “rule of 70” retirement qualification, however, neither of them had any time-vesting awards as of December 31, 2020 that would qualify for pro rata vesting. None of the other NEOs were eligible for retirement at December 31, 2020.

Termination by Charter Without Cause or by the Executive for Good Reason (other than for a Change in Control)

In the event that Charter terminates a NEO’s employment without cause or the executive terminates his or her employment with Charter for good reason other than in connection with a change in control, Charter may be required to make certain payments to the executive and the executive may be entitled to pro rata or continued vesting of unvested equity awards granted to the executive.

Charter Communications        |    54    |        2021 Proxy Statement

For a definition of a “for cause,” see the prior section titled “Termination by Charter for Cause or a Voluntary Termination by the Executive without Good Reason.”

A NEO may generally only terminate his or her employment for “good reason” following thirty (30) days written notice to the Company of his or her intent to terminate, or, in certain circumstances, advance notice to the Company detailing the “good reason” and giving the Company an opportunity to cure prior to termination. As the term is used in the employment agreements of our NEOs, “good reason” includes: a reduction in base salary or bonus; a material reduction in authority, duties, or responsibilities of the executive or of the executive’s reporting structure; a material failure by the Company to comply with provisions of the executive’s employment agreement including paying compensation when due and the location of the executive’s primary workplace; or any failure by a successor company to assume the executive’s employment agreement following a change in control.

For a definition of “change in control”, see the section immediately following titled “Termination within 30 days before or 13 months after Change in Control for without Cause or Good Reason.”

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	25,000,000	6,270,492	248,251,664	39,879,557	319,401,713
John Bickham	122,221,176	3,000,000	2,879,918	—	128,101,094
Rich DiGeronimo	5,200,000	1,600,000	15,791,902	1,056,756	23,648,658
David Ellen	6,500,000	2,000,000	2,224,549	310,382	11,034,931
Christopher L. Winfrey	5,200,000	1,600,000	2,669,458	372,459	9,841,917

(1)

All NEOs are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company or the Company’s policies, as applicable. Pursuant to the terms of Mr. Bickham’s employment agreement, he is also entitled to a cash payout equal to: (i) a pro rata amount of unvested performance-vesting stock options for which the applicable performance criteria have been achieved as of the termination date, multiplied by (ii) the average of the high and low stock prices on the termination date less the exercise price of the applicable stock options. For the purposes of calculating the amount set forth in the table, the Company assumed a value of $658.82, the average of the high and low stock prices of the Company’s Class A common stock on December 31, 2020. Mr. Bickham is also entitled to a comparable cash payout related to his unvested performance-vesting restricted stock unit awards.

(2)

All NEOs will be entitled to a pro rata bonus previously earned for the performance period ending prior to the date of termination. “Bonus” is the target bonus set forth and defined in each NEO’s employment agreement as of December 31, 2020 and payable in accordance with the 2020 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables.

(3)

Except for Messrs. Rutledge and Bickham, all time-vesting stock option grants made to our NEOs are subject to pro rata vesting of all unvested equity in the event of a without cause / good reason termination. Time-vesting stock options granted to Messrs. Rutledge and Bickham are subject to continued vesting in the event of a without cause / good reason termination. As to performance-vesting option awards granted in 2016, all of the awards would be cancelled in the event of a termination on December 31, 2020 except for Mr. Rutledge, who receives continued vesting of these awards for a two-year period following such a termination, provided that performance targets are met during such two-year period. The amount reflected in the table for Mr. Rutledge includes, as of December 31, 2020, the value of performance-vesting option awards that are scheduled to vest within the following two-year period and for which the applicable performance criteria have been achieved.

(4)

All time-vesting restricted stock and restricted stock unit grants made to our NEOs are subject to pro rata vesting of all unvested equity in the event of a without cause / good reason termination. As to performance-vesting restricted stock unit awards granted in 2016, all of the awards would be cancelled in the event of a termination on December 31, 2020 except for Mr. Rutledge, who receives continued vesting of these awards for a two-year period following such a termination, provided that performance targets are met during such two-year period. The amount reflected in the table for Mr. Rutledge includes, as of December 31, 2020, the value of performance-vesting restricted stock unit awards that are scheduled to vest within the following two-year period and for which the applicable performance criteria have been achieved.

Charter Communications        |    55    |        2021 Proxy Statement

Termination within 30 days before or 12 months after Change in Control without Cause or for Good Reason

Under the employment agreements, equity award agreements and Company policies, as applicable, for each of our NEOs, we may be required to make payments to, or allow pro rata or full vesting of unvested equity awards for, these executives in the event that, within 30 days before, or 12 months following, the occurrence of a change in control, Charter or any of its subsidiaries, terminate the executive’s employment without cause or he or she terminates his or her employment with Charter and its subsidiaries for good reason.

A “change in control” is defined to include: any person or entity acquires beneficial ownership of 35% or more of our outstanding common stock or combined voting power over our outstanding voting securities; the incumbent directors (as defined in the employment agreements) cease to constitute a majority of the board of directors; the completion of certain corporate transactions including a reorganization or merger subject to certain exceptions; the complete liquidation or dissolution of the Company; and the sale or disposition of all or substantially all of the assets of the Company.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	25,000,000	6,270,492	248,251,664	39,879,557	319,401,713
John Bickham	11,250,000	3,000,000	108,093,760	17,724,909	140,068,669
Rich DiGeronimo	5,200,000	1,600,000	22,925,196	1,681,660	31,406,856
David Ellen	6,500,000	2,000,000	66,664,397	10,940,052	86,104,449
Christopher L. Winfrey	5,200,000	1,600,000	81,324,348	13,348,756	101,473,104

(1)	All NEOs are entitled to severance in accordance with the terms and conditions of each executive’s respective employment agreement with the Company or the Company’s policies, as applicable.

(2)

All NEOs will be entitled to a pro rata bonus previously earned for the performance period ending prior to the date of termination. “Bonus” is the target bonus set forth and defined in each Named Executive Officer’s employment agreement as of December 31, 2020 payable in accordance with the 2020 Executive Bonus Plan but assumed at 100% performance attainment for the purposes of these separation tables.

(3)

All time-vesting stock option grants made to our NEOs are subject to full, accelerated vesting of all unvested equity in the event of a change in control termination. As to the performance-vesting stock option awards granted in 2016, in the event of a change in control, all eligible unvested performance-vesting stock options will vest if the performance targets have been achieved based upon the highest price paid per share in the change in control transaction. Unless otherwise determined by the Company’s Compensation and Benefits Committee at the time of such change in control, all non-eligible stock options and all unvested eligible stock options that do not vest in accordance with the award agreement in connection with a change in control shall be cancelled and forfeited. For the purposes of calculating the amounts set forth in the table above, the Company has assumed that the highest price paid per share in the change in control transaction was $661.55, the closing price of the Company’s Class A common stock on December 31, 2020.

(4)

All time-vesting restricted stock unit grants made to our NEOs are subject to full, accelerated vesting of all unvested equity in the event of a change in control termination. As to performance-vesting restricted stock units, in the event of a change in control, all eligible unvested performance-vesting restricted stock units will vest based upon the highest price paid per share in the change in control transaction. For the purposes of calculating the amount set forth in the table above, the Company has assumed that the highest price paid per share in the change in control transaction was $661.55, the closing price of the Company’s Class A common stock on December 31, 2020.

Charter Communications        |    56    |        2021 Proxy Statement

Limitation of Directors’ Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

(1)	any breach of the director’s duty of loyalty to the corporation and its stockholders;

(2)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4)	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for us or our subsidiaries.

We have also entered into indemnification agreements that require us to indemnify each of our directors and executive officers to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of Charter or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Charter Communications        |    57    |        2021 Proxy Statement

Certain Beneficial Owners of Charter Class A Common Stock

The following table sets forth information as of February 26, 2021 regarding the beneficial ownership of Charter Class A common stock by:

•	each holder of more than 5% of outstanding shares Charter Class A common stock;

•	each Charter director and named executive officer; and

•	all Charter directors and executive officers as a group.

	Shares Beneficially Owned(1)
Name	Number	Percent of Class
5% Stockholders:
Liberty Broadband Corporation(2) 12300 Liberty Boulevard Englewood, CO 80112	59,465,776	27.62%
Advance/Newhouse Partnership(3) One World Trade Center, 44th Floor New York, NY 10007	27,163,116	12.62%
The Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	10,812,887	5.02%
Directors and Executive Officers:
W. Lance Conn(5)	4,908	*
Kim C. Goodman(6)	3,313	*
Craig A. Jacobson(7)	10,278	*
Gregory B. Maffei(8)	4,304	*
John D. Markley, Jr.(9)	14,343	*
David C. Merritt(10)	9,632	*
James E. Meyer(11)	1,333	*
Steven A. Miron(12)	5,569	*
Balan Nair(13)	4,948	*
Michael Newhouse(14)	2,549	*
Mauricio Ramos(15)	4,331	*
Thomas M. Rutledge(16)	1,668,532	*
Eric L. Zinterhofer(17)	18,063	*
John Bickham(18)	127,578	*
David G. Ellen(19)	169,747	*
Christopher L. Winfrey(20)	602,778	*
Rich DiGeronimo(21)	28,126	*
Richard R. Dykhouse(22)	123,296	*
Jonathan Hargis	8,542	*
Kevin Howard(23)	23,075	*
All executive officers and directors as a group (20 persons) (24)	2,835,245	1%

*	less than 1%

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting

Charter Communications        |    58    |        2021 Proxy Statement

thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Common stock subject to options that are currently exercisable or exercisable within 60 days of February 26, 2021 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 215,273,098 shares of Class A common stock outstanding as of February 26, 2021, including Charter Communications Holdings, LLC (“Charter Holdings”) common and preferred units on an as-if-converted basis. Each holder of Class A common stock is entitled to one vote per share. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 400 Atlantic Street, Stamford, CT 06901. Each share of Class A common stock is entitled to one vote.

(2)

Based on a Schedule 13D/A, dated December 18, 2020 and filed December 23, 2020 by Liberty Broadband. For information on Liberty Broadband’s designees to Charter’s board of directors and the Stockholders Agreement, see “Governance Impacts of TWC and Bright House Transactions” above and “Certain Relationships and Related Transactions” below. Of the shares reported in the Schedule 13D/A, Liberty Broadband reported that it had sole voting and dispositive power over 59,465,776 shares. The shared voting and dispositive power with Advance/Newhouse Partnership (“A/N”) has been adjusted to zero shares on an as-converted and as-exchanged basis pursuant to the terms of the proxy granted by A/N to Liberty Broadband as Liberty Broadband has 25.01% voting interest without any vote coming from the A/N proxy. John C. Malone, Chairman of the Board of Directors of Liberty Broadband and a director emeritus of Charter, may be deemed to have voting and dispositive control, pursuant to Rule 13d-3(a), over the shares of Charter owned by Liberty Broadband as a result of the positions he holds with Liberty Broadband as well as his control of approximately 49% of the voting power of Liberty Broadband, among other factors. Mr. Malone, however, disclaims beneficial ownership of any Charter shares owned by Liberty Broadband on the basis that he is not, individually, a party to any agreement, arrangement or understanding relating to the voting or disposition of any such shares. Decisions with respect to the voting or disposition of any Charter shares owned by Liberty Broadband are made by Liberty Broadband’s board of directors.

(3)

Based on a Schedule 13D/A, Amendment No. 6, dated February 26, 2021 and filed on March 2, 2021 by A/N, Newhouse Broadcasting Corporation (“NB”), Advance Publications, Inc. (“AP”), Newhouse Family Holdings, L.P. (“NF”) and Advance Long-Term Management Trust (“ALM”) and a Form 4 filed by A/N on February 8, 2021. For information on A/N’s designees to Charter’s board of directors and the Stockholders Agreement, see “Governance Impacts of TWC and Bright House Transactions” above and “Certain Relationships and Related Transactions” below. The 13D/A, Amendment No. 6, reports as follows: A/N, NB, AP, NF and ALM reported sole voting and dispositive power over all 27,163,116 of the reported shares. The 13D/A, Amendment No. 6, reported that the shares reported as beneficially owned represented 27,163,116 shares of Class A Common Stock (including Class B Common Units and Convertible Preferred Units on an as-converted, as-exchanged basis). The Form 4 reported that A/N sold 224,879 Class B Common Units to Charter on February 8, 2021.

(4)	Based on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2021.

(5)	Includes 356 shares of restricted stock that are not yet vested but eligible to be voted.

(6)	Includes 593 shares of restricted stock that are not yet vested but eligible to be voted.

(7)	Includes 593 shares of restricted stock that are not yet vested but eligible to be voted.

(8)

Mr. Maffei is the President and Chief Executive Officer of Liberty Broadband. Liberty Broadband beneficially owns 27.62% of the outstanding shares of Charter Class A common stock. Mr. Maffei expressly disclaims beneficial ownership of any shares owned by Liberty Broadband. Includes 593 shares of restricted stock for Mr. Maffei that are not yet vested but eligible to be voted.

(9)

Includes 12,836 shares held jointly with his spouse, 1,151 shares held by the John Markley Family Trust and 356 shares of restricted stock that are not yet vested but eligible to be voted. Mr. Markley’s shares are pledged as collateral security for a line of credit.

(10)	Includes 1,567 shares held by the Merritt Family Trust, 7,709 shares held in the David C. Merritt IRA and 356 shares of restricted stock that are not yet vested but eligible to be voted.

Charter Communications        |    59    |        2021 Proxy Statement

(11)	Includes 356 shares of restricted stock that are not yet vested but eligible to be voted.

(12)	Includes 4,976 shares held jointly with his spouse and 593 shares of restricted stock that are not yet vested but eligible to be voted.

(13)	Includes 593 shares of restricted stock that are not yet vested but eligible to be voted.

(14)	Includes 356 shares of restricted stock that are not yet vested but eligible to be voted.

(15)	Includes 356 shares of restricted stock that are not yet vested but eligible to be voted.

(16)	Includes 1,369,133 options that are vested and exercisable. Also includes (i) 90,167 shares held in 2019 GRAT UA; and (ii) 150,000 shares held in 2020 GRAT.

(17)	Includes 891 shares of restricted stock that are not yet vested but eligible to be voted.

(18)	Includes 96,448 options that are vested and exercisable.

(19)	Includes 164,370 options that are vested and exercisable.

(20)

Includes 426,625 options that are vested and exercisable. Also includes (i) 20,674 shares beneficially held by Mr. Winfrey and owned by Atalaya Management, LLC which is 100% owned by The Christopher Lawrence Winfrey Revocable Trust, a revocable trust pursuant to which Mr. Winfrey is the grantor and beneficiary with the power to revoke the trust (the “Winfrey Revocable Trust”); (ii) 37,107 shares held in the Winfrey Revocable Trust; (iii) 82,518 shares held in the Winfrey Dynasty Trust; (iii) 34,909 shares held in the Yeniley Lorenzo Winfrey Irrevocable Trust; and (iv) 945 shares held in the Yeniley Lorenzo Winfrey Revocable Trust. The 20,674 shares owned by Atalaya Management, LLC, the 37,107 shares held by the Winfrey Revocable Trust and the 945 shares held in the Yeniley Lorenzo Revocable Trust are pledged as security for an undrawn margin loan.

(21)	Includes 23,620 options that are vested and exercisable.

(22)	Includes 116,913 options that are vested and exercisable.

(23)	Includes 19,055 options that are vested and exercisable.

(24)

Includes options and restricted stock units that are exercisable or eligible to become vested within sixty (60) days of February 26, 2021, and the shares of Charter Class A common stock beneficially owned described in footnotes (5) through (23).

Charter Communications        |    60    |        2021 Proxy Statement

Certain Relationships and Related Transactions

We maintain written policies and procedures covering related party transactions. The Audit Committee reviews the material facts of related party transactions. Management has various procedures in place, e.g., our Code of Conduct, which requires annual certifications from employees that are designed to identify potential related party transactions. Management brings those to the Audit Committee for review as appropriate. Our Related Party Transaction Policy provides that a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) the Company is a participant; and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Party” is any person: (a) who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director; (b) who is a greater than 5 percent beneficial owner of the Company’s common stock; or (c) who is an immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Open market purchases or privately-negotiated transactions, excluding any distributions by the Company, involving any securities of the Company or its subsidiaries, are not deemed to be a “Related Party Transaction” under our Related Party Transaction Policy.

The following sets forth certain transactions in which we are involved and in which the directors, executive officers and affiliates of Charter have or may have a material interest. The indentures of our subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp., require delivery of fairness opinions for transactions with affiliates involving more than $100 million. Such fairness opinions have been obtained whenever required. Charter has determined that all of our transactions entered into with affiliates are in Charter’s best interest. Related Party Transactions are approved by the Audit Committee or another independent body of Charter’s board of directors.

On May 23, 2015, Charter entered into a Second Amended and Restated Stockholders Agreement with Liberty Broadband, A/N and the former Charter Communications, Inc. (the “Stockholders Agreement”). Under the terms of the Stockholders Agreement, the number of Charter’s directors is fixed at 13, and includes its chief executive officer. Two designees selected by A/N are members of the board of directors of Charter and three designees selected by Liberty Broadband are members of the board of directors of Charter. The remaining eight directors are not affiliated with either A/N or Liberty Broadband. Each of A/N and Liberty Broadband is entitled to nominate at least one director to each of the committees of Charter’s board of directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty Broadband, and provided that the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee each have at least a majority of directors independent from A/N, Liberty Broadband and Charter (referred to as the “unaffiliated directors”). Each of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee is currently comprised of three unaffiliated directors and one designee of each of A/N and Liberty Broadband. A/N and Liberty Broadband also have certain other committee designation and other governance rights. Mr. Rutledge is the Chairman of the board of Charter.

In connection with the closing of the Transactions, a number of agreements were entered into with Liberty Broadband and/or A/N, including the Charter Communications Holdings, LLC operating agreement, an exchange agreement, a registration rights agreement, a tax receivables agreement, an amendment agreement (that amended the Stockholders Agreement and the Liberty Broadband investment agreement) and a transition services agreement. These agreements were approved by the board of directors. Under the LLC agreement, during 2020 Charter paid $150 million to A/N as dividends on the 25 million convertible preferred units held by it that are entitled to a 6% annual dividend. Charter also paid approximately $2.3 million to A/N as tax distributions under the LLC agreement and $607,000 to A/N under the tax receivables agreement.

In December 2017, Charter and A/N entered into an amendment to the letter agreement dated December 23, 2016 that requires A/N to sell to Charter or to Charter Holdings, on a monthly basis, a number of shares of Charter Class A common stock or Charter Holdings common units that represents a pro rata participation by A/N and its affiliates in any repurchases of shares of Charter Class A common stock from persons other than A/N effected by Charter during the immediately preceding calendar month, at a purchase price equal to the average price paid by Charter for the shares repurchased from persons other than A/N during such immediately preceding calendar month. A/N and Charter both have the right to terminate or suspend the pro rata repurchase arrangement on a prospective basis. Pursuant to the tax receivables agreement between Charter and A/N, Charter must pay to A/N 50% of the tax benefit when realized by Charter from the step-up in tax basis resulting from any future exchange or sale of the preferred and common units.

Charter Communications        |    61    |        2021 Proxy Statement

In February 2021, Charter and Liberty Broadband entered into a letter agreement that requires Liberty Broadband to sell to Charter, on a monthly basis, a number of shares of Class A common stock representing an amount sufficient for Liberty Broadband’s ownership of Class A common stock to be reduced such that it does not exceed the ownership cap then applicable to Liberty Broadband under the Stockholders Agreement (the “LBB Cap”), at a purchase price equal to the average price paid by Charter for the shares repurchased from persons other than A/N during such immediately preceding calendar month. The letter agreement with Liberty Broadband terminates upon the earliest of (i) mutual written agreement of the parties, (ii) the termination of the Stockholders Agreement, or (iii) 12:01 a.m. following the first end date of a repurchase period occurring at least ten days after either party, in its sole discretion, delivers a written termination notice to the other party (provided, that, in the case of clause (iii), the rights and obligations of the parties under the letter agreement with Liberty Broadband survive with respect to a repurchase period ending prior to such termination). Upon the termination of the letter agreement with Liberty Broadband, the requirement of Liberty Broadband to sell shares of Class A Common Stock to Charter to the extent necessary so that Liberty Broadband’s ownership of Charter does not exceed the LBB Cap would revert to the terms of the Stockholders Agreement.

Dr. John Malone, a director emeritus of Charter and Chairman of the board of directors of Liberty Broadband and holder of 45.8% of voting interest in Liberty Broadband, also serves on the board of directors of Qurate Retail, Inc. (“Qurate”). As reported in Qurate’s SEC filings, Dr. Malone owns approximately 1.2 million shares of the Series A common stock and approximately 27.7 million shares of the Series B common stock of Qurate and has a 40.9% voting interest in Qurate for the election of directors. Qurate wholly owns HSN, Inc. (“HSN”) and QVC, Inc. (“QVC”). The Company has programming relationships with HSN and QVC. For the year ended December 31, 2020, the Company recorded revenue in aggregate of approximately $50.0 million from HSN and QVC as part of channel carriage fees and revenue sharing arrangements for home shopping sales made to customers in the Company’s footprint.

Dr. Malone and Mr. Steven Miron, a member of Charter’s board of directors, also serve on the board of directors of Discovery, Inc. (“Discovery”). As reported in Discovery’s SEC filings, Dr. Malone owns 1.2% of the series A common stock, 93.6% of the series B common stock and 3.6% of the series C common stock of Discovery and has a 27.9% voting interest in Discovery for the election of directors. As reported in Discovery’s SEC filings, Advance/Newhouse Programming Partnership (“A/N PP”), an affiliate of A/N and of which Mr. Miron is the CEO, owns 100% of the Series A-1 preferred stock of Discovery and 100% of the Series C-1 preferred stock of Discovery and has a 23.9% voting interest for matters other than the election of directors. A/N PP also has the right to appoint three directors out of a total of twelve directors to Discovery’s board. The Company purchases programming from Discovery. Based on publicly available information, the Company does not believe that Discovery would currently be considered a related party. The amount paid in the aggregate to Discovery represents less than 2% of total operating costs and expenses for the year ended December 31, 2020.

Liberty Broadband and A/N each have a number of subsidiary or affiliated companies with which Charter has customer or vendor relationships, some of which involved amounts in excess of $120,000 for 2020 or may involve amounts in excess of $120,000 for 2021. The following summarizes each of these relationships with Liberty Broadband and A/N subsidiaries and affiliates:

•	Advance Digital Inc., an A/N company, provides search engine marketing services to Charter. Charter paid approximately $9.5 million for these services in 2020.

•	Charter purchases advertising services from American City Business Journals, an A/N company. Charter paid approximately $160,000 for these services in 2020.

•

Live Nation Entertainment, Inc. (Mr. Maffei is the Chairman of the Board; and Dr. Malone has a 47.9% voting interest in Liberty Media, which owns 32.36% of the Live Nation equity) is a customer of Spectrum Enterprise and Spectrum Reach and purchased approximately $151,000 of services during 2020.

Balan Nair is the President and Chief Executive Officer of Liberty Latin America (“LLA”). In 2020, Charter entered into an agreement with LLA under which Charter would sell certain excess equipment of a type Charter no longer re-employs to LLA over a three-year period with aggregate proceeds of approximately $1.7 million.

Charter Communications        |    62    |        2021 Proxy Statement

Proposal No. 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

(Item 2 on Proxy Card)

The Audit Committee of the board of directors has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2021. Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or other applicable requirement. However, as a matter of corporate responsibility, the Audit Committee decided to solicit stockholder ratification of this appointment. Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm is not required for KPMG’s retention; however, if the appointment is not ratified, the Audit Committee may consider re-evaluating the appointment.

KPMG has been serving as the Company’s independent registered public accounting firm since 2002. The Company has been advised that no member of KPMG had any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Company has been advised that no other relationship exists between KPMG and the Company that impairs KPMG’s status as the independent registered public accounting firm with respect to the Company within the meaning of the Federal securities laws and the requirements of the Independence Standards Board.

Representatives of KPMG will be in attendance at the annual meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

Charter Communications        |    63    |        2021 Proxy Statement

Accounting Matters

Principal Accounting Firm

KPMG acted as the Company’s independent registered public accounting firm since 2002, and, subject to ratification by stockholders at the annual meeting, KPMG is expected to serve as the Company’s independent registered public accounting firm for 2021.

Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures requiring the pre-approval of non-audit services that may be provided by our independent registered public accounting firm. We have also complied and will continue to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services.

Audit Fees

During the years ended December 31, 2020 and 2019, we incurred fees and related expenses for professional services rendered by KPMG for the audits of Charter and its subsidiaries’ financial statements, for the review of Charter and its subsidiaries’ interim financial statements, registration statement filings and offering memoranda filings totaling approximately $9 million and $8 million, respectively.

Audit-Related Fees

No audit-related fees to KPMG were incurred during the year ended December 31, 2020 while approximately $0.2 million were incurred during the year ended December 31, 2019. These services were primarily related to diligence services.

Tax Fees

Charter incurred tax fees to KPMG of approximately $1 million and $2 million during the years ended December 31, 2020 and 2019, respectively.

All Other Fees

None.

The Audit Committee appoints, retains, compensates and oversees the independent registered public accounting firm (subject, if applicable, to board of director and/or stockholder ratification), and approves in advance all fees and terms for the audit engagement and non-audit engagements where non-audit services are not prohibited by Section 10A of the Securities Exchange Act of 1934, as amended with respect to independent registered public accounting firms. Pre-approvals of non-audit services are sometimes delegated to a single member of the Audit Committee. However, any pre-approvals made by the Audit Committee’s designee are presented at the Audit Committee’s next regularly scheduled meeting. The Audit Committee has an obligation to consult with management on these matters. The Audit Committee approved 100% of the KPMG fees for the years ended December 31, 2020 and 2019. The Audit Committee considered whether the provision of non-audit services was compatible with KPMG’s independence. Each year, including 2020, with respect to the proposed audit engagement, the Audit Committee reviews the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.

In its capacity as a committee of the board, the Audit Committee oversees the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent registered public accounting firm reports directly to the Audit Committee. In performing its functions, the Audit Committee undertakes those tasks and responsibilities that, in its judgment, most effectively contribute to and implement the purposes of the Audit Committee charter. For more detail of the Audit Committee’s authority and responsibilities, see the Company’s Audit Committee charter on the “Investor Relations” section of our website at ir.charter.com.

Charter Communications        |    64    |        2021 Proxy Statement

Report of the Audit Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we state otherwise.

The Audit Committee was established to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s annual financial statements. In 2020 Ms. Goodman and Messrs. Merritt and Markley served on the Audit Committee for the entire year. All members were determined by the board to be independent in accordance with the applicable corporate governance listing standards of the NASDAQ Global Select Market. The Company’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations.

The Audit Committee’s functions are detailed in a written amended and restated Audit Committee charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of our website at ir.charter.com. As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors. Company management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and board of directors determine. The Audit Committee held four meetings in 2020.

The Audit Committee has reviewed and discussed with management and the internal auditors the Company’s audited financial statements and effectiveness of internal controls for the year ended December 31, 2020. The Audit Committee has discussed the matters required to be discussed by Auditing Standard No. 1301, as amended (Communication with Audit Committees) with KPMG, the independent registered public accounting firm for the Company’s audited financial statements for the year ended December 31, 2020.

The Audit Committee has also received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of KPMG with that firm and has considered the compatibility of non-audit services with KPMG’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

The Audit Committee evaluated KPMG’s independence, performance, qualifications, tenure, partnership rotation and relationship management and based on that evaluation approved the appointment of KPMG as the Company’s independent registered public accounting firm for 2021.

DAVID C. MERRITT

KIM C. GOODMAN

JOHN D. MARKLEY, JR.

Charter Communications        |    65    |        2021 Proxy Statement

Proposal No. 3: Stockholder Proposal Regarding

Lobbying Activities

(Item 3 on Proxy Card)

This proposal was submitted by the Service Employees International Union Pension Plans Master Trust (“SEIU”), the beneficial owner of at least $2,000 worth of shares of our Class A common stock. The proposal from SEIU reads as follows:

“WHERAS: We believe in full disclosure of Charter’s and indirect lobbying activities and expenditures to assess whether Charter’s lobbying is consistent with its expressed goals and in stockholders’ best interests.

RESOLVED: the stockholders of Charter request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Charter used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Charter’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s decision-making process and the Board’s oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Charter is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Charter’s website.

Supporting Statement

Charter spent $58,985,000 from 2010 – 2019 on federal lobbying. This does not include state lobbying expenditures, where Charter also lobbies but disclosure is uneven or absent. For example, Charter had at least 310 lobbyists in 28 states in 2019 (followthemoney.org) and spent $1,595,285 on lobbying in New York for 2017 and 2018.

Charter serves on the board of NCTA – The Internet & Television Association, which spent $160,250,000 on lobbying from 2010 – 2019, and is a member of Broadband for America, which was behind a campaign that “misappropriated names and personal information as part of a bid to submit more than 1.5 million statements favorable to their cause” to the FCC on net neutrality.1 Charter does not disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying. And Charter does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as belonging to the American Legislative Exchange Council (ALEC).

We are concerned that Charter’s lack of lobbying disclosure creates reputational risks when its lobbying contradicts company public positions. For example, Charter states that it is committed to an open internet, yet NCTA lobbied against net neutrality.2 And Charter’s ALEC membership has drawn press scrutiny,3 and over 110 companies have publicly left ALEC.

We believe the reputational damage stemming from this misalignment harms long-term value creation by Charter, which has been named to several “America’s Most Hated Companies” lists.4 Therefore, we urge Charter to expand its lobbying disclosure.”

[1]	https://www.buzzfeednews.com/article/jsvine/net-neutrality-fcc-fake-comments-impersonation
[2]	https://readsludge.com/2018/06/11/today-net-neutrality-officially-dies/
[3]	https://www.prwatch.org/news/2018/11/13428/att-drops-alec-hosting-hate-speech

Charter Communications        |    66    |        2021 Proxy Statement

Statement Against Stockholder Proposal Regarding Lobbying Activities

Our Board believes that our Company’s participation in the political, legislative and regulatory processes at all levels of government enhances stockholder value. Our Company is committed to participating constructively in the political process to increase shareholder value and in full compliance with applicable rules and regulations. Our Company makes significant disclosures regarding lobbying and political contributions, and our Board believes that these current disclosures are appropriate and consistent with the objectives of transparency and accountability reflected in the proposal. Indeed, the proponent includes contribution data from our disclosures, demonstrating that significant information concerning our activities is already publicly available.

Our Company has extensive policies and procedures in place to ensure that all lobbying activities and political contributions conducted by the Company and our employees comply with all applicable laws, including robust internal controls and oversight. Applicable laws and regulations include the prohibition under federal law barring corporations from making direct or indirect contributions to candidates or political parties at the federal level. Similarly, we make political contributions only in states where such contributions are permitted. Contributions are intended to support political issues and candidates consistent with our policy objectives. Charter publicly discloses all U.S. federal lobbying costs and the issues to which our lobbying efforts relate on a quarterly basis. Charter also makes such disclosures at the state or local level consistent with applicable lobbying laws.

Our Board believes that the information currently made available strikes the appropriate balance between transparency and excessive burden and cost, and that additional disclosures with respect to lobbying activities would not provide useful information to stockholders. The implementation of the proposal’s additional requirements would result in the unproductive consumption of valuable time and corporate resources without materially enhancing existing disclosures. Additional detailed disclosures regarding our participation or contribution to any tax-exempt industry organization or trade associations may further encourage issue activists, some motivated by special or short-term interests, to pressure us to alter our political participation in a manner that could adversely affect stockholder interests, or require us to disclose proprietary information, putting us at a competitive disadvantage. For these reasons, additional disclosures regarding contributions to such organizations and associations would not provide useful information to stockholders.

Our Board also opposes the proposal because many aspects of it are vague or unworkable and may create confusion. The definition of lobbying, and the expenditures that would be considered lobbying-related, vary across jurisdictions and could include employee salaries, office rent and employee travel expenses. As a result, the disclosures regarding lobbying-related expenditures required by the proposal may be inconsistent and confusing, as a particular expenditure may be considered lobbying-related in one jurisdiction but not in another.

In light of our existing policies and disclosures with respect to lobbying activities, our Board believes that producing a report beyond what has been published on our website and required in our public filings would impose a significant burden on the Company, but provide minimal additional information of value to Charter’s stockholders. As a result, our Board believes that adopting the proposal is unnecessary and is not in the best interests of our Company or our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Charter Communications        |    67    |        2021 Proxy Statement

Proposal No. 4: Stockholder Proposal Regarding

Chairman of the Board and CEO Roles

(Item 4 on Proxy Card)

This proposal was submitted by the New York State Common Retirement Fund, the beneficial owner of at least $2,000 worth of shares of our Class A common stock. The proposal reads as follows:

“RESOLVED: Shareholders of Charter Communications, Inc. (Charter), urge the Board of Directors (Board) to take the steps necessary to adopt a policy to require that the Chairman of the Board shall be an independent member of the Board. This policy would be phased in for the next CEO transition.

If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This policy should be implemented so as not to violate any contractual obligations, with amendments to Charter’s governing documents as needed.

Supporting Statement

Charter’s Board Chairman has served as Chairman and CEO since 2016. Previously, he served as Charter’s President from February 2012 to July 2016, and as a director since February 2012.

A board, led by its chair, is responsible for protecting shareholders’ interests by providing oversight of management in directing the corporation’s affairs. This oversight function can be diminished when the chair is not an independent director, weakening a company’s governance structure. While Charter has appointed a lead independent director, the lead director’s duties are not robust and do not include duties like approval of Board meeting schedules and agendas, or approval of information sent to the Board.

Shareholders have serious concerns regarding the Board’s persistent issues such as:

•

Several directors serve on an excessive number of boards. When combined with other executive duties, this may preclude certain directors from dedicating the time necessary to fulfill the responsibilities;

•	The designation of directors via related-party transactions and the subsequent limited voting rights could hinder the interests of outside shareholders;

•	Over recent years, several directors have received lower-than-usual shareholder support, indicating dissatisfaction with director performance;

•	Women directors represent only 8% of the board’s directors (1 out of 13);

•	Shareholders do not have the right to call special meetings and the board has failed to adopt proxy access;

•

While Charter published its first Corporate Responsibility Report in 2020, it has failed to comprehensively demonstrate that it manages ESG-related risks and performance, including metrics to measure performance;

•	Concerns with labor management practices, including an unresolved three-year strike with a bargaining unit, can affect the company’s image among its employees, customers, and regulators; and,

•	Recent public disputes with federal, state, and local regulators may lead to increased regulatory, financial, and reputational risks.

In our view, the chair should be an independent director who has not previously served as an executive of Charter. By separating the roles of chair and CEO, Charter would join a majority of S&P 500 companies that have definitively split the two roles, enhancing oversight and accountability of management to shareholders, and provide independent leadership in addressing governance weaknesses.”

Charter Communications        |    68    |        2021 Proxy Statement

Statement Against Stockholder Proposal Regarding Chairman of the Board and CEO Roles

Our Board of Directors values the flexibility of selecting the structure of leadership best suited to meet the needs of the Company and its stockholders. The Board, which consists of directors with diverse experience, backgrounds, perspectives and extensive knowledge about the Company and our industry is best positioned to evaluate its optimal leadership structure. Given the dynamic and competitive environment in which we operate, the Board believes that the right leadership structure may vary as circumstances warrant. The Board recommends a vote against this proposal because it believes it is in the best interests of our stockholders for the Board to have the flexibility to determine the best person to serve as the Chairman of the Board, whether that person is a non-management director or the CEO.

Every year, the Nominating and Corporate Governance Committee reviews and makes a recommendation on the appropriate governance framework for Board leadership. The Committee takes into consideration governance best practices and the facts and circumstances of our Board. Upon the closing of the Transactions in 2016, the Company determined that Board leadership is best provided through the combination of a unified Chairman and CEO, a clearly defined and significant lead independent director role, active and strong committee chairs, and independent-minded, skilled, engaged, diverse and committed directors. The Board believes that its current structure and governance allows it to provide effective challenge and oversight of management.

We have a Lead Independent Director with significant responsibilities that are described in detail in this proxy statement. Mr. Zinterhofer’s skills, experience, commitment and the time he devotes to serve his role all make him well qualified to serve as our Lead Independent Director. The Chairman and CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Lead Independent Director consults with the Chairman and CEO and presides over meetings of the Board when the Chairman and CEO is not present as well as providing leadership for the non-A/N and non-Liberty Broadband directors.

Furthermore, our non-management directors meet regularly in executive sessions that are chaired by our Lead Independent Director with no member of management present. Non-management directors use these executive sessions to discuss various matters regarding the Company and the Board, as well as evaluations of the CEO and senior management, management and Board successions, matters to be included on Board agendas, and additional information the Board would like management to provide to them.

The Board exercises a strong, independent oversight function, which is further enhanced by the fact that our chairs and all members of the Board committees are independent directors. These chairs shape the agenda and information presented to their committees. Oversight of critical issues within these committees is owned by the independent directors. All directors have full access to all members of management and all employees on a confidential basis.

We believe that our current Board structure is in the best interest of our stockholders and that the Board should maintain the flexibility to select the optimal structure of leadership best suited to meet the needs of Charter and its stockholders at any given time, including after our current Chairman and CEO no longer serves as CEO. In addition, given Charter’s robust governance practices, including our strong Lead Independent Director, the Board believes that adoption of an Independent Chair Policy is unnecessarily rigid and not in the best interest of the Company or its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Charter Communications        |    69    |        2021 Proxy Statement

Proposal No. 5: Stockholder Proposal Regarding

Diversity and Inclusion Efforts

(Item 5 on Proxy Card)

This proposal was submitted by Handlery Hotels Inc, John B & Linda C Mason Comm Prop (S) and Samajak LP, the beneficial owners of at least $2,000 worth of shares of our Class A common stock. The proposal reads as follows:

“RESOLVED: Shareholders request that Charter Communications, Inc. (“Spectrum”), publish annually a report assessing the Company’s diversity and inclusion efforts, at reasonable expense and excluding proprietary information. At a minimum the report should include:

•	The process that the Board follows for assessing the effectiveness of its diversity, equity and inclusion programs,

•	The Board’s assessment of program effectiveness, as reflected in any goals, metrics, and trends related to its promotion, recruitment and retention of protected classes of employees.

Supporting Statement

Investors seek quantitative, comparable data to understand the effectiveness of the company’s diversity, equity, and inclusion programs.

Whereas: Numerous studies have pointed to the corporate benefits of a diverse workforce. These include:

•	Companies with the strongest racial and ethnic diversity are 35 percent more likely to have financial returns above their industry medians.

•	Companies in the top quartile for gender diversity are 21 percent more likely to outperform on profitability and 27 percent more likely to have superior value creation.[1]

•

A 2019 study of the S&P 500 by the Wall Street Journal found that the 20 most diverse companies had an average annual five year stock return that was 5.8 percent higher than the 20 least-diverse companies.[2]

Despite such benefits, significant barriers exist for diverse employees advancing within their careers. Women enter the workforce in almost equal numbers as men (48 percent). However, they only comprise 22 percent of the executive suite. Similarly, people of color comprise 33 percent of entry level positions, but only 13 percent of the c-suite.3

Spectrum states on its website: “To compete in today’s marketplace, we must attract, recruit, select, develop and retain the best talent from among the broadest range of people, backgrounds, and perspectives. Spectrum continues to build an inclusive workplace and a corporate culture that drafts on the strength of our diversity.”4

However, Spectrum has not released meaningful information that allows investors to determine the effectiveness of its human capital management as it relates to workplace diversity. Stakeholders may become concerned that Spectrum’s statements are corporate puffery, language described by the United States Federal Trade Commission as marketing exaggerations intended to “puff up” companies or products and not able to be relied upon by consumers and investors. Investors have reason to be wary, as Spectrum faces allegations of homophobia and ageism as well as sexual and racial discrimination.

Investor desire for information on this issue is significant. As of October, 2020, $1.9 trillion in represented assets released an Investor Statement on the importance of increased corporate transparency on workplace equity data. It stated:

It is essential that investors have access to the most up-to-date and accurate information related to diverse workplace policies, practices, and outcomes.5”

[1]

McKinsey & Company, “Delivering through Diversity”, January 2018 https://www.mckinsey.com/~/media/mckinsey/business%20functions/organization/our%20insights/delivering%20through%20diversity/delivering-through-diversity_full-report.ashx

[2]	Holger, Dieter, “The business case for more diversity” Wall Street Journal, October 26, 2019 https://www.wsj.com/articles/the0business-case-for-more-diversity-11572091200
[3]	McKinsey & Company, “Women in the Workplace 2018”, https:/womenintheworkplace.com/
[4]	https://jobs.spectrum.com/diversity-and-inclusion
[5]	https://www.asyousow.org/our-work/gender-workplace-equity-disclosure-statement

Charter Communications        |    70    |        2021 Proxy Statement

Statement Against Stockholder Proposal Regarding Diversity and Inclusion Efforts

The Company is committed to diversity and inclusion in every aspect of our business. As we strive to deliver high-quality products and services that exceed our customers’ expectations, we embrace the unique perspectives and experiences of our employees, partners and the communities we serve. The Company’s commitment to diversity and inclusion and our efforts to support this commitment are described in our 2019 Corporate Responsibility Report and on our website at corporate.charter.com/diversity-inclusion. Website content regarding diversity & inclusion is updated periodically throughout each year. With this information, we believe that we have substantially addressed the concerns put forward by the proponent, and oppose the proposal to prepare a separate annual report on our diversity & inclusion initiatives and progress.

Our diversity and inclusion efforts are guided by our Executive Steering Committee for Diversity and Inclusion, External Diversity & Inclusion Council (EDIC) and Diversity & Inclusion team, with strong support from the executive leadership of the Company. Our Chairman and CEO leads our Executive Steering Committee, comprising all of the Company’s most senior leaders. The group regularly reviews progress against our diversity and inclusion strategy to ensure that both diversity and inclusion remain integral across our business. Our EDIC comprises national civic and business leaders who help us understand the critical needs of the diverse communities we serve and how to implement our programs in the most impactful way. Led by Charter’s Chief Diversity Officer, the Diversity & Inclusion team works across the organization to incorporate diversity and inclusion into everything that we do. Our Chairman and CEO also regularly meets with our EDIC.

We are proud of our workforce that reflects the full range of diversity and abilities in the markets we serve, and are actively working to promote diversity at every level of our organization. We foster an inclusive environment where employees feel respected, engaged, and able to reach their full potential. This also helps us meet the unique needs of our customers. We are striving to enhance diversity at every level of our organization, including among our senior leaders. Ultimately, our vision is to leverage the full diversity of our employees and partners as we continue to make a meaningful difference for our customers, company, and communities.

We partner with a number of industry organizations to recruit and develop diverse talent. For example, the Company sponsors employee memberships in Women in Cable Telecommunications (WICT) and National Association for Multi-Ethnicity in Communications (NAMIC) — both provide a range of skill-building and networking opportunities that facilitate career advancement. We also invest in the Emma Bowen Foundation, which facilitates internships for talented students of color at leading media companies like ours, as well as T. Howard Foundation, whose mission is to increase diversity in the media industry. In 2020, the Company also launched a new initiative, Spectrum Scholars, a two-year educational and mentorship program for underrepresented students with financial need. Each student will receive a $20,000 scholarship, a Charter professional mentor and the opportunity to explore an internship with the company.

This commitment to diversity means building and maintaining an inclusive environment where everyone feels valued. Our employees represent a wide range of perspectives and experience, and success on our commitment is measured by how well we integrate each individual’s unique self-understanding into our business, workforce, and relationships with our clients and employees. In 2019, we launched five Business Resource Groups (BRGs) focused on disability, LGBTQ, multicultural, veterans and women. These voluntary groups connect employees with shared characteristics, life experiences, and interests, and enable them to engage in activities that advance our culture of inclusion and contribute to business success. BRGs empower our team members to grow and succeed by providing networking, mentorship and skill-building opportunities. We also launched Charter Inclusion Talks, an internal speaker series built around cultural heritage and identity dates. The Talks, which are held across our footprint, raise awareness of the many identities and heritages that contribute to the Company’s success.

The Company is also in the process of developing a report describing material environmental, social and governance (“ESG”) risks and opportunities. As part of this process, the Company’s Chairman and CEO has committed the Company to adopt performance targets related to ESG matters. Charter’s ESG report will be built around Charter’s ESG framework, which will be described in the report and which includes our focus on our highly-skilled workforce. Within that element of our ESG framework, enabling a diverse and inclusive culture will be reported upon as a key element. The Company expects to issue the report before the date of the 2021 annual meeting.

These efforts evidence that the Company’s commitment to diversity and inclusion is vital to our continued success, our unique culture and our purpose of serving every client with passion and integrity. In light of our existing policies and disclosures with respect to diversity and inclusion, our Board does not believe that preparing a separate report describing the Board’s process for assessing the effectiveness of our diversity and inclusion efforts as well as the Board’s assessment of those efforts is warranted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Charter Communications        |    71    |        2021 Proxy Statement

Proposal No. 6: Stockholder Proposal Regarding

Disclosure of Greenhouse Gas Emissions

(Item 6 on Proxy Card)

This proposal was submitted by The Children’s Investment Master Fund, the beneficial owner of at least $2,000 worth of shares of our Class A common stock. The proposal reads as follows:

Proposal

RESOLVED, that shareholders of Charter Communications, Inc. (“Charter” or the “Company”) request that the Board of Directors of Charter disclose at each annual meeting of shareholders, beginning with the next annual meeting of shareholders, a report disclosing the Company’s greenhouse gas emission levels (the “Emissions”) in a manner consistent with the Task Force on Climate-related Financial Disclosure recommendations as well as any strategy that the Company may have adopted or will adopt to reduce the Emissions in the future, including any Emissions’ progress made year over year (the “Reduction Plan”), and provide shareholders with the opportunity, at each such annual meeting, to express non-binding advisory approval or disapproval of the Reduction Plan.”

Supporting Statement

As governments take steps to limit greenhouse gas emissions and mandate reporting in line with the Task Force on Climate-related Financial Disclosure; disclosing reduction targets, detailing strategies for embedding climate change throughout their business models and services and providing progress therein to shareholders, is an important means of assuring shareholders that management is taking seriously the physical and transition risks associated with climate change.

Charter Communications        |    72    |        2021 Proxy Statement

Statement Against Stockholder Proposal Regarding Disclosure of Greenhouse Gas Emissions

The Company strives to operate its business in an efficient manner and reduce its greenhouse gas emissions. The Company takes seriously its role in helping maintain a healthy environment throughout its footprint. We are committed to environmental sustainability, and we strive to reduce our impact on the environment by reducing carbon emissions in our business over time. We do not believe that adoption of the proponent’s proposal is an effective use of time and resources regarding reducing greenhouse gas emissions.

The Company’s efforts to support environmental sustainability include the following:

•

ESG Reporting and Greenhouse Gas Emissions Goal. The Company is in the process of developing a report describing material environmental, social and governance (“ESG”) risks and opportunities. As part of this process, the Company’s Chairman and CEO has committed the Company to adopt performance targets related to ESG matters. Although the specific greenhouse gas emissions target and the context of the target are still being developed, the Company expects to issue the report before the date of the 2021 annual meeting. The Company also expects to respond to the CDP (formerly the Carbon Disclosure Project) questionnaire for a private score in 2021, the Company’s first year of participation in CDP.

•

Facilities-based Sustainability Efforts. The Company has built a new headquarters in Stamford, Connecticut. Currently in the final construction phase, the two-building, approximately 800,000-square-foot campus will satisfy the requirements for LEED Silver certification and the site itself will achieve LEED ND Gold status. The Company continues to operate many LEED Certified Buildings, to emphasize energy efficiency of its facilities and the use of efficient energy sources.

•

Fleet Management-based Sustainability Efforts. With over 30,000 vehicles operated to serve customers and maintain our network, we are focusing on increasing the efficiency of our fleet, while increasing the ease and frequency of servicing our customers at the same time as reducing the need to dispatch vehicles. Although the use of fossil fuels in our vehicles is not material to the Company, we view our efforts to reduce the use of vehicles as having a benefit to the environment and helping create efficiency within our business.

•

Set-Top Box & Small Network Equipment Voluntary Agreements. The Company is a signee of the Set-Top Box and the Small Network Equipment Voluntary Agreements signed by the cable industry and equipment manufacturers, which include specific commitments and performance obligations for reducing energy consumption, reducing energy costs and CO2 emissions of set top boxes, modems, and routers. In August 2019, The Internet & Television Association announced that consumers had saved $5 billion, and more than 28.6 million metric tons of carbon dioxide (CO2) emissions had been avoided as a result of the voluntary set-top box energy conservation commitments of Pay-TV providers and manufacturers, according to a report issued by independent auditor D+R International.

•

Product Life Management. We actively manage the process of determining the proper next steps for equipment, including customer premise equipment, IT, batteries, network operations, critical infrastructure, and mobile equipment. The decision is typically made to reuse this equipment within the organization, resell marketable equipment, or to responsibly recycle non-marketable equipment.

The Company and the Board understand both the importance of operating in an environmentally responsible manner, and its positive impact on the Company’s operations, employees and the communities we serve. The Board does not believe that adopting this proposal, including holding an annual stockholder vote regarding the Company’s greenhouse gas emissions, is an effective use of time and resources. The Board believes that the interests of stockholders are better served through the ESG reporting the Company has undertaken and the Company’s current environmental initiatives and approach, with objectives tailored for the Company’s multiple businesses and locations and the Company’s ESG report, which we expect will be published before the stockholder meeting and include a greenhouse gas emissions target. As a result, our Board believes that adopting the proposal is unnecessary and is not in the best interests of our Company or our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Charter Communications        |    73    |        2021 Proxy Statement

Proposal No. 7: Stockholder Proposal Regarding

EEO-1 Reports

(Item 7 on Proxy Card)

This proposal was submitted by Calvert Research and Management, the beneficial owner of at least $2,000 worth of shares of our Class A common stock. The proposal reads as follows:

Proposal

WHEREAS:

Charter Communications is required to furnish an EEO-1 report – a comprehensive breakdown of its workforce by race and gender across 10 employment categories – to the United States Equal Employment Opportunity Council annually.

As intangible assets increasingly drive corporate value creation, investors seek a better understanding of human capital management strategy and performance. A lack of consistent disclosure of human capital practices makes it difficult for investors to evaluate corporate performance.

Detailed workforce diversity data is one critical component of transparency regarding human capital management. Diverse and inclusive teams are associated with greater employee engagement, increased attraction and retention of talent, and a sense of purpose in the workforce.

Disclosure of the EEO-1 report would enable the company to provide a more complete picture of its workforce without additional burdens on the company to collect data. Such disclosure would provide a platform for the company to describe the connection between human capital management and corporate strategy and facilitate informed engagement with investors.

Information about the effectiveness of a company’s diversity investments must be complete, comparable and consistent. Investors need annual disclosure of granular demographic data to know whether investments in diversity have paid off through changes in the numbers of people by race and gender at different levels of the company.

Annual EEO-1 disclosure enables an evaluation of company strengths and opportunities for improvement and performance trends, and facilitates comparison across firms.

Yet, Charter Communications does not provide this fundamental information to shareholders. Charter Communications describes a commitment to diversity and notes internal initiatives. However, the company does not disclose any demographic diversity data and such information is necessary to understand the company’s progress.

RESOLVED: Shareholders request that the Board of Directors adopt a policy requiring Charter Communications to disclose on its website the annual Consolidated EEO-1 Report. The company shall disclose its EEO-1 Report no later than 60 days after the date of its submission to the EEOC.

Supporting Statement

The global coronavirus pandemic and police brutality against African-Americans have heightened public concern about racial equity. Rising expectations of employees and other stakeholders that companies will make a meaningful commitment to racial equity in the workplace have strengthened the longstanding case for prioritizing diversity in the workplace. In particular, companies that signal their commitment to racial diversity through workforce transparency may be better positioned to attract and retain talent.

Underscoring the link between diversity and inclusion and human capital management, research from The Conference Board’s DNA of Engagement initiative argues synergy between employee engagement and inclusion is a key component of overall employee productivity and Deloitte highlights diversity as an important element in building and sustaining a strong sense of corporate purpose.12

A May 2020 report from McKinsey Diversity Wins: How Inclusion Matters found “that companies in the top quartile for gender diversity on executive teams were 25 percent more likely to have above-average profitability than companies in the fourth quartile.”

[1]	https://conference-board.org/research/dna-of-engagement/executive-summary-how-organizations-can-alignengagement-inclusion
[2]	https://corpgov.law.harvard.edu/2020/09/16/the-workforce-takes-center-stage-the-boards-evolving-role/

Charter Communications        |    74    |        2021 Proxy Statement

Statement Against Stockholder Proposal Regarding EEO-1 Reports

The Company is committed to diversity and inclusion in every aspect of our business. Given our focus on diversity and inclusion, the adoption of the proposal to disclose our EEO-1 reports would not provide meaningful additional information of value to our stockholders, and so we oppose the proposal.

As we strive to deliver high-quality products and services that exceed our customers’ expectations, we embrace the unique perspectives and experiences of our employees and partners and the communities we serve. The Company’s commitment to diversity and inclusion and our efforts to support this commitment are described in our 2019 Corporate Responsibility Report and on our website at corporate.charter.com/diversity-inclusion. With this information, we believe that we have substantially addressed the concerns put forward by the proponent.

Our diversity and inclusion efforts are guided by our Executive Steering Committee for Diversity and Inclusion, External Diversity & Inclusion Council (EDIC) and Diversity & Inclusion team, with strong support from the executive leadership of the Company. Our Chairman and CEO leads our Executive Steering Committee, comprising all of the Company’s most senior leaders. The group regularly reviews progress against our diversity and inclusion strategy to ensure that both diversity and inclusion remain integral across our business. Our EDIC comprises national civic and business leaders who help us understand the critical needs of the diverse communities we serve and how to implement our programs in the most impactful way. Led by Charter’s Chief Diversity Officer, the Diversity & Inclusion team works across the organization to incorporate diversity and inclusion into everything that we do. Our Chairman and CEO also regularly meets with our EDIC.

We are proud of our workforce that reflects the full range of diversity and abilities in the markets we serve, and are actively working to promote diversity at every level of our organization. We foster an inclusive environment where employees feel respected, engaged, and able to reach their full potential. This also helps us meet the unique needs of our customers. We are striving to enhance diversity at every level of our organization, including among our senior leaders. Ultimately, our vision is to leverage the full diversity of our employees and partners as we continue to make a meaningful difference for our customers, company, and communities.

We partner with a number of industry organizations to recruit and develop diverse talent. For example, the Company sponsors employee memberships in Women in Cable Telecommunications (WICT) and National Association for Multi-Ethnicity in Communications (NAMIC) — both provide a range of skill-building and networking opportunities that facilitate career advancement. We also invest in the Emma Bowen Foundation, which facilitates internships for talented students of color at leading media companies like ours, as well as T. Howard Foundation, whose mission is to increase diversity in the media industry. In 2020, the Company also launched a new initiative, Spectrum Scholars, a two-year educational and mentorship program for underrepresented students with financial need. Each student will receive a $20,000 scholarship, a Charter professional mentor and the opportunity to explore an internship with the company.

This commitment to diversity means building and maintaining an inclusive environment where everyone feels valued. Our employees represent a wide range of perspectives and experience, and success on our commitment is measured by how well we integrate each individual’s unique self-understanding into our business, workforce, and relationships with our clients and employees. In 2019, we launched five Business Resource Groups (BRGs) focused on disability, LGBTQ, multicultural, veterans and women. These voluntary groups connect employees with shared characteristics, life experiences, and interests, and enable them to engage in activities that advance our culture of inclusion and contribute to business success. BRGs empower our team members to grow and succeed by providing networking, mentorship and skill-building opportunities. We also launched Charter Inclusion Talks, an internal speaker series built around cultural heritage and identity dates. The Talks, which are held across our footprint, raise awareness of the many identities and heritages that contribute to the Company’s success.

EEO-1 data is limited by a government form that categorizes our U.S. workforce into certain generic and EEOC-mandated job categories that fail to account for company or industry-specific roles. It is a backward-looking snapshot of limited categories, has little bearing on our business or the customers that we serve, and is not an accurate measure of progress toward our goal of developing an inclusive environment. The data is captured confidentially and voluntarily, based on each individual’s interpretation of the form’s limited categories. It omits many elements of diversity that are valuable to us and our workplace, including disability, age, sexual orientation, and military status, among others. As a result, the EEO-1 data is not reflective of the Company’s diversity and could be misconstrued in ways that could encumber our efforts to achieve greater diversity and inclusion.

Charter Communications        |    75    |        2021 Proxy Statement

The Company is also in the process of developing a report describing material environmental, social and governance (“ESG”) risks and opportunities. As part of this process, the Company’s Chairman and CEO has committed the Company to adopt performance targets related to ESG matters. Charter’s ESG report will be built around Charter’s ESG framework, which will be described in the report and which includes our focus on our highly-skilled workforce. Within that element of our ESG framework, enabling a diverse and inclusive culture will be reported upon as a key element. The Company expects to issue the report before the date of the 2021 annual meeting.

These efforts evidence that the Company’s commitment to diversity and inclusion is vital to our continued success, our unique culture and our purpose of serving every client with passion and integrity. In light of our existing policies and disclosures with respect to diversity and inclusion, our Board does not believe that disclosing our EEO-1 reports would not provide meaningful additional information of value to our stockholders. As a result, our Board believes that adopting the proposal is unnecessary and is not in the best interests of our Company or our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Charter Communications        |    76    |        2021 Proxy Statement

CEO Pay Ratio

Charter’s CEO to Median Employee pay ratio for 2020 was calculated pursuant to Item 402(u) of Regulation S-K, comparing total annual compensation for the CEO to that of the Median Employee. In 2020, a new Median Employee was identified for purposes of calculating our CEO Pay Ratio, as the prior analysis from which the Median Employee had been selected was conducted in 2017, and the regulations require that a Median Employee be identified once every three years. The Median Employee for 2020 was identified using the same methodology as in prior years and based on an analysis of the median 2020 W-2 Box 1 income among the 96,100 full and part-time U.S. employees, other than the CEO, who were actively employed by Charter as of December 31, 2020 (Charter has no employees outside of the U.S.). No adjustments were applied to W-2 Box 1 income for purposes of determining the Median Employee, such as for employees who were employed for only part of the year or on unpaid leave of absence at some point during the year. Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). Our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.

For 2020, the Median Employee had total annual compensation of $56,568, calculated using the same methodology as applied for the CEO in the Summary Compensation Table. Full-time Charter employees in the U.S., including the Median Employee, are also eligible to participate in Company-sponsored retirement and health and welfare benefits programs and receive complimentary cable services, which provide significant additional value but are not included in the measure of total annual compensation used to calculate the pay ratio.

The ratio of the CEO’s total annual compensation to that of the Median Employee was as follows:

CEO Total Annual Compensation	$38,846,705
Median Employee Total Annual Compensation	$56,568
Ratio of CEO to Median Employee Total Annual Compensation	686.7

Code of Ethics

We have adopted a Financial Code of Ethics within the meaning of federal securities regulations for our employees, including all executive officers and directors. We also established a hotline and website for reporting alleged violations of the Financial Code of Ethics, established procedures for processing complaints and implemented educational programs to inform our employees regarding the Financial Code of Ethics. A copy of our Financial Code of Ethics is available on the “Investor Relations” section of our website at ir.charter.com.

Charter Communications        |    77    |        2021 Proxy Statement

Stockholder Proposals for 2022 Annual Meeting

To be included in the proxy statement for the 2022 annual meeting, a stockholder proposal must be delivered to the Corporate Secretary at the Company’s executive offices no later than November 18, 2021. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement.

If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement or to make a nomination of a person for election to the board of directors, the stockholder must follow procedures outlined in the Company’s Bylaws. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2022 annual meeting, such a notice must be delivered to the Company’s Corporate Secretary at the Company’s executive offices no earlier than January 1, 2022 and no later than January 26, 2022. However, in the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this annual meeting, such stockholder proposals would have to be received by the Company not earlier than 120 days prior to the next annual meeting date and not later than 90 days prior to the next annual meeting date.

Such notice must include: (1) for a nomination for director, all information relating to such person that is required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefore, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary. A copy of the amended and restated Bylaws was filed as an exhibit to the Company’s Current Report on Form 8-K filed on May 19, 2016, together with the amendment filed as an exhibit to the Company’s Current Report on Form 8-K filed on July 30, 2018, and is available at the SEC Internet site (http://www.sec.gov).

Other Matters

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

Our Annual Report on Form 10-K for the year ended December 31, 2020 is available without charge by accessing the “Investor Relations” section of our website at ir.charter.com. You also may obtain a copy of the Form 10-K, without exhibits, at no charge by writing to the Company at 400 Atlantic Street, Stamford, CT 06901, Attention: Investor Relations.

In addition, certain financial and other related information, which is required to be furnished to our stockholders, is provided to stockholders concurrently with this Proxy Statement in our 2020 Annual Report. The SEC has enacted a rule that allows the Company to deliver only one copy of our Proxy Statement and 2020 Annual Report to multiple security holders sharing an address if they so consent. This is known as “householding.” The Householding Election, which appears on your proxy card, provides you with a means for you to notify us whether you consent to participate in householding. By marking “Yes” in the block provided, you will consent to participate in householding and by marking “no” you will withhold your consent to participate. If you do nothing, you will be deemed to have given your consent to participate in householding. Your consent to householding will be perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions (“Broadridge”), either by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling (800) 542-1061. We will remove you from the householding program, following which you will promptly receive an individual copy of our Annual Report and this Proxy Statement. Even if your household receives only one Annual Report and one Proxy Statement, a separate proxy card will be provided for each stockholder. If you vote using the proxy card, please sign and return it in the enclosed postage-paid envelope. If you vote by Internet or telephone, there is no need to mail the proxy card.

Charter Communications        |    78    |        2021 Proxy Statement

CHARTER COMMUNICATIONS, INC. 400 ATLANTIC STREET STAMFORD, CT 06901

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 26, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 23, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CHTR2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 26, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 23, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D38634-P50449-Z79225	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — —  — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CHARTER COMMUNICATIONS, INC.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. W. Lance Conn	☐	☐	☐	The Board of Directors recommends you vote FOR proposal 2:		For	Against	Abstain
	1b. Kim C. Goodman 1c. Craig A. Jacobson	☐ ☐	☐ ☐	☐ ☐	2.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2021.	☐	☐	☐
	1d. Gregory B. Maffei	☐	☐	☐	The Board of Directors recommends you vote AGAINST proposals 3, 4, 5, 6 and 7:
	1e. John D. Markley, Jr.	☐	☐	☐	3.	Stockholder proposal regarding lobbying activities.	☐	☐	☐
	1f. David C. Merritt	☐	☐	☐	4.	Stockholder proposal regarding Chairman of the Board and CEO roles.	☐	☐	☐
	1g. James E. Meyer	☐	☐	☐	5.	Stockholder proposal regarding diversity and inclusion efforts.	☐	☐	☐
	1h. Steven A. Miron	☐	☐	☐	6.	Stockholder proposal regarding disclosure of greenhouse gas emissions.	☐	☐	☐
	1i. Balan Nair	☐	☐	☐	7.	Stockholder proposal regarding EEO-1 reports.	☐	☐	☐
	1j. Michael A. Newhouse	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof in accordance with Charter’s bylaws.
	1k. Mauricio Ramos	☐	☐	☐
	1l. Thomas M. Rutledge	☐	☐	☐
	1m. Eric L. Zinterhofer	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — —  — — — — — — —

D38635-P50449-Z79225

CHARTER COMMUNICATIONS, INC.

Annual Meeting of Stockholders

April 27, 2021 10:30 AM Eastern Daylight Time

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Thomas M. Rutledge, Richard R. Dykhouse and Thomas E. Proost or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 AM, Eastern Daylight Time on April 27, 2021, via virtual meeting at www.virtualshareholdermeeting.com/CHTR2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

CHARTER COMMUNICATIONS, INC. 400 ATLANTIC STREET STAMFORD, CT 06901

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 26, 2021 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CHTR2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 26, 2021 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D38636-P50449-Z79225	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — —  — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CHARTER COMMUNICATIONS, INC.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. W. Lance Conn	☐	☐	☐	The Board of Directors recommends you vote FOR proposal 2:		For	Against	Abstain
	1b. Kim C. Goodman 1c. Craig A. Jacobson	☐ ☐	☐ ☐	☐ ☐	2.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2021.	☐	☐	☐
	1d. Gregory B. Maffei	☐	☐	☐	The Board of Directors recommends you vote AGAINST proposals 3, 4, 5, 6 and 7:
	1e. John D. Markley, Jr.	☐	☐	☐	3.	Stockholder proposal regarding lobbying activities.	☐	☐	☐
	1f. David C. Merritt	☐	☐	☐	4.	Stockholder proposal regarding Chairman of the Board and CEO roles.	☐	☐	☐
	1g. James E. Meyer	☐	☐	☐	5.	Stockholder proposal regarding diversity and inclusion efforts.	☐	☐	☐
	1h. Steven A. Miron	☐	☐	☐	6.	Stockholder proposal regarding disclosure of greenhouse gas emissions.	☐	☐	☐
	1i. Balan Nair	☐	☐	☐	7.	Stockholder proposal regarding EEO-1 reports.	☐	☐	☐
	1j. Michael A. Newhouse	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof in accordance with Charter’s bylaws.
	1k. Mauricio Ramos	☐	☐	☐
	1l. Thomas M. Rutledge	☐	☐	☐
	1m. Eric L. Zinterhofer	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — —  — — — — — — —

D38637-P50449-Z79225

CHARTER COMMUNICATIONS, INC.

Annual Meeting of Stockholders

April 27, 2021 10:30 AM Eastern Daylight Time

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Thomas M. Rutledge, Richard R. Dykhouse and Thomas E. Proost or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class B common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 AM, Eastern Daylight Time on April 27, 2021, via virtual meeting at www.virtualshareholdermeeting.com/CHTR2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side